As filed with the Securities and Exchange Commission on January 21, 2014

Registration No. 333-192737

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1/A
(Amendment No. 2)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Spherix Incorporated
(Exact name of registrant as specified in its charter)

Delaware	8734	52-0849320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Anthony Hayes
Chief Executive Officer
Spherix Incorporated
7927 Jones Branch Drive, Suite 3125
Tysons Corner, VA 22102
(703) 992-9260
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tara Guarneri-Ferrara Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, NY 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	James E. Baker, Jr. Baxter, Baker, Sidle, Conn & Jones, P.A. 120 E. Baltimore Street, Suite 2100 Baltimore, MD 21202 Telephone: (410) 385-8122 Facsimile: (410) 230-3801

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (do not check if smaller reporting company)	Smaller reporting company [X]

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, $0.0001 par value per share	1,066,485 shares	$8.63	(2)	$9,203,766	(2)	$1,185
Common stock, $0.0001 par value per share (3)	1,236,130 shares	$8.63	(2)	10,667,802	(2)	1,374
Total	2,302,615 shares					2,559	*

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices reported on the NASDAQ Stock Market on December 5, 2013.

(3)
Represents shares of common stock underlying the Company’s Series Convertible Preferred Stock which will be exchanged for shares of Series D-1 Convertible Preferred Stock on a one for one basis, at which time this will represent shares of Common Stock underlying the Company’s Series D-1 Convertible Preferred Stock.

*	Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 21, 2014

PROSPECTUS

SPHERIX INCORPORATED

2,302,615 Shares of Common Stock

 This prospectus relates to the disposition from time to time of up to 2,302,615 shares of our common stock, including 1,236,130 shares of common stock issuable upon conversion of outstanding shares of Series D-1 Convertible Preferred Stock. Each share of Series D-1 Convertible Preferred Stock is convertible into ten shares of common stock, which are held by the selling stockholders named in this prospectus. One selling stockholder acquired the common stock from us in connection with our acquisition of a patent portfolio from the selling stockholder on July 24, 2013 and the balance of the selling stockholders acquired shares of Series D-1 Convertible Preferred Stock in connection with the exchange of shares of Series D Convertible Preferred Stock held by them. The shares of Series D Convertible Preferred Stock held by such stockholders were originally issued to them in connection with our acquisition of North South Holdings, Inc. (“North South”) in exchange for securities of North South held by them. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

    The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 44. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

 Our common stock is traded on The NASDAQ Capital Market under the symbol “SPEX.” On January 17, 2014 , the last reported sale price of our common stock was $8.23 per share.

    An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 3 of this prospectus for more information on these risks.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2014.

-i-

PROSPECTUS SUMMARY
Overview

Spherix Incorporated (“we” or the “Company”) is an intellectual property company that owns patented and unpatented intellectual property.  We were formed in 1967 as a scientific research company and for much of our history pursued drug development including through Phase III clinical studies which were largely discontinued in 2012.  Through our acquisitions of approximately 108 patents and patent applications from Rockstar Consortium US, LP (“Rockstar”) and acquisition of several hundred patents issued to Harris Corporation as a result of our acquisition of North South, we have expanded our activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Our activities generally include the acquisition and development of patents through internal or external research and development.  In addition, we seek to acquire existing rights to intellectual property through the acquisition of already issued patents and pending patent applications, both in the United States and abroad.  We may alone, or in conjunction with others, develop products and processes associated with our intellectual property and license our intellectual property to others seeking to develop products or processes or whose products or processes infringe our intellectual property rights through legal processes.  Using our patented technologies, we employ strategies seeking to permit us to derive value from licensing, commercialization, settlement and litigation from our patents.  We will continue to seek to obtain patents from inventors and patent owners to monetize patent portfolios.

On April 2, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with our wholly-owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”), North South and the stockholders of North South.  On August 30, 2013, we entered into an amendment to the Merger Agreement to amend, among other things, the terms of the merger consideration.  On September 10, 2013, we consummated the merger and North South merged into Nuta, with Nuta continuing as the surviving corporation and owner of North South’s intellectual property. In accordance with the terms of the Merger Agreement, we issued 1,203,153 shares of our common stock and 1,379,685 shares of our Series D Convertible Preferred Stock, each of which is convertible into ten (10) shares of common stock, to the former stockholders of North South.

Through our acquisition of North South, we acquired a patent portfolio consisting of 222 U.S. patents in the fields of wireless communications, satellite, solar and radio frequency, as well as 2 U.S. patents in pharmaceutical technology. Prior to the Merger, North South acquired and developed patents through internal and/or external research and development and acquired issued U.S. and foreign patents and pending patent applications. We license our patents to companies seeking to develop products and processes that embodied our patented invention or to companies whose products and processes infringed our intellectual property. Prior to our acquisition of North South, North South commenced monetization and commercialization efforts by filing patent infringement litigation against T-Mobile USA on geo-location technology owned by North South, as well as two lawsuits on pharmaceutical distribution, the rights to which we acquired upon consummation of the Merger.

On July 24, 2013, we closed on the acquisition of a group of patents in the mobile communication sector from Rockstar in which we paid to Rockstar certain consideration, including 176,991 shares of common stock, which are being registered pursuant to this prospectus.

We commenced an exchange with holders of our outstanding shares of Series D Convertible Preferred Stock pursuant to which such holders could exchange shares of Series D Preferred Stock for shares of Series D-1 Convertible Preferred Stock on a one-for-one basis. An aggregate of 889,494 shares of common stock issued to the former stockholders of North South and 1,236,130 shares of common stock underlying 123,613 shares of Series D-1 Convertible Preferred Stock issued to our Series D Convertible Preferred Stockholders, are being registered pursuant to this prospectus. The rights of the Series D-1 Convertible Preferred Stock are substantially identical to the rights of the Series D Convertible Preferred Stock except for certain modifications relating to conversion limitations.

On December 31, 2013, through our wholly owned subsidiary, Spherix Portfolio Acquisition II, Inc. (“SPA II, Inc.”) we entered into our second agreement to acquire certain patents from Rockstar.  We acquired a suite of 101 patents  and patent applications pursuant to a Patent Purchase Agreement in several technology families, including data, optical and voice technology.  The patents provide us with rights to develop and commercialize products as well as enforcement rights for past, present and future infringement.

We issued $60 million of our securities to Rockstar at an issuance price of $8.35 per share of common stock (or 100% of the closing bid price on the date prior to issuance) for the patents, to wit: (i) 199,990 shares of common stock, (ii) 459,043 shares of Series H Convertible Preferred Stock, par value $0.0001 per share (the “Series H Preferred Stock”) and (iii) 119,760 shares of Series I Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series I Preferred Stock”).  Additionally, Rockstar is entitled to a participation in future recoveries under the patents acquired after we receive 100% return on the value of the issued securities (i.e., $120 million).  The foregoing securities issued to Rockstar are subject to a lock-up agreement.  See “Description of Capital Stock ” for a description of the rights of our Series H Preferred Stock and Series I Preferred Stock.

                    We were incorporated in Delaware in 1967.  Our principal executive office is located at 7927 Jones Branch Drive, Suite 3125, Tysons Corner, VA, 22102. Our telephone number is (703) 992-9260 and our website address is www.spherix.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus of this prospectus.

As used in this prospectus, unless otherwise specified, references to the “Company,” “we,” “our” and “us” refer to Spherix Incorporated and, unless otherwise specified, its direct and indirect subsidiaries.

The Offering

Common Stock Offered by the Selling Stockholders:
Up to 2,302,615 shares of common stock, including 1,236,130 shares of common stock issuable upon conversion of outstanding shares of Series D-1 Convertible Preferred Stock, each of which is convertible into ten shares of common stock.

Common Stock Outstanding before this Offering:	3,769,885

Common Stock Outstanding after this Offering (Assuming conversion of all shares of Series D-1 Convertible Preferred Stock being offered):	5,006,015

Use of Proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

NASDAQ Symbol	SPEX

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

RISK FACTORS

             You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We have expanded the focus of our business to commercializing, developing and monetizing intellectual property, including through licensing and enforcement. We may not be able to successfully monetize the patents which we acquire and thus may fail to realize all of the anticipated benefits of such acquisition.

There is no assurance that we will be able to successfully commercialize, acquire, develop or monetize the patent portfolios that we acquired from North South and Rockstar. The acquisition of the patents could fail to produce anticipated benefits, or could have other adverse effects that we do not currently foresee. Failure to successfully monetize these patent assets may have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of the patent portfolios is subject to a number of risks, including, but not limited to the following:

•
There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets. During that time lag, material costs are likely to be incurred that would have a negative effect on our results of operations, cash flows and financial position; and

•
The integration of a patent portfolio will be a time consuming and expensive process that may disrupt our operations. If our integration efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisition.

       Therefore, there is no assurance that the monetization of the patent portfolios we acquire will generate enough revenue to recoup our investment.

Our operating history makes it difficult to evaluate our current business and future prospects.

We have, prior to engaging in the patent monetization sector, been involved in businesses primarily involving research and development in furtherance of drug and pharmaceutical products and processes, including nutritional supplements and related services.  Prior to the acquisition of our patent assets, our business consisted entirely of our biotechnology research and development unit. We have no operating history in executing our additional new business which includes, among other things, creating, commercializing, prosecuting, licensing, litigating or otherwise monetizing patent assets. Our lack of operating history in this sector makes it difficult to evaluate our additional new business model and future prospects.

We will be initially reliant exclusively on the patent assets we acquired from North South and Rockstar. If we are unable to commercialize, license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business will fail.

We have recently acquired a patent portfolio from Rockstar and North South that we plan to commercialize, license or monetize. If our efforts to generate revenue from such assets fail, we will have incurred significant losses and may be unable to acquire additional assets. If this occurs, our business will likely fail.

In connection with our new line of business, we may commence legal proceedings against certain companies, and we expect such litigation to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To license or otherwise monetize our patent assets, which may constitute a significant focus of our activities, we may be required to commence legal proceedings against certain companies, pursuant to which we may allege that such companies infringe on one or more of our patents. Our viability could be highly dependent on the outcome of this litigation, and there is a risk that we may be unable to achieve the results we desire from such litigation, which failure would harm our business to a great degree. In addition, the defendants in this litigation are likely to be much larger than us and have substantially more resources than we do, which could make our litigation efforts more difficult.

We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which we are involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude our ability to derive licensing revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

We may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Part of our additional new business may include the internal development of new inventions or intellectual property that we will seek to monetize. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that our initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of our investments in time and resources in such activities.

In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and we would heavily rely upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

•	patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;
•	we may be subject to interference proceedings;
•	we may be subject to opposition proceedings in the U.S. or foreign countries;
•	any patents that are issued to us may not provide meaningful protection;
•	we may not be able to develop additional proprietary technologies that are patentable;
•	other companies may challenge patents issued to us;
•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;
•	other companies may design around technologies we have developed; and
•	enforcement of our patents would be complex, uncertain and very expensive.

            We cannot be certain that patents will be issued as a result of any future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may license or otherwise monetize, our rights will depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss our business.

 Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm our new line of business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect our new business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect our ability to assert our patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act recently became effective. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

On February 27, 2013, US Representatives DeFazio and Chaffetz introduced HR845.  In general, the bill known as the SHIELD Act (“Saving High-tech Innovators from Egregious Legal Disputes”), seeks to assess legal fee liability to plaintiffs in patent infringement actions for defendants costs.  In the event that the bill becomes law, the potential obligation to pay the legal fees of defendants in patent disputes could have a material adverse effect on our business or financial condition.

On June 4, 2013, the Obama Administration issued executive actions and legislative recommendations. The legislative measures recommended by the Obama Administration include requiring patentees and patent applicants to disclose the “Real Party-in-Interest”, giving district courts more discretion to award attorney’s fees to the prevailing party, requiring public filing of demand letters such that they are accessible to the public, and protecting consumers against liability for a product being used off-the shelf and solely for its intended use.

The executive actions includes ordering the USPTO to make rules to require the disclosure of the Real Party-in-Interest by requiring patent applicants and owners to regularly update ownership information when they are involved in proceedings before the USPTO (e.g. specifying the “ultimate parent entity”) and requiring the USPTO to train its examiners to better scrutinize functional claims to prevent allowing overly broad claims.

On December 5, 2013, the United States House of Representatives passed a patent reform titled the “Innovation Act” by a vote of 325-91. However, the Senate is still considering the bill. Representative Bob Goodlatte, with bipartisan support, introduced the Innovation Act on October 23, 2013. The Innovation Act, as passed by the House, has a number of major changes. Some of the changes include a heightened pleading requirement for the filing of patent infringement claims. It requires a particularized statement with detailed specificity regarding how each asserted claim term corresponds to the functionality of each accused instrumentality. The Innovation Act, as passed by the House, also includes fee-shifting provisions which provide that, unless the non-prevailing party of a patent infringement litigation positions were objectively reasonable, such non-prevailing party would have to pay the attorneys fees of the prevailing party.

The Innovation Act also calls for discovery to be limited until after claim construction. The patent infringement plaintiff must also disclose anyone with a financial interest in either the asserted patent or the patentee and must disclose the ultimate parent entity. When a manufacturer and its customers are sued at the same time, the suit against the customer would be stayed as long as the customer agrees to be bound by the results of the case.

It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which we conduct our business and negatively impact our business, prospects, financial condition and results of operations.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to our business plan, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct confirmatory due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets. In those cases, we may be required to spend significant resources to defend our interest in the patent assets and, if we are not successful, our acquisition may be invalid, in which case we could lose part or all of our investment in the assets.

We may also identify patent or other intellectual property assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results and, if we incur losses, the value of our securities will decline.

In addition, we may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than we have. In addition, any failure to satisfy our debt repayment obligations may result in adverse consequences to our operating results.

Any failure to maintain or protect our patent assets or other intellectual property rights could significantly impair our return on investment from such assets and harm our brand, our business and our operating results.

Our ability to operate our new line of business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of our acquired patent assets and other intellectual property. To protect our proprietary rights, we will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain our assets will have any measure of success.

Following the acquisition of patent assets, we will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. We may acquire patent assets, including patent applications, which require us to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our other activities.

               Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•	our applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;
•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages when compared to potentially infringing other properties;
•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or
•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

 Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results.

 Our business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on our assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to our business plan, and our failure to do so could cause material harm to our business.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

 Our ability to compete depends in part upon the strength of our proprietary rights that we will own as a result of acquisitions in our technologies, brands and content. We intend to rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect our intellectual property and proprietary rights. The efforts we take to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our products may be reduced, which could negatively impact our new business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

Our financial resources are limited and we will need to raise additional capital in the future to continue our business.

 Our future capital requirements will depend on many factors.  We cannot ensure that additional funding will be available or, if it is available, that it can be obtained on terms and conditions we will deem acceptable.  Any additional funding derived from the sale of equity securities is likely to result in significant dilution to our existing stockholders.  These matters involve risks and uncertainties that may prevent us from raising additional capital or may cause the terms upon which we raise additional capital, if additional capital is available, to be less favorable to us than would otherwise be the case.  If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we will be forced to cease our activities and dissolve the Company.  In such an event, we will need to satisfy various severances, lease termination and other dissolution-related obligations.

We have sustained losses in the past and we may sustain losses in the foreseeable future.

    We have incurred losses from operations in prior years, including 2012.  Our loss from continuing operations for the year ended December 31, 2012 was $2.9 million and out net loss was $3.9 million and for the year ended December 31, 2012.  The Company’s accumulated deficit was $35.3 million at December 31, 2012.  Our loss from continuing operations for the nine month period ended September 30, 2013 was $9.3 million and the Company’s accumulated deficit was $49.1 million at September 30, 2013.  We may not return to profitable operations.

We face evolving regulation of corporate governance and public disclosure that may result in additional expenses and continuing uncertainty.

 Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, SEC regulations and NASDAQ Stock Market LLC rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of these costs. For example, compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act has to date required the commitment of significant resources to document and test the adequacy of our internal control over financial reporting. Our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that, as of December 31, 2012, our internal control over financial reporting was not effective, as a result of the reclassification from equity to liability of warrants issued between November 2009 and February 2012. Similarly, we concluded that our internal control over financial reporting was not effective as of September 30, 2013, due to the Company’s lack of segregation of duties, and difficulty in applying complex accounting principles, including fair value of derivatives, options and warrants as well as stock based compensation accounting. We can provide no assurance as to conclusions of management with respect to the effectiveness of our internal control over financial reporting in the future. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest the resources necessary to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, due to ambiguities related to practice or otherwise, regulatory authorities may initiate legal proceedings against us, which could be costly and time-consuming, and our reputation and business may be harmed.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We will also rely on trade secrets and contract law to protect some of our proprietary technology. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks Related to Ownership of Our Common Stock.

The price of our common stock has been highly volatile due to several factors that will continue to affect the price of our stock.

Our common stock has traded as low as $4.07 and as high as $218.00 between January 1, 2011 and December 31, 2013 (on a split-adjusted basis). Some of the factors leading to this volatility include:

•	relatively small amounts of our stock trading on any given day;
•	fluctuations in our operating results;
•	announcements of technological innovations or new products that we or our competitors make;
•	developments with respect to patents or proprietary rights; and
•	recent economic downturn and market instability.

Our common stock may be delisted from The NASDAQ Capital Market if we fail to comply with continued listing standards.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “SPEX.”  If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock could be delisted from The NASDAQ Capital Market.  These continued listing standards include specifically enumerated criteria, such as:

•	a $1.00 minimum closing bid price;
•	stockholders’ equity of $2.5 million;
•	500,000 shares of publicly-held common stock with a market value of at least $1 million;
•	300 round-lot stockholders; and
•	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

On April 20, 2012, we received a deficiency notice from NASDAQ regarding the bid price of our common stock. Following a 1 for 20 reverse stock split, on October 8, 2012, NASDAQ provided confirmation to us that we have regained compliance with Marketplace Rule 5550(a)(2) since the closing bid price of its common stock had traded at $1.00 per share or greater for at least ten (10) consecutive business days. This is the second time we employed a reversed stock split to avoid NASDAQ delisting.

On September 25, 2012, we received written notification from NASDAQ advising us that the minimum number of publicly held shares of our common stock had fallen below the minimum 500,000 shares required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Rule 5550(a)(4). As a result of our November 2012 private placement transaction, we have been advised by NASDAQ that we have regained compliance with this requirement.

On December 31, 2012, our total stockholders’ equity was $854,000, and was below the $2.5 million listing standard required by NASDAQ. In March 2013, we exchanged with certain investors the warrants issued in November 2012 for Series C Preferred Stock, effectively increasing total stockholders’ equity in the aggregate by approximately $2.7 million.

If we are delisted then our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board securities market, and then only if one or more registered broker-dealer makers comply with quotation requirements.  In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

We could fail in future financing efforts or be delisted from NASDAQ if we fail to receive stockholder approval when needed.

We are required under the NASDAQ rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ.  Funding of our operations in the future may require issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance.  If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our shares of common stock are thinly traded and, as a result, stockholders may be unable to sell at or near ask prices, or at all, if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has been “thinly-traded” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

Dividends on our common stock are not likely.

 We do not anticipate paying cash dividends on our common stock in the foreseeable future.  Investors must look solely to appreciation in the market price of the shares of our common stock to obtain a return on their investment.

Because of the Rights Agreement and “Anti-Takeover” provisions in our Certificate of Incorporation and Bylaws, a third party may be discouraged from making a takeover offer that could be beneficial to our stockholders.

 Effective as of January 24, 2013, we adopted a new shareholder rights plan. The effect of this rights plan and of certain provisions of our Certificate of Incorporation, By-Laws, and the anti-takeover provisions of the Delaware General Corporation Law, could delay or prevent a third party from acquiring us or replacing members of our Board of Directors, even if the acquisition or the replacements would be beneficial to our stockholders. These factors could also reduce the price that certain investors might be willing to pay for shares of the common stock and result in the market price being lower than it would be without these provisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 3 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby would be received by the selling stockholders. We will not receive any of the proceeds from any such sale of the common stock offered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of January 21, 2014 , the number of stockholders of record of the Company’s common stock was approximately 704 which does not include stockholders whose shares are held in street or nominee names.  The Company’s common stock is traded on The NASDAQ Capital Market under the symbol SPEX.  No dividends were paid in 2013, 2012 or 2011.

The following table sets forth the high and low closing prices for our common stock, as reported by the NASDAQ Capital Market, for the periods indicated (all adjusted for the September 2012 reverse stock split).

Period	High	Low
2013
First Quarter	$14.99	$5.51
Second Quarter	$11.05	$4.07
Third Quarter	$27.86	$4.54
Fourth Quarter	$13.70	$6.52

2012
First Quarter	$35.40	$15.60
Second Quarter	$22.40	$10.00
Third Quarter	$11.98	$7.22
Fourth Quarter	$11.76	$5.85

2011
First Quarter	$218.00	$70.00
Second Quarter	$117.20	$45.60
Third Quarter	$69.60	$24.60
Fourth Quarter	$68.40	$22.60

On January 17, 2014 , the closing price of our common stock, as reported by the NASDAQ Capital Market, was $8.23. As of January 21, 2014 , we had approximately 704 holders of record of our common stock, excluding stockholders whose shares are held in street or nominee names.  We believe that the number of beneficial owners is substantially greater than the number of record holders because a large portion of our common stock is held of record through brokerage firms in “street name.”

Reverse Stock Splits

In September 2012 and in May 2011, the Company effected reverse stock splits of its common stock in response to NASDAQ deficiency notices concerning the bid price of the Company’s common stock.

On September 21, 2012, the Company effected a reverse stock split of the Company’s outstanding common stock at an exchange ratio of 1-for-20.  As a result of the reverse stock split, every 20 shares of the Company’s issued and outstanding common stock were combined into one share of common stock.  No fractional shares of common stock were issued as a result of the reverse stock split.  Instead, fractional shares that would otherwise result from the reverse stock split were purchased by the Company based on the closing price of the stock on September 21, 2012.

On May 6, 2011, the Company effected a one-for-ten reverse split of its common stock.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company’s stockholders at the annual meeting of stockholders held on November 17, 2009.  The reverse stock split reduced the number of outstanding shares of common stock from 25,624,872 shares to 2,562,488 shares.

Following both reverse stock splits, the Company’s common stock price increased and the Company regained compliance with the NASDAQ minimum bid price rule.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,012,163	(1)	$7.13	797,250	(2)

1.	Consists of options to acquire 6,663 shares of our common stock under the 2012 Equity Incentive Plan and 2,005,000 under the 2013 Equity Incentive Plan.
2.	Consists of shares of common stock available for future issuance under our equity incentive plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis of our results of operations and financial condition should be read in conjunction with (i) our unaudited interim condensed consolidated financial statements and related notes for the three and nine months ended September 30, 2013 and 2012 (ii) audited financial statements for the fiscal years ended December 31, 2012 and 2011 and the notes thereto and (iii) the section entitled “Business”, included elsewhere in this prospectus. Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Overview

We are an intellectual property company that owns patented and unpatented intellectual property.

Through our acquisition of seven patents from Rockstar and acquisition of patents issued to Harris Corporation and CompuFill LLC in connection with our acquisition of North South, we have expanded our activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Using our patented technologies we employ strategies seeking to permit us to derive value from licensing, commercialization, settlement and litigation from our patents.  We intend to continue to seek to obtain patents from inventors and patent owners to monetize patent portfolios.

Results of Operations

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012

During the three months ended September 30, 2013, we incurred a loss from operations of $9,316,768, an increase of $8,683,123 or 1,370%, as compared to $633,645 for the same period in 2012 and net loss from continuing operations of $9,279,983, an increase of $8,705,581 or 1,516%, as compared to $574,402 for the same period in 2012 as a result of stock based compensation expenses (increase of $7,393,855) as a result of the options issued under the 2013 plan, increased professional fees and acquisition related costs incurred in connection with the acquisition of North South (increase of $479,933) as well as an increase in the fair value of the warrant liability and amortization expenses related to the patents acquired by the Company.

During the three months ended September 30, 2013, we generated $1,837 of revenue from certain licensing and product sales. In the three months ended September 30, 2012, we generated $16,710 in revenue.

During the three months ended September 30, 2013, we incurred $9,318,605 in operating expenses. These costs relate to the amortization of the patents as well as research and development costs, stock based compensation expenses, professional fees and other selling, general and administrative expenses including acquisition costs related to the acquisition of North South. The increase in operating expenses of $8,668,250 from 2012 or 1,333%  for the same period in 2012 when we had $650,355 in operating expenses consists of increases in research and development costs, professional fees and other selling, general and administrative expenses.

During the three months ended September 30, 2013, we recorded interest income of $202 and had a fair value adjustment of $36,583 on the warrant liability, compared to $830 and $58,413 for the same period in 2012. Fair value adjustments for warrant liabilities is the result of the change in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The change from the beginning of the year was the result of an increase in the Company’s stock price during the three months ended September 30, 2013.  The decrease in the Company’s stock price led to the result in the same three month period ended September 30, 2012.

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

During the nine months ended September 30, 2013, we incurred a loss from operations of $11,173,934, an increase of $8,807,454 or 372%, as compared to $2,366,480 for the same period in 2012 and net loss from continuing operations of $13,783,660, an increase of $12,160,559 or 749%, as compared to $1,623,101 for the same period in 2012 a result of stock based compensation expenses (increase of $7,362,135), increased professional fees incurred in connection with the acquisition of North South (increase of $680,638) and the result of the fair value adjustments on the warrants due to price fluctuations of our common stock.

During the nine months ended September 30, 2013, we generated $7,811 of revenue from certain licensing and product sales. In the nine months ended September 30, 2012, we generated $16,710 in revenue.

During the nine months ended September 30, 2013, we incurred $11,181,745 in operating expenses. These costs relate to the amortization of the patents as well as research and development costs, stock based compensation expenses, professional fees and other selling, general and administrative expenses including acquisition costs related to the merger with North South. The increase in operating expenses of $8,798,555 from 2012 or 369%  for the same period in 2012 when we had $2,383,190 in operating expenses consists of increases in research and development costs, professional fees and other selling, general and administrative expenses.

During the nine months ended September 30, 2013, we recorded interest income of $739 and had a fair value adjustment of ($2,610,465) on the warrant liability, compared to $2,774 and $740,605 for the same period in 2012. Fair value adjustments for warrant liabilities is the result of the change in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The change from the beginning of the year was the result of an increase in the Company’s stock price during the nine months ended September 30, 2013.  The decrease in the Company’s stock price led to the opposite result in the same nine month period ended September 30, 2012.

Fiscal Year Ended December 31, 2012 Compared to Fiscal Year Ended December 31, 2011

Revenue

      Revenue in 2012 is primarily related to royalty fees from an oil detection agreement.  No substantial revenue is expected from the Biospherics segment until the Company is successful in selling or licensing its technology.

Research and Development

Research and development (“R&D”) expenditures relate solely to the Biospherics segment and consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, and other expenses related to our efforts to develop SPX106T for use in lowering triglyceride and cholesterol levels.  We expense our research and development costs as they are incurred.  The Company does not intend to incur any material R&D costs for its Biospherics unit in 2013 or thereafter and currently is seeking buyers to acquire the Biospherics inventory and business in whole or in part or to joint venture or license such business.  The Company believes it is unlikely that a buyer may be identified and as a result may liquidate or dispose of its inventory of Tagatose for which material storage fees are being incurred.  The Company may be required to incur costs for disposal and cessation of this segment.

The decrease in R & D costs in 2012 of $919,000 from 2011 reflects the completion of SPX106T preclinical studies.  No further studies are presently planned.

Selling, General and Administrative

Our selling, general and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, professional fees and other corporate expenses, including facilities-related expenses.  S,G&A expenses were consistent between years.  Severance/retention expense for the continuing staff is being recognized evenly over the required performance period from the date of each agreement, with $40,000 recognized in 2012 and the remaining$475,000 to be recognized during the first half of 2013.  No severance expenses were incurred in 2011.

Other Income from Change in Fair Value of Warrants

Other Income from change in fair value of warrants is the result of decreases in the carrying amount of the warrant liability caused by changes in the fair value as determined using a Black-Scholes option valuation method.  The difference between the other income from change in fair value of warrants realized in 2011 compared to 2012 is the result of a more pronounced change in the Company’s stock price for the year ending 2011.

Loss on Issuance of Warrants

The loss on issuance of warrants reflects the difference in the fair market value of the warrants as determined using a Black-Scholes option valuation method and the proceeds received.  The proceeds received from Warrants issued with other instruments (such as common stock or preferred stock) are determined based upon the fair value of liability classified warrants with the residual allocated to the other instruments.  The increase between years is directly related to the change in the Company’s stock price between years.

Interest Income

                Interest income in 2012 and 2011 was primarily derived from interest earned on the net proceeds of our equity offerings.

Other Income

In October 2010, the Company was awarded two one-time grants from the U.S. Government under the Patient Protection and Affordable Care Act.  The awards were for the Company’s diabetes and triglyceride research.  As a result, in 2011 the Company recognized $51,000 in other income and a related tax expense of $14,000.  No grants were recognized in 2012.

Gain on Settlement of Obligations

              On January 14, 2011, Biospherics Incorporated, a wholly-owned subsidiary of the Company, filed a Complaint For Injunction Relief And Damages in The United States District Court For The District Of Maryland against Inalco S.p.A. (the “Complaint”).  The Complaint alleged that Inalco had breached the 2009 Manufacturing Support and Supply Agreement as Inalco (i) refused to supply D-tagatose previously paid for by Biospherics, (ii) refused to provide a promised bank guarantee, and (iii) shut-down its D-tagatose production facilities.  On March 16, 2011, both parties signed a settlement agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose, which has been received by Spherix, and both parties have agreed to release each other from any other obligations under the previous agreement.  As a result, the Company recognized a gain of $600,000 in March 2011 on the release from its purchase obligation.

              In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.  The Company’s estimated liability to the Levins at December 31, 2010, and prior to the above agreement was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized the $245,000 difference as a gain on settlement of obligations in January 2011.

Income Tax Expense

   The 2011 income tax expense was directly related to the above mentioned U.S. government grants in the Other Income discussion.  No tax expense was incurred in 2012.

Discontinued Operations

              The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale noted above.  The Spherix Consulting segment generated nearly all of the Company’s revenue and provided technical support for the Company’s Biospherics segment.

	2012	2011
Revenue	$728,312	$820,925

Direct cost and operating expense	(417,428)	(388,065)
Selling, general and administrative expense	(1,279,875)	(816,389)
Loss from discontinued operations before taxes	$(968,991)	$(383,529)

Sales Backlog

                None.

Liquidity and Capital Resources

    The Company continues to incur ongoing administrative and other expenses, including public company expenses, in excess of corresponding revenue.

    The Company intends to finance its activities through:

    ●     managing current cash and cash equivalents on hand from our past equity offerings;
    ●     seeking additional funds raised through the sale of additional securities in the future; and
    ●     increasing revenue from the monetization of its patent portfolios, license fees, and new business ventures.

    The Company’s business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The working capital was $1.1 million, $4.0 million and $4.6 million at September 30, 2013,  December 31, 2012, and December 31, 2011, respectively, and cash on hand was $2.5 million, $4.5 million and $4.9 million, respectively. Upon closing of the Merger on September 10, 2013, the North South cash balance (approximately $2.7 million) became available for the operations of the Company.  Management believes that this cash on hand will be sufficient to sustain operations for the next twelve months, including payment of severances aggregating $475,000 which have been paid in the first half of 2013.

    The Company used the proceeds from the sale of the $500,000 promissory note to North South to fund certain expenses incurred in connection with the North South Merger.

    On July 24, 2013, the Company purchased a group of patents in the mobile communication sector from Rockstar for $4.0 million consisting of $2.0 million cash paid at closing and an additional $1.0 million to be paid on or prior to the one-year anniversary of the first complaint to be filed under the purchased patents and 176,991 shares of common stock issued at market price ($5.65 per share).  On January 3, 2014, the Company pre-paid the $1.0 million deferred payment obligation.

    Rockstar will also be entitled to receive a contingent recovery percentage of future profits (“Participation Payments”) from licensing, settlements and judgments against defendants; however no payment is required unless the Company receives a recovery. The Participation Payments are equal to zero percent until the Company recovers at least $8 million, then the next $13.0 million to Rockstar, and then up to 70% of the net amounts recovered in excess of $1 billion.  Of the above, the $13.0 million payable to Rockstar is required to be paid on or before the six months anniversary of the recovery, license or settlement of the first action to generate Participation Payments by Company.  The Company’s ability to fund these Participation Payments will depend on the liquidity of the Company’s assets, recoveries, alternative demands for cash resources and access to capital at the time.  The Company’s obligation to fund Participation Payments could adversely impact our liquidity and financial position.

     Subsequent to the reporting period described herein, on December 31, 2013, the Company and Rockstar entered into a further agreement to acquire 101 patents and patent applications in data, optical and voice technology (the “Second Rockstar Portfolio”).  The acquisition price of $60.0 million was satisfied by the issuance of common stock and preferred stock of the Company issued at the market price ($8.35 per share).  $20.0 million of stated value of Series I Convertible Preferred Stock is required to be redeemed in $5.0 million increments on each of the 6, 12, 18 and 24 months anniversary of the purchase.  The Company presently has inadequate cash to fund such payments.  In the event that such payments are not timely made, Rockstar may employ certain remedies, including the imposition of interest at a rate of 15% per annum from the closing date on unpaid and unconverted amounts due and after the 12 months anniversary can reduce the redemption obligations through sale or recovery of patents in the Second Rockstar Portfolio at a value equal to unconverted amounts due which have been pledged as collateral for such obligations.  The redemption obligation is also required to be satisfied in the event that the Company engages in certain capital raising transactions (in among other instances, where such transactions result in net proceeds to the Company in excess of $7.5 million) and from recoveries on other assets.  The obligation to utilize capital from financings and from other sources could adversely impact our liquidity and financial position.

    Rockstar will also be entitled to receive a contingent recovery percentage of future profits under the Second Rockstar Portfolio (“Second Portfolio Participation Payments”) from licensing, settlements and judgments against defendants, however no payment is required unless the Company receives a recovery. The Second Portfolio Participation Payments are equal to zero percent until the Company recovers at least $120.0 million, then are equal to 50% of the net amounts recovered.  The Company’s ability to fund these Second Portfolio Participation Payments will depend on the liquidity of the Company’s assets, recoveries, alternative demands for cash resources and access to capital at the time.  The Company’s obligation to fund Second Portfolio Participation Payments could adversely impact our liquidity and financial position.

    It is common in the patent monetization industry that patent portfolio vendors demand participation payments in connection with the sale of their assets and the Company anticipates that future portfolio acquisitions will have similar requirements which could adversely impact our liquidity and financial position.  Furthermore, expenses required to pursue infringers of the Company’s patents through legal proceedings are costly, although often the cost is minimized through contingency fee arrangements with counsel.  Occasionally, the Company may be required to fund the costs of litigation other than the hourly charges of contingency fee counsel (such as expert witness fees) directly, which can be substantial.  In addition, there are various lenders willing to fund legal expenses and/or the costs of litigation.  In the event that the Company cannot secure acceptable arrangements with contingency fee counsel, is required to fund the cost of litigation such as expert fees, or incurs indebtedness related thereto, such costs (and the contingency fees) could adversely impact our liquidity and financial position and results of operations.

    The Company in November of 2013 sold an aggregate of 304,250 shares of its newly designated Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to subscription agreements. The effective purchase price per share of Common Stock and 156,250 of the Series F Preferred Stock was $6.40 for $1,310,000 of such investment and 148,000 shares of Series F Preferred Stock was $6.25 for $925,000 of such investment. The proceeds of the sale of the common stock and Series F Convertible Preferred Stock will be used to further the operations of the Company.

    Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical.  The Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims or initiate inter parties reviews or commence actions requesting a court to declare their activities to be non-infringing or that the patents are invalid, in an effort to avoid or limit liability and damages for patent infringement or cause the Company to incur additional costs as a strategy. If such efforts are successful, they may have an impact on the value of the patents and preclude the Company from deriving revenue from the patents, the patents could be declared invalid by a court or the US Patent and Trademark Office, in whole or in part, or the costs of the Company can increase.

    As a result, a negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that legal fees which are not included in contingency fee arrangements, costs to defend actions initiated against the Company and costs of experts and other expenses will be material and could have an adverse effect on its financial condition and results of operations.

    In addition, the costs of enforcing the Company’s patent rights may exceed its recoveries from such enforcement activities. Accordingly, in order for the Company to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues including any profit sharing arrangements with inventors or prior owners of the patents. The Company’s failure to monetize its patent assets or the occurrence of unforeseen circumstances that could have a negative impact on the Company’s liquidity could significantly harm its business.

    Should the Company be unsuccessful in its efforts to execute its business plan, it could become necessary for the Company to reduce expenses, curtail its operation or explore various alternative business opportunities or possibly suspend or discontinue its business activities.

Critical Accounting Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).  This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period.  The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets, stock-based compensation, valuation of warrants, the valuation of assets acquired and common and preferred stock issued in the acquisition of North South and the valuation allowance related to the Company’s deferred tax assets.

              Spherix’s critical accounting policies are those it believes are the most important in determining its financial condition and results, and require significant subjective judgment by management as a result of inherent uncertainties.  A summary of the Company’s significant accounting policies is set out in the notes to the consolidated financial statements.  Such policies are discussed below.

Accounting for Taxes and Valuation Allowances

We currently have significant deferred tax assets, resulting from net operating loss carry forwards.  These deferred tax assets may reduce taxable income in future periods.  Based on the Company’s losses and its accumulated deficit, the Company has provided a full valuation allowance against the net deferred tax asset.  Cumulative losses weigh heavily in the overall assessment of valuation allowances.

               We expect to continue to maintain a full valuation allowance on future tax benefits until an appropriate level of profitability is sustained, or we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of our deferred tax assets would be realizable.

Accounting for warrants

The Company accounts for the issuance of common stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”).  The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement).  The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assessed the classification of its common stock purchase warrants as of the date of each offering and determined that such instruments met the criteria for liability classification.  The warrants are reported on the consolidated balance sheet as a liability at fair value using the Black-Scholes valuation method.  Changes in the estimated fair value of the warrants result in the recognition of other income or expense.

Stock-based Compensation

We account for share-based payment awards exchanged for employee services at the estimated grant date fair value of the award.  Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant.  These options generally vest over a four- to ten-year period.

The fair value of stock options granted was determined on the grant date using assumptions for risk free interest rate, the expected term, expected volatility, and expected dividend yield.  The risk free interest rate is based on U.S. Treasury zero-coupon yield curve over the expected term of the option.  The expected term assumption is determined using the weighted average midpoint between vest and expiration for all individuals within the grant.  The expected volatility assumption is based on the standard deviation of the Company’s underlying stock price’s daily logarithmic returns.

Our model includes a zero dividend yield assumption, as we have not historically paid nor do we anticipate paying dividends on our common stock.  Our model does not include a discount for post-vesting restrictions, as the Company has not issued awards with such restrictions.

The periodic expense is then determined based on the valuation of the options, and at that time an estimated forfeiture rate is used to reduce the expense recorded.  Our estimate of pre-vesting forfeitures is primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the options vest.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Revenue Recognition

The Company currently derives its revenues from past production payments. Past production payment revenues are royalty payments for the use of the Company’s intellectual property and where payments are made as part of a settlement of a patent infringement dispute. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability is reasonably assured. Based on the criteria enumerated in Accounting Standards Codification (“ASC”) 605, the Company records its revenues and costs associated with its patent enforcement activities gross on the consolidated statement of operations.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with the Company’s patent enforcement activities, including inventor royalties paid to original patent owners, contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing and enforcement related research, consulting and other expenses paid to third parties and the amortization of patent-related acquisition costs.

Inventor Royalties and Contingent Legal Expenses

Inventor royalties are expensed in the period that the related revenues are recognized. In certain instances, pursuant to the terms of the underlying inventor agreements, costs paid by the Company to acquire patents are recoverable from future net revenues. Patent acquisition costs that are recoverable from future net revenues are amortized over the estimated economic useful life of the related patents, or as the prepaid royalties are earned by the inventor, as appropriate, and the related expense is included in amortization expense.

Contingent legal fees are expensed in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal fees are paid; however, the Company may be liable for certain out of pocket legal costs incurred pursuant to the underlying legal services agreement. Legal fees advanced by contingent law firms that are required to be paid in the event that no license recoveries are obtained are expensed as incurred.

Intangible Assets – Patent Portfolios

Intangible assets include the Company’s patent portfolios with original estimated useful lives ranging from 6 months to 12 years. The Company amortizes the cost of the intangible assets over their estimated useful lives on a straight line basis.  Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Goodwill

 Under ASC No. 350, “Intangibles—Goodwill and Other” (“ASC 350”), goodwill and indefinite lived intangible assets are not amortized but are reviewed annually for impairment, or more frequently, if impairment indicators arise.

 Goodwill impairment is tested at least annually or when factors indicate potential impairment using a two-step process that begins with an estimation of the fair value of each reporting unit. Step 1 is a screen for potential impairment pursuant to which the estimated fair value of each reporting unit is compared to its carrying value.

 The Company estimates the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and margins multiples of public companies in similar markets (the market approach). If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a Step 2 test is required.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" (a consensus of the FASB Emerging Issues Task Force). The amendments in this ASU state that an unrecognized tax benefit , or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.

For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted.

BUSINESS

General

  We are an intellectual property company that owns patented and unpatented intellectual property.  We were formed in 1967 as a scientific research company and for much of our history pursued drug development including through Phase III clinical studies which were halted in 2012.  Through our two acquisitions of approximately 108 patent and patent applications from Rockstar and acquisition of several hundred patents issued to Harris Corporation as a result of our acquisition of North South, we have expanded our activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Our activities generally include the acquisition and development of patents through internal or external research and development.  In addition, we seek to acquire existing rights to intellectual property through the acquisition of already issued patents and pending patent applications, both in the United States and abroad.  We may alone, or in conjunction with others, develop products and processes associated with our intellectual property and license our intellectual property to others seeking to develop products or processes or whose products or processes infringe our intellectual property rights through legal processes.  Using our patented technologies, we employ strategies seeking to permit us to derive value from licensing, commercialization, settlement and litigation from our patents.  We will continue to seek to obtain patents from inventors and patent owners to monetize patent portfolios.

On April 2, 2013, we entered into the Merger Agreement with Nuta, our wholly-owned subsidiary, North South and the stockholders of North South.  On August 30, 2013, we entered into an amendment to the Merger Agreement to amend, among other things, the terms of the merger consideration.  On September 10, 2013, we consummated the merger and North South merged into Nuta, with Nuta continuing as the surviving corporation and owner of North South’s intellectual property. In accordance with the terms of the Merger Agreement, we issued 1,203,153 shares of our common stock and 1,379,685 shares of our Series D Convertible Preferred Stock, which is convertible into shares of common stock on a one-for-ten basis, to the former stockholders of North South.

Through our acquisition of North South, we own a patent portfolio consisting of 222 U.S. patents in the fields of wireless communications, satellite, solar and radio frequency, as well as 2 U.S. patents in pharmaceutical technology. Prior to the Merger, North South acquired and developed patents through internal and/or external research and development and acquired issued U.S. and foreign patents and pending patent applications. We license our patents to companies seeking to develop products and processes that embodied our patented invention or to companies whose products and processes infringed our intellectual property. Prior to our acquisition of North South, North South commenced monetization and commercialization efforts by filing patent infringement litigation against T-Mobile USA on geo-location technology owned by North South, as well as two lawsuits on pharmaceutical distribution, the rights to which we acquired upon consummation of the Merger.

On July 24, 2013, we closed on the acquisition of a group of patents in the mobile communication sector from Rockstar in which we paid to Rockstar certain consideration, including 176,991 shares of common stock, which are being registered pursuant to this prospectus.

We commenced an exchange with holders of our outstanding shares of Series D Convertible Preferred Stock pursuant to which such holders could exchange shares of Series D Preferred Stock for shares of Series D-1 Convertible Preferred Stock on a one-for-one basis. An aggregate of 889,499 shares of common stock issued to the former stockholders of North South and 1,236,130 shares of common stock underlying 123,613 shares of Series D-1 Convertible Preferred Stock issued to our Series D Convertible Preferred Stockholders, are being registered pursuant to this prospectus. The rights of the Series D-1 Convertible Preferred Stock are substantially identical to the rights of the Series D Convertible Preferred Stock except for certain modifications relating to conversion limitations.

On December 31, 2013, through our wholly owned subsidiary, SPA II, Inc. we entered into our second agreement to acquire certain patents from Rockstar.  We acquired a suite of 101 patents and patent applications pursuant to a Patent Purchase Agreement in several technology families, including data, optical and voice technology.  The patents provide us with rights to develop and commercialize products as well as enforcement rights for past, present and future infringement.

We issued $60 million of our securities to Rockstar at an issuance price of $8.35 per share of common stock (or 100% of the closing bid price on the date prior to issuance) for the patents, to wit: (i) 199,990 shares of common stock, (ii) 459,043 shares of Series H Preferred Stock and (iii) 119,760 shares of Series I Preferred Stock. Additionally, Rockstar is entitled to a participation in future recoveries under the patents acquired after we receive 100% return on the value of the issued Securities (i.e., $120 million). The foregoing securities issued to Rockstar are subject to a lock-up agreement. See “Description of Capital Stock ” for a description of the rights of the Series H Preferred Stock and Series I Preferred Stock.

Our principal executive offices are located at 7927 Jones Branch Drive, Suite 3125, Tysons Corner, Virginia 22102, and our telephone number is (703) 992-9260.

Available Information

              Our principal Internet address is www.spherix.com.  We make available free of charge on www.spherix.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Industry Overview And Market Opportunity

Under U.S. law an inventor or patent owner has the right to exclude others from making, selling or using their patented invention. Unfortunately, in the majority of cases, infringers are generally unwilling, at least initially, to negotiate or pay reasonable royalties for their unauthorized use of third-party patents and will typically fight any allegations of patent infringement. Inventors and/or patent holders, without sufficient legal, financial and/or expert technical resources to bring and continue the pursuit of legal action, may lack credibility in dealing with potential licensees and as a result, are often ignored. As a result of the reluctance of patent infringers to negotiate and ultimately take a patent license for the use of third-party patented technologies, patent licensing and enforcement often begins with the filing of patent enforcement litigation. However, the majority of patent infringement contentions settle out of court based on the strength of the patent claims, validity, and persuasive evidence and clarity that the patent is being infringed.

Due to the relative infancy of the IP monetization industry, we believe that the absolute size of our market opportunity is very significant but difficult to quantify.

Our Business Model

We are a patent commercialization company that realizes revenue from the monetization of IP.  Such monetization includes, but is not limited to, acquiring IP from patent holders in order to maximize the value of the patent holdings by conducting and managing a licensing campaign.  We generate revenues and related cash flows from the granting of intellectual property rights for the use of patented technologies that we own, or that we manage for others.

We continually work to enhance our portfolio of intellectual property through acquisition and strategic partnerships. Our mission is to partner with inventors, or other entities, who own undervalued intellectual property.  We then work with the inventors or other entities to commercialize the IP.  Currently, we own over 330 patents and patent applications.

Our Products And Services

       We acquire IP from patent holders in order to maximize the value of their patent holdings by conducting and managing a licensing campaign. Some patent holders tend to have limited internal resources and/or expertise to effectively address the unauthorized use of their patented technologies or they simply make the strategic business decision to outsource their intellectual property licensing. They can include individual inventors, large corporations, universities, research laboratories and hospitals. Typically, we, or an operating subsidiary acquires a patent portfolio in exchange for a combination of an upfront cash payment, a percentage of our operating subsidiary's net recoveries from the licensing and enforcement of the portfolio, or a combination of the two.

Competition

       We expect to encounter significant competition from others seeking to acquire interests in intellectual property assets and monetize such assets. This includes an increase in the number of competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire.  Most of our competitors have much longer operating histories, and significantly greater financial and human resources, than we do. Entities such as Vringo, Inc. (NYSE MKT: VRNG), VirnetX Holding Corp (NYSE MKT: VHC), Acacia Research Corporation (NASDAQ: ACTG), RPX Corporation (NASDAQ: RPXC), and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets. We expect others to enter the market as the true value of intellectual property is increasingly recognized and validated. In addition, competitors may seek to acquire the same or similar patents and technologies that we may seek to acquire, making it more difficult for us to realize the value of its assets.

       We also compete with venture capital firms, strategic corporate buyers and various industry leaders for technology acquisitions and licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  As we become more successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

       Other companies may develop competing technologies that offer better or less expensive alternatives to our patented technologies that we may acquire and/or out-license.  Many potential competitors may have significantly greater resources than we do.  Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or uneconomical.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of trade secrets, patented know-how, issued and pending patents, copyrights and technological innovation.

We have a portfolio comprised of over 330 patents and patent applications.  Our patent portfolio includes both U.S. and foreign patents and pending patent applications in the wireless communications and telecommunication sectors including data, optical and voice technology, antenna technology, Wi-Fi, base station functionality, and cellular.  We also own patents related to artificial sweetener and prescription refill technology.

Most of our patents are publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov.

The lives of our patent rights have a wide duration.  Certain patents have already expired and the latest patents do not expire until 2026.

Patent Enforcement Litigation

We may often be required to engage in litigation to enforce our patents and patent rights. We are, or may become a party to ongoing patent enforcement related litigation, alleging infringement by third parties of certain of the patented technologies owned or controlled by us.

Research and Development

We have not expended funds for research and development costs since inception.

Employees

As of January 21, 2014 , we had 2 full-time employee and no part-time employees.   We believe our employee relations to be good.

Property

The Company’s offices are located in Tysons Corner, Virginia and Bethesda, Maryland, where it leases 837 and 5,000 square feet of office space under leases that expire on August 31, 2014 and March 31, 2018, respectively. The Company’s monthly lease payment for the Virginia rental is $1,883.25 per month and $13,402.62 per month for the Maryland rental.  The Company’s subsidiary, Nuta Technology Corp., is located in the Tysons Corner, Virginia office.  The capacity of the Tysons Corner and Bethesda facilities are adequate for the Company’s current needs.  The Company also leases office space in New York, NY on a month-to-month basis at a monthly rate of $6,000.

Legal Proceedings

In the ordinary course of business, we actively pursue legal remedies to enforce our intellectual property rights and to stop unauthorized use of our technology. Other than ordinary routine litigation incidental to the business and other than as set forth below, we know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

Spherix Incorporated v. Elizabethean Court Associates III Limited Partnership

    The Company has commenced a lawsuit against the landlord of the Bethesda, Maryland office claiming that the assignment of the lease to the purchaser of the Spherix Consulting business was permitted under the lease and seeking termination of the lease as a result of the landlord's failure to consent to such assignment. The lawsuit, Spherix Incorporated v. Elizabethean Court Associates III Limited Partnership ("Elizabethean"), Case No., 377142 is currently in discovery, and the parties are following the court imposed scheduling order, however, Elizabethean has filed a Motion for Summary Judgment which the Company has opposed.

LegalLink, Inc. v. Spherix Incorporated

    On October 7, 2013, the Company received notice of a complaint filed in the Circuit Court of Montgomery County, Maryland, Case No.: 382667-V, in the matter of LegalLink Inc. vs. Spherix Incorporated. LegalLink, Inc., a Merrill Communications Company alleges that the Company failed to honor their contract regarding services provided by LegalLink, Inc. LegalLink, Inc. alleges that the Company owes them $47,309 for services rendered to the Company, that have gone unpaid. In November 2013, the parties settled this case.

Charter Communications, Inc., Wideopenwest Finance LLC a/k/a Wow! Internet, Cable & Phone, Knology, Inc., Cequel Communications, LLC, d/b/a Suddenlink Communications, and Cable One, Inc. v Rockstar Consortium US LP, Bockstar Technologies LLC, Constellation Technologies LLC, and Spherix Incorporated

    On January 17, 2014, an action was filed by several cable operators in the United States District Court for the District of Delaware (No 1:99-mc-09999) against Rockstar, Bockstar Technologies LLC, Constellation Technologies LLC and the Company (collectively, the “Defendants”).  The complaint (the “Complaint”) was filed by Charter Communications, Inc., WideOpenWest Finance, LLC a/k/a WOW! Internet, Cable & Phone, Knology, Inc., Cequel Communications, LLC d/b/a Suddenlink Communications, and Cable One, Inc. (collectively, the “Plaintiffs”).  Plaintiffs are in the communications, cable and/or wireline industries and allege that Rockstar has accused the Plaintiffs of practicing various communication and networking technologies (including many well-established technical standards), related to those industries. The complaint states that in many instances such technical standards are designed into the equipment Plaintiffs purchase from vendors, and must be implemented to interoperate with other communications providers and their end user customers. Rockstar owns (and since December 31, 2013, the Company owns) patents alleged to be infringed by Plaintiffs activities.  The relief sought against the Company is principally for a declaratory judgment that Plaintiffs do not infringe the patents, requiring that the Plaintiffs be granted a patent license, that the Company has misused the patents and it and the other Defendants have waived and are estopped from enforcing the patents in the marketplace, that the Company is liable to Plaintiffs for entering into an illegal conspiracy, and assessing corresponding damages, for direct and consequential damages, attorney’s fees and costs. The Company has not been served with the Complaint and accordingly no answer is due.

MANAGEMENT

The following table sets forth information concerning our Management and Board of Directors.
			Position Held
Name	Age	Position	Since
Robert J. Vander Zanden	67	Chairman of the Board	2004
Anthony Hayes	45	Chief Executive Officer and Director	2013
Richard Cohen	62	Chief Financial Officer	2014
Douglas T. Brown	59	Director	2004
Edward M. Karr	43	Director	2012
Harvey J. Kesner	56	Director	2012
Alexander Poltorak	56	Director	2013

Dr. Robert J. Vander Zanden

Dr. Robert J. Vander Zanden, Board member since 2004, having served as a Vice President of R&D with Kraft Foods International, brings a long and distinguished career in applied technology, product commercialization, and business knowledge of the food science industry to us.  Dr. Vander Zanden holds a Ph.D. in Food Science and an M.S. in Inorganic Chemistry from Kansas State University, and a B.S. in Chemistry from the University of Wisconsin – Platteville, where he was named a Distinguished Alumnus in 2002.  In his 30-year career, he has been with ITT Continental Baking Company as a Product Development Scientist; with Ralston Purina’s Protein Technology Division as Manager Dietary Foods R&D; with Keebler as Group Director, Product and Process Development (with responsibility for all corporate R&D and quality); with Group Gamesa, a Frito-Lay Company, as Vice President, Technology; and with Nabisco as Vice President of R&D for their International Division.  With the acquisition of Nabisco by Kraft Foods, he became the Vice President of R&D for Kraft’s Latin American Division.  Dr. Vander Zanden retired from Kraft Foods in 2004.  He currently holds the title of Adjunct Professor and Lecturer in the Department of Food, Nutrition and Packaging Sciences at Clemson University, where he also is a member of their Industry Advisory Board.  His focus on achieving product and process innovation through training, team building and creating positive working environments has resulted in his being recognized with many awards for product and packaging innovation.  Dr. Vander Zanden is not now, nor has he been for the past five years, a director of a public, for-profit company other than us.  Mr. Vander Zanden executive experience provides him with valuable business expertise which the Board believes qualifies him to serve as a director of the Company.

Anthony Hayes

Mr. Anthony Hayes, a director and Chief Executive Officer since 2013, has served as the Chief Executive Officer of North South since March 2013 and, since June 2013, has served as a consultant to the Company. Mr. Hayes was the fund manager of JaNSOME IP Management LLC and JaNSOME Patent Fund LP from August 2012 to August 2013, both of which he co-founded. Mr. Hayes was the founder and Managing Member of Atwater Partners of Texas LLC from March 2010 to August 2012 and a partner at Nelson Mullins Riley & Scarborough LLP from May 1999 to March 2010. Mr. Hayes received his Juris Doctorate from Tulane University School of Law and his B.A. in Economics from Mary Washington College. Mr. Hayes was chosen to be a director of the Company based on his expansive knowledge of, and experience in, the patent monetization sector.

Mr. Richard Cohen

       Richard Cohen, 62, has been the President of Richard M. Cohen Consultants since 1996 and the Chairman of Chord Advisors LLC since 2012.  Mr. Cohen was the President of CorMedix Inc. from 2011-2013 and a member of its board of directors from 2010 to 2013. Mr. Cohen was a member of the board of directors of Dune Energy Inc. from 2008-2012. Mr. Cohen served as a director and Chairman of the Audit Committee of Rodman and Renshaw from 2008 to 2012. In connection with its prior role as the Company's investment banker, Rodman and Renshaw currently holds warrants to purchase up to 759 shares of the Company's common stock and received approximately $187,000 in placement agent fees in 2011.

Douglas T. Brown

Mr. Douglas T. Brown, a Board Member since 2004, brings to the Board a broad understanding of financial statements, financial markets, and other business aspects.  He is currently Senior Vice President and Manager of the Corporate Banking Government Contracting Group for PNC Bank N.A., Washington, DC.  Mr. Brown has been with PNC and its predecessor bank, Riggs Bank, since 2001 and previously worked for Bank of America, N.A. and its predecessor banks for 16 years as a Loan Officer, as well as a manager of Loan Officers in the Mid-Atlantic region.  Subsequent to 1990, the majority of Mr. Brown’s customers are companies that provided services to the Federal Government and State governments.  Mr. Brown holds a B.A. degree in Political Science from American University and a graduate degree from The Stonier Graduate School of Banking at the University of Delaware.  He is not now, nor has he been for the past five years, a director of a public, for-profit company other than us.  Mr. Brown’s executive corporate finance experience provides him with valuable expertise which the Board believes qualifies him to serve as a director of the Company

Edward M. Karr

Mr. Edward M. Karr, a Board member since November 2012, is the founder of RAMPartners SA, an investment management and investment banking firm based in Geneva, Switzerland.  Since 2005, RAMPartners has helped raise more than $200 million for small capitalization companies in fields such as natural resources, high technology, health care, and clean energy.  RAMPartners is a member of Global Alliance Partners (GAP), a network organization of internationally minded financial partners focusing on the capital midmarket.  Prior to founding RAMPartners, Mr. Karr managed a private Swiss asset management, investment banking, and trading firm based in Geneva for six years.  At the firm, he was responsible for all of the capital market transactions, investment, and marketing activities.  In 2004, Futures Magazine named Mr. Karr as one of the world’s Top Traders.  He is a past contributor to CNBC and has been quoted in numerous financial publications.  Mr. Karr’s extensive capital markets experience provides him with valuable expertise which the Board believes qualifies him to serve as a director of the Company.

Harvey J. Kesner

Mr. Harvey J. Kesner, a Board member since November 2012, and from February 2013 through September 2013 served as interim Chief Executive Officer.  Mr. Kesner is a practicing attorney in New York, New York where he concentrates his practice on corporate finance and securities law. Mr. Kesner graduated from the State University of New York, Binghamton, New York with a B.S. in Management Science, and holds a J.D. and M.B.A., Finance, from the American University, Washington, D.C.  Mr. Kesner was Executive Vice President and General Counsel of American Banknote Corporation until 1990 and a director of Zvue, Inc.  Mr. Kesner has served as a director of WPCS International Incorporated (NASDAQ: WPCS), a design-build engineering company that focuses on the implementation requirements of communications infrastructure, since September 2013.  Mr. Kesner was appointed as a director of the Company based on his broad knowledge of public companies and corporate finance.

Alexander Poltorak

Mr. Poltorak, a Board member since October 2013, has been the Chairman and Chief Executive Officer of General Patent Corp., an intellectual property management firm focusing on IP strategy and valuation, patent licensing, enforcement and brokerage since 1989 and the Managing Director of IP Holdings LLC, an affiliate of General Patent Corp, since 2000.  Prior to founding General Patent Corp., Mr. Poltorak served as the President and Chief Executive Officer of Rapitech Systems, Inc., a publicly-traded computer technology company, was an Assistant Professor of Physics at Touro College and Assistant Professor of Biomathematics at Cornell University Medical College.  He served as an Adjunct Professor of Law at the Globe Institute for Technology and was a guest-lecturer on Intellectual Property Law and Economics at the Columbia University School of Engineering and Columbia Business School.  Mr. Poltorak served on the advisory board of Patent Strategy & Management.  He is the Founder and President of non-for-profit American Innovators for Patent Reform (AIPR).  He was US Co-chair of the subcommittee on Information Exchange of the US-USSR Trade and Economic Counsel. Mr. Poltorak was chosen to be a director of the Company based on his expansive knowledge of, and experience in, the management of intellectual property, particularly patents.

Directorships

Except as otherwise reported above, none of our directors held directorships in other reporting companies and registered investment companies at any time during the past five years.

Family Relationships

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.
•
the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material proceedings to which any director, officer, or affiliate of the Company is a party adverse to the Company or has a material interest adverse to the Company.

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of Company and its stockholders.  The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of Company.  The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation	Nominating
Robert Vander Zanden	[X]	[X]	[X]	[X]
Douglas T. Brown	[X]	[X]	[X]	[X]
Edward M. Karr	[X]	[X]	[X]	[X]
Harvey J. Kesner				[X]
Anthony Hayes
Alexander Poltorak	[X]

The Audit Committee members are Mr. Brown, Chair; Mr. Karr, and Dr. Vander Zanden. Mr. Kesner served as a member of the Audit Committee until February 27, 2013 when he was appointed interim Chief Executive Officer of the Company. The Committee has authority to review the financial records of the Company, deal with its independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the Company’s business. The Audit Committee Charter is available on the Company’s website at www.spherix.com. Each member of the Audit Committee satisfies the independence requirements and other established criteria of the NASDAQ and the SEC. The Board of Directors has determined that Mr. Brown and Mr. Karr meet the requirements of an audit committee financial expert as defined in the SEC rules.

The Compensation Committee oversees the Company’s executive compensation and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation. Its members are Mr.  Karr, Chair, Mr. Brown and Dr. Vander Zanden. The Compensation Committee Charter is available on the Company’s website at www.spherix.com.

The Nominating Committee recommends to the Board, for adoption by the Board, the proposed Board for election by the stockholders. Its members are Mr. Karr, Chair, Mr. Brown, Mr. Kesner, and Dr.Vander Zanden. The Nominating Committee Charter is available on the Company’s website at www.spherix.com. The Nominating Committee does not have any formal minimum qualifications for director candidates. The Nominating Committee identifies candidates by first evaluating current members of the Board who are willing to continue in service. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating Committee then identifies the desired skills and experience of a new candidate(s).

 Director Independence

Our Board of Directors has determined that a majority of the Board consists of members who are currently “independent” as that term is defined under current listing standards of NASDAQ. The Board of Directors considers Messrs. Karr, Vander Zanden, Brown and Poltorak to be “independent” as defined by the applicable rules of The NASDAQ Stock Market LLC.

Code of Ethics

       The Company has adopted a Code of Ethics, which is available on the Company’s website at www.spherix.com.

EXECUTIVE COMPENSATION

The following Summary of Compensation table sets forth the compensation paid by the Company during the years ended December 31, 2013 and December 31, 2012, to all Executive Officers earning in excess of $100,000 during such years.

Summary of Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Award ($)		Option Award ($)	Non-Equity Incentive Plan Compen-sation ($) (1)		Change in Pension Value and Non- Qualified Deferred Compen-sation Earnings ($)		All Other Compen- sation ($)	Total ($)
C. Kruger Former CEO and COO (2)	2012	262,573	-		-		-	143,222		-		286,443	692,238
	2013	-	-		-		-	-		-		-	-

R. Lodder Principal Executive Officer and President (3)	2012	233,398	-		-		-	93,359		-		-	326,757
	2013	126,424	-		-		-	-		-		233,398	359,822

R. Clayton CFO, Treasurer and Corporate Secretary (4)	2012	212,180	-		-		-	74,263-		-			286,443
	2013	135,255	-		-		-	-		-		212,180	347,435

Anthony Hayes (5)	2012	-		-	-		-	-		-		-	-
Chief Executive Officer	2013	92,885	200,000			-	4,885,558	-		-		-	5,178,443

Michael Pollack	2012	-	-			-	-		-		-	-		-
Interim Chief Financial Officer (6)	2013	-	-		15,000		-	-			-	65,000	80,000

Harvey Kesner	2012	-		-	-		-		-		-	-	-
Interim Chief Executive Officer (7)	2013						8,531,674					173,300	8,704,974

Richard Cohen	2012	-	-		-		-	-			-	-	-
Chief Financial Officer (8)	2013	-	-		-		-	-			-	-	-

(1)	Awards pursuant to the Spherix Incorporated’s Equity Incentive Plans.
(2)
Dr. Kruger resigned her position from the Company on December 3, 2012, following the sale of the Spherix Consulting subsidiary.  Under the terms of Dr. Kruger’s Severance Agreement, the Company paid Dr. Kruger $286,443 in December 2012.

(3)	Mr. Lodder resigned as President of the Company in February 2013. We paid Mr. Lodder a severance of $233,398 as required by the terms of his prior employment agreement.
(4)
Mr. Clayton resigned as Chief Financial Officer, Treasurer and Corporate Secretary in March 2013.  We paid Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.

(5)	Mr. Hayes received a $100,000 signing bonus, a $100,000 annual bonus and 750,000 stock options valued on the date of grant in accordance with ASC Topic 718.
(6)
Mr. Pollack served as interim Chief Financial Officer from October 11, 2013 to January 3, 2014.  Mr. Pollack was paid a cash signing bonus of $20,000, and  monthly cash retainers totaling $45,000 and $15,000 of common stock issued at the end of each monthly reporting period in accordance with ASC Topic 718. Mr. Pollack resigned as our interim Chief Financial Officer, effective January 3, 2014.

(7)
Mr. Kesner served as interim Chief Executive Officer from February 27, 2013 to September 10, 2013.  Mr. Kesner was paid $150,000 as compensation for his CEO duties and $23,300 as compensation for his Board of Director duties.  Mr. Kesner’s compensation does not include legal fees paid to a law firm with which Mr. Kesner is associated, in the amount of $613,991 as of December 31, 2013.  Mr. Kesner received 1,000,000 stock options valued on the date of grant in accordance with ASC Topic 718.

(8)	Mr. Cohen was appointed Chief Financial Officer on January 6, 2014.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
					Number	Market
	Number of	Number of			of Shares	Value of
	Securities	Securities			or Units	Shares or
	Underlying	Underlying			of Stock	Units of
	Unexercised	Unexercised	Option	Option	that have	Stock that
	Options (#)	Options (#)	Exercise	Expiration	not Vested	have not
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	Vested ($)
Harvey Kesner	250,000	750,000	7.08	4/1/2023	-	-
Anthony Hayes (1)	562,500	187,500	7.08	4/1/2023	-	-

(1)	Includes 500,000 shares subject to performance conditions. Such performance conditions have been met as of December 31, 2013.

Potential Payment upon Termination or Change in Control

We have agreed to pay our officers one year salary and health and welfare (COBRA) benefits upon termination by us or following a change of control. Under the December 12, 2012 Retention Agreement with Mr. Clayton and an extension letter dated March 29, 2013, Mr. Clayton agreed to remain as CFO of the Company through June 30, 2013 and the Company agreed to pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement. Pursuant to a Retention Agreement with Mr. Lodder, Mr. Lodder agreed to remain as principal executive officer through June 30, 2013 and the Company agreed to pay Mr. Lodder a severance of $233,398 as required by the terms of his prior employment agreement. All of the retention payments were made on or before June 30, 2013.

Unless otherwise agreed by the Board of Directors, the other staff members would be entitled to severance upon termination of employment pursuant to the Company’s severance policy.  The policy provides:

Completed Service Years	Severance Pay
> 1 year	10 days
1 but less than 2 years	15 days
2 but less than 3 years	20 days
3 but less than 4 years	25 days
4 or more years	30 days

Director Compensation

The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2013.

Name	Fees Earned Paid in Cash ($)	Options ($)	All Other Compensation ($) (1)	Total ($)
Douglas T. Brown	$23,600	$705,040	$--	$728,640
Edward M. Karr	25,150	705,040	4,163	734,353
Alexander Poltorak	2,500	--	1,214	3,714
Robert J. Vander Zanden	41,235	705,040	1,106	747,381

(1)   Represents reimbursed expenses.

Non-employee directors receive the following annual compensation for service as a member of the Board for the fiscal year ended December 31, 2013:

Annual Retainer	$5,000	To be paid in cash at May Board Meeting annually.
Stock Options	$10,000
To be calculated by dividing $10,000 by the closing stock price the day the Stock Options are awarded; and at the May Board Meeting annually thereafter.  The Options will vest in full on the day of award and will be exercisable for a period of five (5) years.

Board Meeting Fees	$2,500	To be paid for all in-person Board Meetings. Members must be present to be paid.
Committee Meeting Fees	$800	To be paid for all in-person Committee Meetings. Members must be present to be paid.
Teleconference Fees	$300	To be paid for all teleconferences called by either the Chairman of the Board, the President, or by the Chairman of the relevant Committee. Members must be on-line to be paid.
Additional Retainer	$5,000	To be paid to the Chairman of the Board upon election annually.
Additional Retainer	$1,000	To be paid to the Chairman of the Audit Committee at May Board Meeting annually.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended December 31, 2013 were Mr. Karr, Chair; Mr.  Brown, and Dr. Vander Zanden. None of our members of the Compensation Committee during the fiscal year ended December 31, 2013 served as an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure required by Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The current Board of Directors consists of Mr. Douglas T. Brown, Mr. Edward M. Karr, Mr. Harvey J. Kesner, Mr. Anthony Hayes, Dr. Robert J. Vander Zanden and Mr. Alexander Poltorak.  The Board of Directors has determined that Dr. Robert J. Vander Zanden, Mr. Douglas T. Brown, Mr. Edward M. Karr and Mr. Alexander Poltorak are independent directors within the meaning of the applicable NASDAQ rules.  The Company’s Audit, Compensation, and Nominating Committees consist solely of independent directors.

On September 10, 2013, the Company entered into an employment agreement with Mr. Hayes pursuant to which Mr. Hayes shall serve as the Chief Executive Officer of the Company for a period of two years, subject to renewal.  In consideration for his employment, the Company paid Mr. Hayes a signing bonus of $100,000, a base salary of $350,000 per annum and Mr. Hayes will be entitled to receive an annual bonus in an amount equal to up to 100% of his base salary if the Company meets or exceeds certain criteria adopted by the Company’s compensation committee.  In the event Mr. Hayes’ employment is terminated, other than for “Cause,” as defined in Mr. Hayes’ employment agreement or by Mr. Hayes without “Good Reason,” as defined in Mr. Hayes’ employment agreement, Mr. Hayes will be entitled to receive severance benefits equal to twelve months of his base salary, continued coverage under the Company’s benefit plans for a period of twelve months and payment of his pro-rated earned annual bonus.

On September 10, 2013, we closed the transactions contemplated by the Merger Agreement dated April 2, 2013, by and among the Company, Nuta, North South and certain shareholders of North South.  North South was merged with and into Nuta, with Nuta as the surviving corporation and holder of the assets of the North South (“Merger”).  As a result of the Merger, holders of the outstanding shares of North South’s outstanding Common Stock received an aggregate of 1,203,153 shares of the Company’s Common Stock and holders of North South’s outstanding Series A Preferred Stock and Series B Preferred Stock received an aggregate of 1,379,685 shares of the Company’s Series D Preferred Stock, each of which is convertible into 10 shares of Common Stock.  Under the Merger Agreement, as amended on August 30, 2013, of the consideration paid, 555,072 shares of Common Stock and 94,493 shares of Series D Preferred Stock shall be paid into escrow for a period of one year to cover certain indemnification obligations.

In February 2013, the Company entered into a Retention Agreement with its former President, Dr. Robert A. Lodder, which provides that (i) Dr. Lodder will remain with the Company as an executive officer through June 30, 2013 and receive compensation at the rate previously provided to him and (ii) the Company will pay Dr. Lodder a severance of $233,398 as had been provided under the terms of his Employment Agreement, which was terminated under the terms of his Retention Agreement.

At the end of December, 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Kesner, a director of the Company, pursuant to which the entity was issued 120,000 shares of Common Stock in exchange for its services.   The shares will vest if prior to December 31, 2017, the Company:  (i) closes an acquisition  either approved by the stockholders or in excess of $25 million;  (ii) closes a private or public financing of at least $7.5 million;  (iii) sells all or substantially all of its assets;  or (iv) otherwise suffers a change in control.  In such an event, the affiliate shall also be entitled to a one-time payment of $250,000. On May 31, 2013, 110,000 shares were transferred by the entity to U.S. Commonwealth Life A.I. at the fair market value of the shares of the Common Stock on May 31, 2013.

Mr. Kesner’s law firm has provided legal services to the Company in late 2012 and invoiced the Company approximately $40,000 for these services and is included in accrued expenses at December 31, 2012. Mr. Kesner’s law firm billed the Company approximately $474,000 for the nine months ended September 30, 2013.

On November 30, 2012, but effective as of December 3, 2012, Dr. Claire L. Kruger resigned as the Chief Executive Officer/Chief Operating Officer of the Company. In connection with Dr. Kruger’s departure, the Company paid Dr. Kruger her 2012 bonus of $143,000 and a severance of $286,000, both of which were paid during 2012. For the other departing employees the Company agreed to pay a total of $82,000 in 2012 bonuses and approximately $211,000 in severances, which were also paid during 2012.

On December 12, 2012, the Company entered into a Retention Agreement with Mr. Clayton which provides that (i) Mr. Clayton will remain as CFO of the Company through March 31, 2013 and (ii) the Company will pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.

We have not adopted written policies and procedures specifically for related person transactions. Our Board of Directors is responsible to approve all related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our Common Stock owned beneficially as of  January 21, 2014 by (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Unless otherwise indicated, it is our understanding and belief that the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership (1)		Percent Of Class (2)
Principal Stockholders
	Iroquois Master Fund Ltd. (3) 641 Lexington Avenue 26th Floor New York, NY 10022	397,273	(3)	9.99%
	Rockstar Consortium US LP (4) 7160 North Dallas Parkway, Suite No. 250 Plano, TX 75024	376,981	(4)	9.99%
	Barry Honig 555 South Federal Highway, #450 Boca Raton, FL 33432	388,185	(5)	9.99%
	Hudson Bay IP Opportunities Master Fund LP (6) 777 Third Avenue 30th Floor New York, NY 10017	384,805	(6)	9.99%
	Alan Honig (13)	377,324	(13)	9.99%
	Sandor Capital Master Fund (14)	212,007		5.6%
	HS Contrarian Investments LLC (15)	363,350	(15)	8.8%
	American Capital Management LLC (16)	383,626	(16)	9.99%
	Tri County Humane Society (17)	200,000		5.3%
	Alpha Capital Anstalt (18)	244,326	(18)	6.5%
	All Principal Stockholders as a Group	3,327,877		86.14%
Executive Officers and Directors
	Robert J. Vander Zanden	76,159	(7)	2.0%
	Anthony Hayes	562,500	(8)	13.0%
	Douglas T. Brown	76,159	(9)	2. 0%
	Edward M. Karr	76,013	(10)	2.0%
	Harvey J. Kesner	251,013	(11)	6.2%
	Alexander Poltorak	1,214	(12)	*
	All Executive Officers and Directors as a Group (six persons)	1,043,058		25.2%

* Less than 1% of the outstanding shares of our common stock.

(1)
Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Calculated based on 3,769,885 shares of common stock outstanding as of January 21, 2014 .

(3)
Represents (i) 167,274 shares of common stock; (ii) 6,759 shares of common stock issuable upon exercise of warrants and (iii) 223,240 shares of common stock issuable upon conversion of 22,324 shares of Series D-1 Convertible Preferred Stock.  Excludes 1,841,370 shares of common stock issuable upon conversion of 184,137 shares of Series D-1 Convertible Preferred Stock. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock.

Iroquois Capital Management LLC (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange of 1934, as amended) of these securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(4)
John Veschi is the Chief Executive Officer of Rockstar Consortium LLC, general partner of Rockstar Consortium US LP and in such capacity holds voting and dispositive power over the shares held by Rockstar Consortium US LP.   Excludes 4,590,430 shares of common stock issuable upon conversion of 459,043 shares of Series H Preferred Stock and 2,395,200 shares of common stock issuable upon conversion of 119,760 shares of Series I Preferred stock.  The holder of Series H Preferred Stock and Series I Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock.

(5)
Represents (i) 44,127 shares of common stock owned by Barry Honig; (ii) 65,933 shares of common stock owned by GRQ Consultants Inc. Roth 401K ("GRQ Roth 401K"), over which Barry Honig holds voting and dispositive power; (iii) 200,000 shares of common stock issuable upon conversion of 20,000 shares of Series D-1 Preferred Stock held by Barry Honig and (iv) 78,125 shares of common stock issuable upon conversion of 78,125 shares of Series F-1 Preferred Stock.  Excludes 2,993,030 shares of common stock issuable upon conversion of 299,303 shares of Series D-1 Convertible Preferred Stock held by Barry Honig; 364,970 shares of common stock issuable upon conversion of 36,497 shares of Series D-1 Convertible Preferred Stock held by GRQ Roth 401K; 69,240 shares of common stock issuable upon conversion of 6,924 shares of Series D-1 Convertible Preferred Stock held by GRQ Consultants Inc. 401K over which Barry Honig holds voting and dispositive power; and 69,240 shares of common stock issuable upon conversion of 6,924 shares of Series D-1 Convertible Preferred Stock held by GRQ Consultants Inc. Defined Benefit Plan, over which Barry Honig holds voting and dispositive power. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock.

(6)
Represents (i) 261,680 shares of common stock, (ii)78,125 shares of common stock issuable upon conversion of 78,125 shares of Series F-1 Preferred Stock and (iii) 45,000 shares of common stock issuable upon conversion of 4,500 shares of Series D-1 Preferred Stock.  Excludes (i) 5,293,630 shares of common stock issuable up on conversion of 529,363 shares of Series D-1 Preferred Stock and (ii) one share common stock issuable upon conversion of one share of Series C Preferred Stock. The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s common stock such that the number of shares of common stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay IP Opportunities Master Fund L.P. (“Hudson Bay”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(7)	Includes 76,159 shares of Common Stock such person has a right to acquire within 60 days pursuant to stock options.

(8)	Includes 562,500 shares of Common Stock such a person has a right to acquire within 60 days pursuant to stock options.

(9)	Includes 76,159 shares of common stock such person has a right to acquire within 60 days pursuant to stock options.

(10)	Includes 76,013 shares of common stock such person has a right to acquire within 60 days pursuant to stock options.

(11)
Includes options to purchase 251,013 shares of common stock exercisable within 60 days and 26,102 shares of restricted common stock owned indirectly by Paradox Capital Partners LLC ("Paradox"). Mr. Kesner is the sole manager and member of Paradox and in such capacity has voting and dispositive power over shares held by Paradox.

(12)	Includes 1,214 shares of common stock such person has a right to acquire with 60 days pursuant to stock options.

(13)
Represents (i) 92,324 shares of common stock held by Four Kids Investment Fund LLC, over which Alan Honig holds voting and dispositive power; (ii) 200,000 shares of common stock held by The Joe and Helen Darion Foundation, over which Alan Honig holders voting and dispositive power and (iii) 85,000 shares of common stock issuable upon conversion of 8,500 shares of Series D-1 Convertible Preferred Stock, over which Alan Honig holds voting and dispositive power.  Excludes 90,000 shares of common stock issuable upon conversion of 9,000 shares of Series D-1 Convertible Preferred Stock. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.

(14)	John S. Lemak may be deemed to hold voting and dispositive power over securities of the Company held by Sandor Capital Master Fund.

(15)
Represents 363,350 shares of common stock issuable upon conversion of 36,335 shares of Series D-1 Convertible Preferred Stock.  John Stetson may be deemed to hold voting and dispositive power over securities of the Company held by HS Contrarian Investments LLC.

(16)
Represents (i) 303,626 shares of common stock and (ii) 80,000 shares of common stock issuable upon conversion of 8,000 shares of Series D-1 Convertible Preferred Stock.  Excludes 337,650 shares of common stock issuable upon conversion of 33,765 shares of Series D-1 Convertible Preferred Stock. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.  Philip Mirabelli has voting control and investment discretion over securities held by American Capital Management LLC. Mr. Mirabelli makes voting and investment decisions on behalf of American Capital Management LLC.

(17)	Suzie Goldsmith may be deemed to hold voting and dispositive power over securities of the Company held by Tri County Humane Society.

(18)
Represents 244,326 shares of common stock.  Excludes 207,000 shares of common stock issuable upon conversion of 20,700 shares of Series D Convertible Preferred Stock.  The holder of Series D Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. Konrad Ackermann may be deemed to hold voting and dispositive power over securities of the Company held by Alpha Capital Anstalt.

      With the exception of Cede & Co., the holder of record for certain brokerage firms and banks, except as disclosed above, no other person is known by us to own beneficially more than 5% of our outstanding common stock.

Effective January 24, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which provides each stockholder of record a dividend distribution of one “right” for each outstanding share of common stock. Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our common stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding common stock.  All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension.  Each right entitles a stockholder to acquire, at a price of $7.46 per one one-hundredth of a preferred share, subject to adjustments, 1/100 of a share of our preferred stock, which carries voting and dividend rights similar to one share of our common stock.  Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our common stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the common stock available under the second option.  The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement.  At the discretion of a majority of the Board of Directors and within a specified time period, we may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

SELLING STOCKHOLDERS

   We have prepared this prospectus to allow the selling stockholders, to sell, from time to time, up to 2,302,615 shares of our common stock.  All of the common stock offered by this prospectus may be offered by the selling stockholders for their own account. We will receive no proceeds from any such sale of these shares by the selling stockholders.

The July 2013 Rockstar Transaction

On July 24, 2013, we closed on the acquisition of a group of patents in the mobile communication sector (the “Purchased Patents”) from Rockstar.  In consideration for the Purchased Patents, we paid certain consideration to Rockstar, including 176,991 shares of our common stock which are subject to a lock-up agreement, subject to certain leak-out provisions, which shall expire on the earlier of (i) six months from issuance and (ii) the date that our common stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $13 per share for a period of five consecutive days.   Rockstar will also be entitled to receive a percentage of future profits after recovery of patent monetization costs and an initial priority return on investment to us.

The North South Transaction

In connection with our acquisition of North South on September 10, 2013, we issued 1,203,153 shares of our common stock and 1,379,685 shares of our Series D Convertible Preferred Stock, each of which is convertible into ten (10) shares of common stock, to the former shareholders of North South. The Company commenced an exchange with holders of Series D Convertible Preferred Stock pursuant to which such holders could exchange such shares for shares of our Series D-1 Convertible Preferred Stock on a one-for-one basis. An aggregate of 889,494 shares of common stock issued to the former stockholders of North South and 1,236,130 shares of common stock underlying 123,613 shares of Series D-1 Convertible Preferred Stock are being registered pursuant to this prospectus. The rights of the Series D-1 Convertible Preferred Stock are substantially identical to the rights of the Series D Convertible Preferred Stock except for certain modifications relating to conversion limitations

Selling Stockholders Table

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of January 21, 2014 . The selling stockholders, to our knowledge, have not had a material relationship with us during the three years immediately preceding the consummation of the acquisition.
			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering (1)		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name and Address of Selling Stockholder	Shares	Class (2)	Prospectus	Shares	Class (2)
Hudson Bay IP Opportunities Master Fund, LP (3)	384,805 (3)	9.99% (3)	643,690 (4)	384,805	9.99% (3)
Iroquois Master Fund Ltd. (5)	397,273 (5)	9.99% (5)	416,000 (6)	397,273	9.99% (5)
GRQ Consultants, Inc. Roth 401K FBO Barry Honig (7)	388,185 (8)	9.99% (8)	333,508 (9)	388,185	9.99%
Barry Honig	388,185 (8)	9.99% (8)	333,497(10)	388,185	9.99% (8)
Rockstar Consortium US LP (11)	376,981	9.99%	176,991	199,990	5.3%
Alpha Capital Anstalt (12)	244,326 (12)	5.6%	101,326	183,000	4.99%
Robert S. Colman Trust UDT 3/13/85 (13)	78,014	2.1%	78,014	0	0
Jonathan Honig	59,453	1.6%	59,453	0	0
Sandor Capital Master Fund (14)	212,007 (14)	6.5%	39,007	173,000	4.6%
Cranshire Capital Master Fund Ltd (15)	40,002	1.06%	29,313	10,689	*
Empery Asset Master, Ltd (16)	19,619	*	19,619	0	0
Stockwire Research Group (17)	19,389	*	19,339	0	0
JSL Kids Partners (18)	9,924	*	9,924	0	0
Nachum Stein (19)	19,388 (19)	*	9,695	9,693	*
American European Insurance Company (19)	9,693	*	9,693	0	0
Kristin O’Conner	26,162	*	23,546	2,616	*
Total			2,302,615

* represents less than 1%

(1)             Assumes that all of the shares held by the selling stockholder covered by this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. However, as the selling stockholder can offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that the selling stockholder will ultimately offer or sell under this prospectus.

(2)             Calculated based on 3,769,885 shares of common stock outstanding as of January 21, 2014 .

(3)             Represents (i) 261,680 shares of common stock, (ii)78,125 shares of common stock issuable upon conversion of 78,125 shares of Series F-1 Preferred Stock and (iii) 45,000 shares of common stock issuable upon conversion of 4,500 shares of Series D-1 Preferred Stock.  Excludes (i) 5,293,630 shares of common stock issuable up on conversion of 529,363 shares of Series D-1 Preferred Stock and (ii) one share common stock issuable upon conversion of one share of Series C Preferred Stock. The Series C Preferred Stock may not be converted and the holder may not receive shares of the Company’s common stock such that the number of shares of common stock held by them and their affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. The restriction described above may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock. The foregoing restriction may be waived, in whole or in part, upon sixty-one (61) days prior notice from the holder to the Company.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay IP Opportunities Master Fund L.P. (“Hudson Bay”), has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(4)             The number of shares being offered by Hudson Bay includes 261,680 shares of common stock and 382,010 shares of common stock underlying 38,201 shares of Series D Preferred Stock.

(5)             Represents (i) 167,274 shares of common stock; (ii) 6,759 shares of common stock issuable upon exercise of warrants and (iii) 223,240 shares of common stock issuable upon conversion of 22,324 shares of Series D-1 Convertible Preferred Stock.  Excludes 1,841,370 shares of common stock issuable upon conversion of 184,137 shares of Series D-1 Convertible Preferred Stock. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock.

Iroquois Capital Management LLC (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange of 1934, as amended) of these securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(6)             The number of shares being offered by IMF includes 118,830 shares of common stock and 297,170 shares of common stock issuable upon conversion of 29,717 shares of Series D-1 Preferred Stock.

(7)             Barry Honig is the trustee of GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”) and in such positions is deemed to hold voting and dispositive power over securities of the Company held by such entities

(8)            Represents (i) 44,127 shares of common stock owned by Barry Honig; (ii) 65,933 shares of common stock owned by GRQ Consultants Inc. Roth 401K ("GRQ Roth 401K"), over which Barry Honig holds voting and dispositive power; (iii) 200,000 shares of common stock issuable upon conversion of 20,000 shares of Series D-1 Preferred Stock held by Barry Honig and (iv) 78,125 shares of common stock issuable upon conversion of 78,125 shares of Series F-1 Preferred Stock.  Excludes 2,993,030 shares of common stock issuable upon conversion of 299,303 shares of Series D-1 Convertible Preferred Stock held by Barry Honig; 364,970 shares of common stock issuable upon conversion of 36,497 shares of Series D-1 Convertible Preferred Stock held by GRQ Roth 401K; 69,240 shares of common stock issuable upon conversion of 6,924 shares of Series D-1 Convertible Preferred Stock held by GRQ Consultants Inc. 401K over which Barry Honig holds voting and dispositive power; and 69,240 shares of common stock issuable upon conversion of 6,924 shares of Series D-1 Convertible Preferred Stock held by GRQ Consultants Inc. Defined Benefit Plan, over which Barry Honig holds voting and dispositive power. The holder of Series D-1 Convertible Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock.

(9)             The number of shares being offered by GRQ Roth 401K includes 65,928 shares of common stock and 267,580 shares of common stock issuable upon conversion of 26,758 shares of Series D-1 Preferred Stock.

(10)             The number of shares being offered by Barry Honig includes 44,127 shares of common stock and 289,370 shares of common stock issuable upon conversion of 28,937 shares of Series D-1 Preferred Stock.

(11)           John Veschi is the Chief Executive Officer of Rockstar Consortium LLC, general partner of Rockstar Consortium US LP and in such capacity holds voting and dispositive power over the shares held by Rockstar Consortium US LP.  Excludes 4,590,430 shares of common stock issuable upon conversion of 459,043 shares of Series H Preferred Stock and 2,395,200 shares of common stock issuable upon conversion of 119,760 shares of Series I Preferred stock.  The holder of Series H Preferred Stock and Series I Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 9.99% of the then issued and outstanding shares of common stock.

(12)           Represents 244,326 shares of common stock.  Excludes 207,000 shares of common stock issuable upon conversion of 20,700 shares of Series D Convertible Preferred Stock.  The holder of Series D Preferred Stock may not receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock. Konrad Ackermann may be deemed to hold voting and dispositive power over securities of the Company held by Alpha Capital Anstalt.

(13)           Robert S. Colman may be deemed to hold voting and dispositive power over securities of the Company held by Robert S. Colman Trust UDT 3/13/85.

(14)             John S. Lemak may be deemed to hold voting and dispositive power over securities of the Company held by Sandor Capital Master Fund.

(15)             Represents 29,313 shares of common stock and 10,689 shares of common stock issuable upon exercise of warrants. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

(16)             Empery Asset Management LP, the authorized agent of Empery Asset Master, Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Empery Asset Management LP, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(17)     Adrian James is the President of Stockwire Research Group and in such capacity holds voting and dispositive power over securities of the Company held by such entity.

(18)     John Lemak is the manager of JSL Kids Partners and in such capacity holds voting and dispositive power over securities of the Company held by such entity.

(19)      Nachum Stein is the President of American European Insurance Company and in such capacity holds voting and dispositive power over securities of the Company held by such entity.  Mr. Nachum’s individual ownership includes 9,693 shares of common stock held by American European Insurance Company.

DESCRIPTION OF CAPITAL STOCK

        General

The following description of common stock and preferred stock, summarizes the material terms and provisions of the common stock and preferred stock and is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended, which may be further amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities.

                   Our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends.  We presently intend to retain any earnings to fund the development of our business.  Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future.  Any future determination as to declaration and payment of dividends will be made at the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders.  There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our certificate of incorporation authorizes 5,000,000 shares of preferred stock.  Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares.  Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock.

One of the effects of the preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the management.

Series A Preferred Stock

Our board of directors has designated 500,000 shares of our preferred stock as Series A Participating Preferred Stock (“Series A Preferred Stock”).

On January 1, 2013, we adopted a stockholder rights plan in which rights to purchase shares of Series A Preferred Stock were distributed as a dividend at the rate of one right for each share of common stock.  The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of Spherix or to deprive our stockholders of their interest in the long-term value of Spherix.  These rights seek to achieve these goals by forcing a potential acquirer to negotiate with our board of directors (or go to court to try to force the Board of Directors to redeem the rights), because only the Board of Directors can redeem the rights and allow the potential acquirer to acquire our shares without suffering very significant dilution.  However, these rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

Each right entitles the registered holder to purchase one one-hundredth of a share (a “Unit”) of our Series A Preferred Stock.  Each Unit of Series A Preferred Stock will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Units of Series A Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of common stock.  Each Unit of Series A Preferred Stock will have 100 votes, voting together with the common stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Unit of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.  These rights are protected by customary anti-dilution provisions.

The rights will be exercisable only if a person or group acquires ten percent (10%) or more of our common stock (subject to certain exceptions stated in the plan) or announces a tender offer the consummation of which would result in ownership by a person or group of ten percent (10%) or more of our common stock.  Our board of directors may redeem the rights at a price of $.001 per right.  The rights will expire at the close of business on December 31, 2017 unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by the Company.

Series B Convertible Preferred Stock

In connection with an offering of securities, which we closed in October 2010, we created a Series B Convertible Preferred Stock.  All shares of Series B Convertible Preferred Stock issued in the offering have been converted to common stock except for one (1) outstanding share of Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock is convertible at the option of the holder at any time into shares of our common stock at a conversion ratio determined by dividing the stated value of the convertible preferred stock, or $1,000, by a conversion price of $250 per share.  The conversion price is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.  The conversion price may also be subject to adjustment if we issue rights, options or warrants to all holders of our common stock entitling them to subscribe for or purchase shares of our common stock at a price per share less than the daily volume weighted average price of our common stock, if we distribute evidences of our indebtedness or assets or rights or warrants to subscribe for or purchase any security to all holders of our common stock, or if we consummate a fundamental corporate transaction such as a merger or consolidation, sale or other disposition of all or substantially all of our assets, or an exchange or tender offer accepted by the holders of 50% or more of our outstanding common stock.  Subject to limited exceptions, a holder of shares of Series B Convertible Preferred Stock will not have the right to convert any portion of its Series B Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The Series B Convertible Preferred Stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock.

Except as required by law, holders of our Series B Convertible Preferred Stock are generally not entitled to voting rights.

Series C Convertible Preferred Stock

               On March 6, 2013, the Company and certain  investors that participated in the November 2012 private placement transaction, entered into separate Warrant Exchange Agreements pursuant to which the investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of our Series C Convertible Preferred Stock.  Each share of Series C Convertible Preferred Stock is convertible into one (1) share of common stock at the option of the holder.  The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock.

               The exchanged Warrants were issued in November 2012 for an aggregate of 483,657 shares of common stock.  The warrants were exercisable through November 7, 2017 at an exercise price of $6.53 per share.

               Pursuant to the Warrant Exchange Agreements, the investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, each of which is convertible into one (1) share of common stock.  This is the same number of shares of common stock that would have been  issued upon a “cashless exercise” of the exchanged warrants, as permitted by the terms of the warrants, based on the one-day volume weighted average price of our common stock on February 28, 2013 of $12.6439 as reported by Bloomberg.  We have agreed to register the shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of common stock issued in the November 2012 private placement transaction.  As of January 21, 2014, one share of Series C Convertible Preferred Stock was outstanding.

Series D Convertible Preferred Stock

   On April 2, 2013, we entered into the Merger Agreement with Nuta, North South and the shareholders of North South, as amended on August 30, 2013.  On September 10, 2013, we consummated the Merger. At the closing of the Merger, an aggregate of 500 issued and outstanding shares of North South’s common stock were converted into the right to receive an aggregate of 1,203,153 shares of common stock and 500 shares of North South’s Series A Preferred Stock and 128 shares of North South’s Series B Preferred Stock issued and outstanding were converted into the right to receive an aggregate of 1,379,685 shares of our newly designated Series D Convertible Preferred Stock.

Each share of Series D Preferred Stock has a stated value of $0.0001 per share and is convertible into ten (10) shares of common stock. Upon the liquidation, dissolution or winding up of our business, each holder of Series D Preferred Stock shall be entitled to receive, for each share of Series D Preferred Stock held, a preferential amount in cash equal to the greater of (i) the Stated Value or (ii) the amount the holder would receive as a holder of the Company’s common stock on an “as converted” basis.  Each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to such number of votes equal to the number of shares of common stock such shares of Series D Preferred are convertible into at such time, taking into account the beneficial ownership limitations set forth in the governing Certificate of Designation and the Conversion Limit limitations described below.  At no time may shares of Series D Preferred Stock be converted if such conversion would cause the holder to hold in excess of 4.99% of our issued and outstanding common stock, subject to an increase in such limitation up to 9.99% of the issued and outstanding common stock on 61 days’ written notice to us.  The conversion ratio of the Series D Preferred Stock is subject to adjustment in the event of stock dividends, splits and fundamental transactions.

Additionally, subject to the beneficial ownership limitations described above, holders of Series D Preferred Stock may not convert such shares in excess of the “Conversion Limit”.  The “Conversion Limit” is defined as that number of shares of common stock as shall equal 15% (the “Volume Percentage”) of the greater of (i) the trading volume of our common stock on such conversion date or (ii) the average trading volume of our common stock for ten trading days immediately prior to such conversion date.  If our common stock trades at a price of at least $12.00 per share on the conversion date, then the Volume Percentage for purposes of the foregoing calculation shall equal 20%.  Notwithstanding the foregoing, holders of the Series D Preferred Stock may convert such shares without regard to the aforementioned conversion limit if our common stock trades at a minimum price of $15.00 per share on the conversion date.

As of January 21, 2014 , 46,350 shares of Series D Convertible Preferred Stock were issued and outstanding

Series D-1 Convertible Preferred Stock

    Our Series D-1 Convertible Preferred Stock (“Series D-1 Preferred Stock”) was established on November 22, 2013.  Each share of Series D-1 Preferred Stock has a stated value of $0.0001 per share and is convertible into ten (10) shares of common stock. Upon the liquidation, dissolution or winding up of our business, each holder of Series D-1 Preferred Stock shall be entitled to receive, for each share of Series D-1 Preferred Stock held, a preferential amount in cash equal to the greater of (i) the stated value or (ii) the amount the holder would receive as a holder of the Company’s common stock on an “as converted” basis.  Each holder of Series D-1 Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to such number of votes equal to the number of shares of common stock such shares of Series D-1 Preferred are convertible into at such time, taking into account the beneficial ownership limitations set forth in the governing Certificate of Designation.  At no time may shares of Series D-1 Preferred Stock be converted if such conversion would cause the holder to hold in excess of 9.99% of our issued and outstanding common stock.  The conversion ratio of the Series D Preferred Stock is subject to adjustment in the event of stock dividends, splits and fundamental transactions.  The Company commenced an exchange with holders of Series D Convertible Preferred Stock pursuant to which the holders of our outstanding shares of Series D Preferred Stock acquired in the Merger could exchange such shares for shares of our Series D-1 Preferred Stock on a one-for-one basis.  As of January 21, 2014 ,  1,240,497 shares of Series D-1 Convertible Preferred Stock were issued and outstanding.

Series E Convertible Preferred Stock

Our Series E Preferred Stock was established on June 25, 2013.  Each share of Series E Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of common stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   We are prohibited from effecting the conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series E Preferred Stock. All outstanding shares of our Series E Preferred Stock were held by North South and retired in full on September 30, 2013.

Series F Convertible Preferred Stock

Our Series F Preferred Stock was established on November 1, 2013.  Each share of Series F Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of common stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   Each share of Series F Preferred Stock is entitled to one vote per share (subject to beneficial ownership limitation) and shall vote together with holders of our common stock.  We are prohibited from effecting the conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F Preferred Stock. On November 6, 2013, we issued an aggregate of 304,250 shares of Series F Preferred Stock in a private placement.  In November 2013, we conducted an exchange of our outstanding Series F Preferred Stock for shares of Series F-1 Preferred Stock (as described below). As of the date of this prospectus, no shares of Series F Preferred Stock were outstanding.

Series F-1 Convertible Preferred Stock

Our Series F-1 Convertible Preferred Stock (“Series F-1 Preferred Stock”) was established on November 22, 2013. On November 26, 2013, the Company and holders of Series F Preferred Stock entered into separate Amendment and Exchange Agreements pursuant to which the holders of Series F Preferred Stock exchanged shares of Series F Preferred Stock for shares of our Series F-1 Preferred Stock on a one-for-one basis. On November 26, 2013, an aggregate of 304,250 shares of Series F-1 were issued in exchange for 304,250 shares of Series F Preferred Stock. As of  January 21, 2014 , 304,250 shares of Series F-1 Preferred Stock were outstanding.

Each share of Series F-1 Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of common stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   Each share of Series F-1 Preferred Stock is entitled to 91% of one vote per share (subject to beneficial ownership limitation) and shall vote together with holders of our common Stock.  We are prohibited from effecting the conversion of the Series F-1 Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F-1 Preferred Stock.

Series H Preferred Stock

On December 31, 2013, we designated 459,043 shares of preferred stock as Series H Preferred Stock.  On December 31, 2013, we issued approximately $38.3 million of Series H Preferred Stock (or 459,043 shares) to Rockstar.   Each share of Series H Preferred Stock is convertible into ten (10) shares of common stock and has a stated value of $83.50. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting the conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice), in the aggregate, of our issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series H Preferred Stock. Holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series H Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series H Preferred Stock provides a liquidation preference of $83.50 per share.

The shares of Series H Preferred Stock are not immediately convertible and do not possess any voting rights until such time as we have obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635.  We have agreed to use our reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014.  In connection with the foregoing, we entered into separate Voting and Support Agreements with various stockholders holding in excess of 50.1% of our voting capital pursuant to which the stockholder agreed to vote in favor of the Purchase Agreement and the transactions contemplated thereunder (including the issuances of securities in consideration for the acquisition of assets, pursuant to NASDAQ Listing Rule 5635) at a meeting called therefor or by written consent. As of January 21, 2014, 459,043 shares of Series H Preferred Stock were outstanding.

Series I Preferred Stock

On December 31, 2013, we designated 119,760 shares of preferred stock as Series I Preferred Stock.  On December 31, 2013, we issued approximately $20 million ( or 119,760 shares ) of Series I Preferred Stock to Rockstar.  Each share of Series I Preferred Stock is convertible into twenty (20) shares of our common stock and has a stated value of $167. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice), in the aggregate, of our issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series I Preferred Stock.  Holders of the Series I Preferred Stock shall be entitled to vote on all matters submitted to our stockholders and shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of Series I Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series I Preferred stock provides for a liquidation preference of $167 per share.

The Series I Preferred Stock has a mandatory redemption date of December 31, 2015 as to 100% of the Series I Preferred Stock then outstanding and partial mandatory redemptions prior thereto, requiring a minimum of 25% of the total number of shares of Series I Preferred Stock issued to be redeemed (less the amount of any conversions occurring prior thereto) on or prior to each of June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 (each, a “Partial Redemption Date” and each payment, a “Redemption Payment”).  On each Partial Redemption Date, we are required to pay Rockstar a Redemption Payment equal to the lesser of (i) such number of shares of Series I Preferred Stock as have a stated value of $5,000,000; or (ii) such number of shares of Series I Preferred Stock as shall, together with all voluntary and mandatory redemptions and conversions to common stock occurring prior to the applicable Partial Redemption Date, have a stated value of $5,000,000; or (iii) the remaining shares of Series I Preferred Stock issued and outstanding if such shares have a stated value of less than $5,000,000, in an amount of cash equal to its stated value plus all accrued but unpaid dividends, distributions and interest thereon, unless Rockstar, in its sole discretion, elects to waive such Redemption Payment or convert such shares (or a portion thereof) into common stock.  No interest or dividends are payable on the Series I Preferred Stock unless we fail to make the first $5,000,000 Partial Redemption Payment due June 30, 2014, then interest shall accrue on the outstanding stated value of all outstanding shares of Series I Preferred Stock at a rate of fifteen (15%) per annum from January 1, 2014.  Our obligations to pay the Redemption Payments and any interest payments in connection therewith are secured pursuant to the terms of a Security Agreement under which the Rockstar Patents serve as collateral security.  No action can be taken under the Security Agreement unless we have failed to make a second redemption payment of $5,000,000 due December 31, 2014.  The Security Agreement contains additional usual and customary “Events of Default” (as such term is defined in the Intellectual Property Security Agreement) under which Rockstar can take action, including a sale to a third party or reduction of secured amounts via transfer of the Rockstar Patents to Rockstar.

Additionally, in the event we consummate a Fundamental Transaction (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock), we shall be required to redeem such portion of the outstanding shares of Series I Preferred Stock as shall equal (i) 50% of the net proceeds of the Fundamental Transaction after deduction of the amount of net proceeds required to leave us with cash and cash equivalents on hand of $5,000,000 and up until the net proceeds leave us with cash and cash equivalents on hand of $7,500,000 and (ii) 100% of the net proceeds of the Fundamental Transaction thereafter.

The shares of Series I Preferred Stock are not immediately convertible and do not possess any voting rights until such time as we have obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635.  We have agreed to use our reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014.  In connection with the foregoing, we entered into separate Voting and Support Agreements with various stockholders holding in excess of 50.1% of our voting capital pursuant to which the stockholder agreed to vote in favor of the Purchase Agreement and the transactions contemplated thereunder (including the issuances of securities in consideration for the acquisition of assets, pursuant to NASDAQ Listing Rule 5635) at a meeting called therefor or by written consent. As of January 21, 2014, 119,760 shares of Series I Preferred Stock were outstanding.

Options

As of January 21, 2014 , 2,006,714 options were issued under our 2013 Equity Incentive Plan and 6,663 options were issued under our previously adopted 1997 Plan.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, with an address at 110 Greene Street, Suite 403, New York, NY 10012.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “SPEX”.  We have not applied to list our common stock on any other exchange or quotation system.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director.  The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or
•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

    To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a person of three years following the date that such stockholder became an interested stockholder, unless:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;  or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;  or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
•	Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or
●	a combination of any such methods of sale.

The aggregate proceeds to the selling stockholders from any sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We would not receive any of the proceeds from any such sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

    The validity of the issuance of the securities offered hereby will be passed upon for us by Baxter, Baker, Sidle, Conn & Jones, P.A.

EXPERTS

    The audited financial statements as of and for the years ended December 31, 2012 and 2011, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

    The audited financial statements of North South Holdings, Inc. as of December 31, 2012 and for the period from November 9, 2012 (inception) through December 31, 2012 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Marcum LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

Index to Financial Statements Page

Audited Financial Statements for the Years ended December 31, 2012 and 2011

Unaudited Condensed Consolidated Financial Statements for the Three and Nine months ended September 30, 2013 and 2012

North South Holdings Inc. and Subsidiary Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Financial Statements
Page
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013	F-65
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013	F-66
Notes to Pro Forma Condensed Consolidated Financial Statements	F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Spherix Incorporated

We have audited the accompanying consolidated balance sheets of Spherix Incorporated (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spherix Incorporated and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

McLean, VA
March 20, 2013

Spherix Incorporated
Consolidated Statements of Operations
For the Years Ended December 31, 2012 and 2011

	2012	2011

Revenue	$19,922	$-

Operating expense
Research and development expense	(727,091)	(1,645,939)
Selling, general and administrative expense	(2,764,836)	(2,548,007)
Total operating expense	(3,491,927)	(4,193,946)
Loss from operations	(3,472,005)	(4,193,946)

Other Income from Change in Fair Value of Warrants	1,202,489	3,716,812
Loss on issuance of warrants	(621,983)	(4,983)
Interest income	3,466	3,455
Other income	-	51,261
Gain on settlement of obligations	-	845,000
(Loss) income from continuing operations before taxes	(2,888,033)	417,599
Income tax expense	-	(14,485)
(Loss) income from continuing operations	(2,888,033)	403,114

Discontinued operations
Loss from discontinued operations	(968,991)	(383,529)
Income tax expense	-	-
Loss from discontinued operations	(968,991)	(383,529)

Net (loss) income	$(3,857,024)	$19,585

Net (loss) income per share, basic
Continuing operations	$(10.56)	$3.07
Discontinued operations	$(3.54)	$(2.92)
Net (loss) income per share	$(14.10)	$0.15
Net loss per share, diluted
Continuing operations	$(10.56)	$(2.37)
Discontinued operations	$(3.54)	$(2.77)
Net loss per share	$(14.10)	$(5.14)

Weighted average shares outstanding, basic	273,567	131,285
Weighted average shares outstanding, diluted	273,567	138,346

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Balance Sheets
As of December 31, 2012 and 2011

ASSETS	2012	2011
Current assets
Cash and cash equivalents	$4,498,237	$4,911,350
Trade accounts receivable, net of allowance of $0 and $8,174	-	-
Other receivables	3,425	293
Prepaid research expenses	-	209,780
Prepaid expenses and other assets	100,474	116,565
Assets of segment held for sale	104,265	289,927
Total current assets	4,706,401	5,527,915

Property and equipment, net of accumulated depreciation	24,009	85,374
of $308,386 and $244,711
Patents, net of accumulated amortization of $0 and $2,146	-	-
Deposit	25,625	35,625
Assets of segment held for sale, non-current	-	6,108
Total assets	$4,756,035	$5,655,022

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$425,774	$269,996
Accrued salaries and benefits	280,263	242,550
Liabilities of segment held for sale	25,040	380,136
Total current liabilities	731,077	892,682

Deferred rent	45,081	47,675
Warrant liability	3,125,393	916,621
Total liabilities	3,901,551	1,856,978

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized;
5,250 series B issued and 1 outstanding at December 31, 2012,
and December 31, 2011	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized;
814,114 and 155,150 issued, 813,713 and 154,749
outstanding at December 31, 2012 and 2011, respectively	82	16
Paid-in capital in excess of par value	36,630,406	35,717,008
Treasury stock, 401 shares	(464,786)	(464,786)
Accumulated deficit	(35,311,218)	(31,454,194)
Total stockholders' equity	854,484	3,798,044
Total liabilities and stockholders' equity	$4,756,035	$5,655,022

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 2012 and 2011

	Preferred Stock		Common Stock		Paid-in	Treasury Stock
	Shares	Amount	Shares	Amount	Capital in Excess of Par	Shares	Amount	Accumulated Deficit	Stockholders' Equity

Balance, January 1, 2011	1	$-	107,181	$11	34,536,947	401	(464,786)	31,473,779	$2,598,393

Sale of common stock, net of
offering costs of $103,196	-	-	47,969	5	1,144,527	-	-	-	1,144,532
Stock-based compensation	-	-	-	-	35,534	-	-	-	35,534
Net income	-	-	-	-	-	-	-	19,585	19,585

Balance, December 31, 2011	1	-	155,150	16	35,717,008	401	(464,786)	(31,454,194)	3,798,044

Sale of common stock, net of
offering costs of $77,012	-	-	536,898	54	858,647	-	-	-	858,701
Stock-based compensation	-	-	122,250	12	56,436	-	-	-	56,448
Fractional shares payment	-	-	(184)	-	(1,685)	-	-	-	(1,685)
Net loss	-	-	-	-	-	-	-	(3,857,024)	(3,857,024)

Balance, December 31, 2012	1	$-	814,114	$82	36,630,406	401	(464,786)	(35,311,218)	$854,484

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net (loss) income	(3,857,024)	$19,585
Adjustments to reconcile net (loss) income to net cash
used in operating activities:
Other Income from Change in Fair Value of Warrants	(1,202,489)	(3,716,812)
Issuance costs of warrants accounted for at fair value	245,513	230,604
Loss on issuance of warrants	621,983	4,983
Gain on settlement of obligation	-	(845,000)
Depreciation and amortization	63,675	66,308
Stock-based compensation	56,448	35,534
Provision for doubtful accounts	(8,174)	8,174
Changes in assets and liabilities:
Receivables	5,042	262,333
Prepaid expenses and other assets	235,871	289,830
Accounts payable and accrued expenses	193,491	(366,885)
Deferred rent	(2,594)	(33,270)
Deferred compensation	-	(305,000)
Net cash used in activities of continuing operations	(3,648,258)	(4,349,616)
Net cash used in activities of discontinued operations	(167,429)	(10,044)
Net cash used in operating activities	(3,815,687)	(4,359,660)

Cash flows from investing activities
Purchase of fixed assets	(2,309)	(2,374)
Net cash used in activities of continuing operations	(2,309)	(2,374)
Net cash provided by (used in) activities of discontinued operations	4,102	(2,478)
Net cash provided by (used in) investing activities	1,793	(4,852)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	3,724,991	4,034,352
Issuance cost of common stock and warrants	(322,525)	(333,800)
Reverse stock split fractional share payment	(1,685)	-
Net cash provided by activities of continuing operations	3,400,781	3,700,552
Net cash provided by financing activities	3,400,781	3,700,552

Net decrease in cash and cash equivalents	(413,113)	(663,960)
Cash and cash equivalents, beginning of year	4,911,350	5,575,310

Cash and cash equivalents, end of year	$4,498,237	$4,911,350

Supplemental disclosures of cash flow information:
Cash paid for taxes	$-	$160,829

The accompanying notes to financial statements are an integral part of these financial statements.

Spherix Incorporated
Notes to Consolidated Financial Statements

1.        Summary of Significant Accounting Policies

           Nature of Business and Basis of Presentation

           The Company previously operated via two principal segments, Biospherics, our biotechnology research and development business, and Health Sciences, a technical and regulatory consulting business.  The Health Sciences business provided technical and regulatory consulting services to biotechnology and pharmaceutical companies, as well as providing technical support for the Company’s own R&D activities.  The Company generally provided its consulting services on either a fixed price basis or on a “time and expenses” basis, charging hourly rates for each staff member involved in a project, based on his or her skills and experience.

During the years covered by this report, the Company had two wholly-owned subsidiaries, Biospherics Incorporated and Spherix Consulting, Inc., for its two operating segments.  The Company’s Health Sciences contracts are in the name of Spherix Consulting, Inc. and the Company’s patents are in the name of Biospherics Incorporated.  Spherix Incorporated provides management, strategic guidance, business development, marketing and other services to its subsidiaries.  The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale of the subsidiary.  Certain assets of Spherix Consulting, Inc. were retained by the Company but are presented as assets held for sale in the consolidated balance sheet at December 31, 2012 as they relate to the discounted operations.

On May 6, 2011, the Company effected a one-for-ten reverse split of its common stock.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on November 17, 2009.  The reverse stock split reduced the number of outstanding shares of Common Stock from 25,624,872 shares to 2,562,488 shares at that time.

On September 21, 2012, the Company effected a one-for-twenty reverse split of its common stock.  The Company implemented the reverse stock split under the authority granted to the Board of Directors by the Company's stockholders at the annual meeting of stockholders held on August 14, 2012.  The reverse stock split reduced the number of outstanding shares of Common Stock from 4,159,777 shares to 207,806 shares.  All per share amounts and outstanding shares, including all Common Stock equivalents, stock options, equity compensation plans, and warrants, have been retroactively adjusted in the Financial Statements and in the Notes to the Financial Statements for all periods presented to reflect the reverse stock split.

           The consolidated financial statements include the accounts of Spherix Incorporated and Biospherics Incorporated.  All intercompany balances and transactions have been eliminated in consolidation.

           Use of Estimates and Assumptions

           The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).  This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period.  Significant estimates include the fair value of warrants, the valuation allowance on deferred tax assets, stock compensation expense, amortization and depreciation.  Accordingly, actual results could differ from those estimates and assumptions.

           Cash and Cash Equivalents

           The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash and cash equivalents.  The Company maintains cash balances at several banks.  Interest bearing accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  At December 31, 2012, the Company’s interest bearing deposits in excess of the FDIC limits was $4.5 million.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

    Property and Equipment and Depreciation

           Property and equipment are stated at cost and consist of office furniture and equipment, computer hardware and software, and leasehold improvements.  The Company computes depreciation and amortization under the straight-line method and typically over the following estimated useful lives of the related assets:

    Office furniture and equipment             3 to 10 years
    Computer hardware and software                    3 to 5 years

           Leasehold improvements are depreciated or amortized over the shorter of the term of the related lease or the estimated useful lives of the assets (generally 5 to 10 years).  Major additions, improvements and renewals are capitalized at cost and ordinary repairs, maintenance, and renewals are expensed in the year incurred.  Gains or losses from the sale or retirement of property and equipment result from the difference between sales proceeds (if any) and the assets’ net book value, and are recorded in the consolidated Statements of Operations.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, including patents and property and equipment, may not be fully recoverable, the Company evaluates the probability that the future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets.  If any impairment is indicated as a result of this review, the Company would recognize a loss based on the amount by which the carrying amount exceeds the estimated fair value, determined based on the discounted future cash flows.  In 2012 and 2011, no such impairment was noted.

Treasury Stock

The Company accounts for the treasury stock using the cost method, which treats it as a reduction in stockholders’ equity.

Common Stock Purchase Warrants

The Company accounts for the issuance of Common Stock purchase warrants issued in connection with the equity offerings in accordance with the provisions of ASC 815, Derivatives and Hedging (“ASC 815”). The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

See Note 2 related to the restatement for the accounting for stock purchase warrants.

Preferred Stock

Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Accordingly the Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares as a component of stockholders’ equity.

The Company’s Series B Convertible Preferred Stock does not feature any redemption rights within the holders’ control or conditional redemption features not solely within the Company’s control as of December 31, 2012.  Accordingly, the Series B Convertible Preferred Stock is presented as a component of stockholders’ equity.

    Revenue Recognition

           Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered, the contract price is fixed or determinable and collectability is reasonably assured.  On time and expense contracts revenue is recognized at contractually agreed-upon rates based upon direct labor hours expended and other direct costs incurred.  Revenue for fixed-price contracts is recognized under the proportional performance method based upon labor charged in relation to total expected labor charges.  Losses, if any, on contracts are recorded during the period when first determined.

           Research and Development Costs

    Research and development costs are charged to operations as incurred.

    Selling, General and Administrative Expense

           The Company’s selling, general and administrative expenses consist primarily of executive management salaries and fringe benefits, sales and marketing costs, finance and accounting, human resources, as well as general corporate costs and costs related to being a public company.

Other Income from Change in Fair Value of Warrants

The fair value of warrants is measured each quarter and the change in fair value between periods is recognized as other income or expense in the respective periods.

Loss on Issuance of Warrants

The loss on issuance of warrants reflects the difference in the fair market value of the warrants as determined using the Black-Scholes option valuation method and the proceeds received.  The proceeds received from Warrants issued with other instruments (such as common stock or preferred stock) are determined based upon the fair value of liability classified warrants with the residual allocated to the other instruments.

Other Income

Other income consists of two grants from the U.S. Government awarded in October 2010 in support of the Company’s diabetes and triglyceride research.  As a result, in 2011 the Company recognized $51,000 in other income and a related tax expense of $14,000.  No grant awards were recognized in 2012.

Income Taxes

       Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is established based upon periodic assessments made by management to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the current tax provision for the period and the change during the period in deferred tax assets and liabilities.

The Company’s policy is to recognize interest and penalties on tax liabilities as interest expense.  At December 31, 2012 and 2011, the Company had no unrecognized income tax benefits and recognized no interest or penalties on income tax liabilities.

Discontinued operations

  The operations of Spherix Consulting, Inc. have been retroactively adjusted as discontinued operations as a result of the December 3, 2012 sale.  The Spherix Consulting segment generated nearly all of the Company’s revenue and provided technical support for the Company’s Biospherics segment.

	2012	2011
Revenue	$728,312	$820,925

Direct cost and operating expense	(417,428)	(388,065)
Selling, general and administrative expense	(1,279,875)	(816,389)
Loss from discontinued operations before taxes	$(968,991)	$(383,529)

           Fair Value Information

           We group financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The estimated fair value of the Company’s warrants was determined by the use of unobservable Level 3 inputs.  The warrants are measured at estimated fair value using the Black-Scholes valuation model, which is based, in part, upon inputs for which there is little or no observable market data, requiring the Company to develop its own assumptions. Inherent in this model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. We estimate the volatility of our common stock at the date of issuance, and at each subsequent reporting period, based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on our historical rate. The assumptions used in calculating the estimated fair value of the warrants represent our best estimates. However these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are used, the warrant liability and the change in estimated fair value could be materially different.

At December 31, 2012 and 2011, the Company had approximately $3.1 million and $0.9 million of warrant liabilities, respectively (see note 9 – Warrant Liability).  The Company’s other financial instruments, which consist only of cash and cash equivalents approximate their carrying value given their short maturities.

 The following table summarizes the activity of Level 3 inputs measured on a recurring basis for the year ended December 31, 2012:
Fair Value Measurements of Warrants Using Significant Unobservable Inputs (Level 3)
Balance at December 31, 2011	$3,125,000

Change in fair value of Warrant Liability	(2,208,000)

Balance at December 31, 2012	$917,000

    Accounting for Stock-Based Compensation

           The Company applies the fair value method, which requires that the fair value measurement of all employee share-based payments to employees, including grants of employee stock options, be expensed over their requisite service period based on their value at the grant date using their fair value, determined using a prescribed option-pricing model.  The Company uses a Black-Scholes option valuation method to value stock options.  For the years ended December 31, 2012 and 2011, the Company recognized $56,000 and $36,000, respectively, in stock based compensation expense relating to the issuance of 2,250 stock options awarded in November 2011, the issuance of 1,333 stock options awarded in April 2010 and the issuance of 2,950 stock options awarded in February 2006 (see Note 10, “Stockholders’ Equity”).

           Net (Loss) Income Per Share

           Basic net (loss) income per common share has been computed by dividing net (loss) income by the weighted-average number of common shares outstanding during the year.  Diluted net income per common share has been computed by dividing net income by the weighted-average number of common shares outstanding plus an assumed increase in common shares outstanding for common stock equivalents.  At December 31, 2012, the exercise price of 1,151 of the Company’s 7,163 outstanding options and 483,657 of the Company’s 550,664 warrants was below the average market price of the Company’s common stock for the period, however these were excluded from the dilutive calculation as their inclusion would have been anti-dilutive.  At December 31, 2011, the exercise price of 293shares of the Company’s 2,425 outstanding options and 27,427 shares of the Company’s 55,391 warrants was below the average market price of the Company’s common stock for the period.
Diluted earnings per share Calculation	December 31, 2012	December 31, 2011

Net (loss) income	$(3,857,024)	$19,585
Less other income from change in fair value of warrants assumed exercised	--	(730,862)
Adjusted net loss	$(3,857,024)	$(711,277)

Diluted shares outstanding
Weighted average shares outstanding,	273,567	131,285
Shares assumed exercised	--	7,061
Diluted shares outstanding	273,567	138,346

Net loss per share, diluted	$(14.10)	$(5.14)

New Accounting Pronouncements

    In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard was effective for fiscal years beginning after December 15, 2011 with retrospective application.  The adoption of the new standard had no impact on the Company’s financial statements as the Company has no items which would be included in comprehensive income other than net income (loss).  The new standard also requires presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented.  In December 2011, the FASB deferred the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income, while still requiring entities to adopt the other requirements.  We adopted the new standard on January 1, 2012.  The adoption of this standard had no impact on our consolidated financial statements.  In February of 2013, the FASB issued a new accounting standard to improve the transparency of reporting reclassifications out of accumulated other comprehensive income by requiring entities to present in one place information about significant amounts reclassified and, in some cases, to provide cross-references to related footnotes.  We are required to adopt this standard as of the beginning of 2013. We do not expect this adoption to have a material impact on our financial statements.

In May 2011, the FASB issued a new accounting standard  which was an  amendment to achieve common fair value measurement and disclosure requirements in GAAP and international financial reporting standards (“IFRS”).  The amendments explain how to measure fair value and will improve the comparability of fair value measurement presented and disclosed in financial statements prepared in accordance with GAAP and IFRS.  The standard requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy.  This authoritative guidance is to be applied prospectively. The standard was effective and adopted by the Company during 2012.

2.           Liquidity

We continue to incur ongoing administrative and other expenses, including public company expenses, without any corresponding revenue.  If we re-commence our pharmaceutical development efforts, we will begin to incur substantial development costs and will not likely receive any revenue for the foreseeable future.

Until such time as we earn revenue from our pharmaceutical development business or from a new business venture, we intend to finance our activities through:

•	the remaining proceeds of our equity offerings; and
•	additional funds we will seek to raise through the sale of additional securities in the future.

Working capital was $4.0 million and $4.6 million at December 31, 2012 and December 31, 2011, and cash on hand was $4.5 million and $4.9 million, respectively.  Management believes that this cash on hand will be sufficient to sustain operations for the next twelve months.

In early December 2012, we sold the stock of our subsidiary Spherix Consulting, Inc. for nominal consideration.  This sale allows the Company to minimize its administrative and other costs pending completion of the Company’s review of its strategic alternatives.

In November 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants.   The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  The warrants are exercisable for a period of five years.  The Company has agreed to register the common stock sold in the offering and the common stock issuable upon exercise of the warrants.  Failure on the part of the Company to satisfy certain registration deadlines may subject the Company to payment of certain monetary penalties.  The investors have agreed to temporarily waive their right to cause the Company to register these shares.  The investors have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.

In early 2013, nearly all of the warrants issued in November 2012 were exchanged for shares of Series C Convertible Preferred Stock.

In February 2012, the Company obtained net proceeds of approximately $1.1 million in a registered direct offering of common stock and warrants.   Both the common stock issued in the offering and the underlying common stock for the warrants issued in the offering were previously registered under a Form S-3 shelf registration statement declared effective by the SEC in October 2009.

We believe our current capital is inadequate to pursue business opportunities, which we may desire to pursue in the future and as a result we anticipate we will need to raise additional funds from time to time, which could take the form of debt, equity, convertible securities or a combination of the above.  We may be required to raise capital at prices that are below our current market capitalization value.

The Company cannot be assured that it will be able to attract an investor in our securities or raise the additional funds it will likely require in the future; that the Company will be able to obtain any required stockholder approval; or that the Company will be able to successfully complete additional offerings or sales of its securities.  If we reach a point where we are unable to raise needed additional funds to continue our business activities, we will be forced to cease our business activities in which case the Company could also be required to terminate its operations and dissolve.  However, we believe that the Company presently has sufficient cash balances to continue as a going concern for the next 12 months based upon its reduced requirements for salaries and other expenses following the disposition of the consulting segment and the reduced activity of its research and development program.

3.           Accounts Receivable

Credit is extended to customers based on an evaluation of a customer’s financial condition and, in general, collateral is not required.  Management regularly reviews accounts receivable for uncollectible and potentially uncollectible accounts, and when necessary establishes an allowance for doubtful accounts.  Balances that are outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

At December 31, 2012 and 2011, the allowance for doubtful accounts was $0 and $8,000, respectively.

Balance, January 1, 2011	$-
Provision for doubtful accounts	8,000
Balance December 31, 2011	8,000
Bad debt recovery	(8,000)
Balance December 31, 2012	$-

4.           Property and Equipment

              The components of property and equipment as of December 31, at cost are:

	2012	2011
Computers	$9,000	$7,000
Office furniture and equipment	94,000	94,000
Leasehold improvements	229,000	229,000
Total cost	332,000	330,000
Accumulated depreciation and amortization	(308,000)	(245,000)
Property and equipment, net	$24,000	$85,000

              The Company’s depreciation expense for the years ended December 31, 2012 and 2011 was $64,000 and $66,000, respectively.

5.           Patents and Intangible Assets

              The Company’s amortization expense for the years ended December 31, 2012 and 2011 was $0 and $2,000 on patents with an original value of $53,000, of which $2,000 and $51,000 expired in 2012 and 2011, respectively.

6.           Accounts Payable and Accrued Expenses

              Accounts payable and accrued expenses consisted of the following at December 31:

	2012	2011

Accounts payable	$210,000	$106,000
Accrued expenses	218,000	164,000
	$428,000	$270,000

7.           Accrued Salaries and Benefits

      Accrued salaries and benefits consisted of the following at December 31:

	2012	2011

Accrued Payroll	$21,000	$29,000
Accrued annual bonuses	173,000	176,000
Accrued severance	40,000	-
Accrued vacation	42,000	38,000
Other	4,000	-
	$280,000	$243,000

8.           Warrant Liability

At December 31, 2012 and 2011, the Company had approximately $3.1 million and $0.9 million of warrant liabilities, respectively, and recognized $1.2 million and $3.7 million in other income from changes in fair value of warrants, respectively.

	Warrant	Exercise	Estimated fair value		Change in estimated fair value
Date	Shares	Price	2012	2011	2012	2011
11/16/2009	5,522	$650.00	$-	$41,000	$(40,000)	$(524,000)
11/16/2009	414	$575.00	-	-	-	(1,000)
10/7/2010	10,500	$300.00	3,000	157,000	(154,000)	(1,069,000)
10/7/2010	630	$312.50	-	-	-	(50,000)
1/19/2011	10,673	$160.00	7,000	184,000	(177,000)	(1,277,000)
1/19/2011	640	$162.50	-	1,000	(1,000)	(65,000)
10/25/2011	26,628	$44.80	106,000	528,000	(422,000)	(709,000)
10/25/2011	799	$59.13	-	6,000	(6,000)	(22,000)
2/2/2012	10,648	$28.00	49,000	-	(144,000)	-
2/2/2012	1,597	$27.00	-	-	(21,000)	-
11/8/2012	483,657	$6.53	2,960,000	-	(237,000)	-
			3,125,000	$917,000	$(1,202,000)	$(3,717,000)

The Company used the following assumptions in the Black-Scholes calculation used to measure the fair value of warrants at December 31, 2011 and 2012 (as retroactively adjusted for the 2012 and 2011 reverse stock splits).

As of December 31, 2011
Grant Date	11/16/09	10/07/10	01/19/11	10/25/11
Shares	5,522	10,500	10,673	26,628
Stock price	$23.40	$23.40	$23.40	$23.40
Exercise price	$650.00	$300.00	$160.00	$44.80
Expected terms (yrs)	2.9	3.8	4.1	4.8
Risk-free interest rate	0.36%	0.60%	0.60%	0.83%
Estimated volatility	144.55%	156.71%	156.71%	143.85%

As of December 31, 2012
Grant Date	11/16/09	10/07/10	01/19/11	10/25/11	02/02/12	11/08/12
Shares	5,522	10,500	10,673	26,628	10,648	483,657
Stock price	$6.83	$6.83	$6.83	$6.83	$6.83	$6.83
Exercise price	$650.00	$300.00	$160.00	$44.80	$28.00	$6.53
Expected terms (yrs)	1.9	2.8	3.1	3.8	4.1	4.9
Risk-free interest rate	0.25%	0.36%	0.36%	0.54%	0.54%	0.72%
Estimated volatility	110.99%	101.94%	101.94%	133.28%	133.28%	146.03%

As of the date of issuance for warrants issued in 2011 and 2012
Grant Date	01/19/11	10/25/11	02/02/12	11/08/12
Shares	10,673	26,628	10,648	483,657
Stock price	$155.00	$51.40	$20.60	$7.31
Exercise price	$160.00	$44.80	$28.00	$6.53
Expected terms (yrs)	5	5	5	5
Risk-free interest rate	1.95%	1.01%	0.71%	0.65%
Estimated volatility	138.7%	144.6%	144.7%	146.0%

9.           Stockholders’ Equity

Equity Offerings

On November 7, 2012, the Company obtained net proceeds of approximately $2.3 million in a private placement of common stock and warrants.  The Company sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  Subject to certain ownership limitations, the warrants are exercisable for a period of five years.  The common stock and warrants were issued in a private placement of securities exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.  The warrants are classified as a liability and the common stock is classified as permanent equity.  The investors shall have the right to participate for 100% of any future debt or equity offerings of the Company during the two years following the Closing.  Certain of these warrants were exchanged for shares of Series C Convertible Preferred Stock in early 2013.

On February 2, 2012, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 53,241 shares of its common stock and warrants to purchase up to an additional 10,648 shares of its common stock to such investors for gross proceeds of approximately $1.15 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.2 of a share of common stock.  The purchase price per unit was $21.60.  Subject to certain ownership limitations, the warrants are exercisable at any time commencing six (6) months after the initial issue date and on or prior to August 7, 2017, but not thereafter, at an exercise price of $28.00 per share.  The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million.  The common stock issued in the February 2012 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of our February 2012 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants to purchase up to 1,597 shares of our common stock at an exercise price of $27.00 per share.  The estimated fair value of the warrants at the date of grant was $19,000.  The warrants are exercisable at the option of the holder at any time beginning six (6) months after the closing through and including February 6, 2014.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants are classified as a liability.

In October 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 26,628 shares of its common stock and warrants to purchase up to an additional 26,628 shares of its common stock to such investors for gross proceeds of approximately $1.25 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock.  The purchase price per unit was $47.40.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $44.80 per share.  The net proceeds to the Company from the offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million.  The common stock issued in the October 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants were registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-3 (File No. 333-177748), which became effective on November 21, 2011.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of the October 2011 offering, the Company issued to Rodman & Renshaw, LLC warrants with a term of two years to purchase 799 shares of our common stock (at an exercise price of $59.00 per share).  The estimated fair value of the warrants at the date of grant was $25,000.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants are classified as a liability.

On January 19, 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 21,345 shares of its common stock and warrants to purchase up to an additional 10,673 shares of its common stock to such investors for gross proceeds of approximately $2.77 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock.  The purchase price per unit was $130.00.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $160.00 per share.  The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $2.6 million.  The common stock issued in the January 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of our January 2011 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants with a term of two years to purchase up to 640 shares of our common stock at an exercise price of $163 per share.  The estimated fair value of the warrants at the date of grant was $42,000. These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants are classified as a liability.

               Restricted Stock

On December 28, 2012, the Company issued 120,000 shares of restricted stock under the Company’s 2012 Equity Compensation Plan.  The total fair value of the issuances of the stock was approximately $816,000, which will be recognized as performance targets are obtained.  On December 31, 2012, the Company issued 2,250 shares of restricted stock under the Company’s 2012 Equity Compensation Plan.  The total fair value of the issuances of the stock was approximately $15,000, which will be recognized as expense over an eighteen month vesting period.  No expense was recognized in 2012.  The fair value of the stock awards was based on the closing market price of the Company's common stock on the date of the grant.

               Stock Option Plan

In late 2012, the Company adopted the 2012 Equity Incentive Plan (the “Plan”) which permits issuance of incentive stock options, non-qualified stock options and restricted stock.  The Plan replaced a prior incentive stock plan.  During 2012 and 2011, the Company granted 5,487 and 2,250 options to the Company’s Board of Directors and officers under the previous plan.  Options issued to employees typically vest over a four-year period and options issued to non-employee directors vested immediately upon being granted.  At December 31, 2012, there were 6,789 options under the previous plan that were fully vested.  The total unrecognized stock compensation expense at December 31, 2012 is approximately $12,000, which will be recognized over 2.9 years.

The Company used the following assumptions in the Black-Scholes calculation used to measure the fair value of stock-based compensation in accordance with ASC 718 for stock options granted in 2012 and 2011.

	11-16-2012	8-14-2012	5-15-2012	11-15-2011
Risk-free interest rate	0.62%	0.75%	0.74%	0.93%
Dividend yield	0%	0%	0%	0%
Expected life (years)	5	5	5	5
Volatility	91.3%	111.8%	122.7%	130.0%

    Activity for the two years ended December 31, 2012, for all option grants is shown below:

	2012				2011
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,426	$53.60			316	$322.00
Granted	5,487	$10.93			2,250	$40.00
Exercised	-	$-			-	$-
Expired or forfeited	(750)	$40.00			(140)	$440.00
Outstanding at end of year	7,163	$22.34	4.4	$-	2,426	$53.60
Exercisable at end of year	6,788	$21.36	4.5	$-	1,176
Weighted-average fair value of
options granted during the year	$8.44				$34.20

Price range of options
Outstanding	$9.80-$228.00				$40.00-$228.00
Exercised	$-				$-
Expired or forfeited	$40.00				$440.00

           The following table summarizes information with respect to stock options outstanding at December 31, 2012:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price
$9.80-$15.20	5,488	$10.93	4.7	5,488	$10.93
$40.00	1,500	$40.00	3.9	1,125	$40.00
$228.00	175	$228.00	2.4	175	$228.00
	7,163			6,788

10.     Gain on Settlement of Obligations

 On January 14, 2011, Biospherics Incorporated, a wholly-owned subsidiary of the Company, filed a Complaint For Injunction Relief And Damages in The United States District Court For The District Of Maryland against Inalco S.p.A. (the “Complaint”).  The Complaint alleged that Inalco had breached the 2009 Manufacturing Support and Supply Agreement as Inalco (i) refused to supply D-tagatose previously paid for by Biospherics, (ii) refused to provide a promised bank guarantee, and (iii) shut-down its D-tagatose production facilities.  On March 16, 2011, both parties signed a settlement agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose, which has been received by Spherix, and both parties have agreed to release each other from any other obligations under the previous agreement.  As a result, the Company recognized a gain of $600,000 in March 2011 on the release from its purchase obligation.

 In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.  The Company’s estimated liability to the Levins at December 31, 2010, and prior to the above agreement was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized the $245,000 difference as a gain on settlement of obligations in January 2011.

11.          Income Taxes

Income tax from continuing operations for 2012 and 2011 was as follows:

	2012	2011
U.S. Federal income tax expense	$-	$(13,000)
State and local income tax expense	$-	$(1,000)
Total income tax expense	$-	$(14,000)

	2012	2011
Current income tax expense	$-	$(14,000)
Deferred income tax expense	$-	$-
Total income tax expense	$-	$(14,000)

       The deferred tax assets as of December 31, 2011 have been restated to reflect the deferred tax assets for continuing operations only.  The tax effects of significant temporary differences representing deferred tax assets as of December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Deferred rent	$17,000	$19,000
Accrued vacation	16,000	15,000
Tax credit/grants	82,000	82,000
Deferred compensation	16,000	-
Net operating loss carryforward	16,852,000	15,467,000
Accrued bonus	68,000	68,000
Stock based compensation	45,000	25,000
Accrued expenses	38,000	38,000
Property and equipment	19,000	-
Warrants	3,683,000	2,813,000
Warrants - issuance costs	553,000	211,000
Other	1,000	5,000
Total deferred tax asset	20,837,000	18,532,000

Deferred tax liabilities
Property and equipment	-	(3,000)
Change in accounting method - accrued bonus	-	(20,000)
	-	(23,000)

Valuation allowance	(20,837,000)	(18,509,000)

Net deferred tax asset	$-	$-

At December 31, 2012 and 2011, the Company had gross operating loss carryforwards for U.S. federal income tax purposes of approximately $41.4 million and $37.9 million, respectively, which will begin to expire in 2019.  At December 31, 2012 and 2011, the Company had gross operating loss carryforwards for state income tax purposes of approximately $51.6 million and $48.6 million, respectively, which will begin to expire in 2018.  Based on the Company’s historical losses and its accumulated deficit, the Company has provided a full valuation allowance against the net deferred tax assets.

Utilization of the net operating loss carryforwards and credit could be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions.  The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred.  The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change and could result in a reduction in the total net operating losses and research credits available.

           Reconciliation between actual tax benefits and taxes computed at the statutory Federal rate of 34 percent for 2012 and 2011 are as follows:

	2012	2011
U.S. Federal income tax benefit at the statutory rate of 34%	$982,000	$(142,000)
Effect of permanent differences	4,000	(9,000)
Effect of permanent differences - Government Grant	-	4,000
Effect of permanent differences - Warrants	114,000	1,184,000
State income taxes benefit, net of federal tax benefit	99,000	251,000
Other	(1,000)	(78,000)
Change in valuation allowance	(1,198,000)	(1,224,000)
Income tax expense	$-	$(14,000)

During 2010, the Company’s subsidiary, Biospherics Incorporated, received notice from the IRS that it had been awarded two grants under IRC Section 48D of the Internal Revenue Code’s “Qualifying Therapeutic Discovery Project.”  The amount received pursuant to the QTDP Grant was $0.3 million of which $0.1 million related to the income tax benefit associated with the realization or “monetization” of prior-period tax attributes for which the Company had previously established a valuation allowance.

Tax Uncertainties

The Company recognizes a tax benefit associated with an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority.  For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that it judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority.  The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation.  The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company has not recognized any such adjustments.  At December 31, 2012 and 2011, the Company had no material unrecognized income tax benefits and recognized no interest or penalties on income tax liabilities.

The Company is subject to U.S. federal income tax and state and local income tax in multiple jurisdictions.  The statute of limitations for the consolidated U.S. federal income tax return is closed for all tax years up to and including 2008, except for pre-2008 tax returns that generated net operating loss carry forwards that could be adjusted on audit.  Currently, no federal or state and local income tax returns are under examination by the respective taxing authorities.

12.         Commitments and Contingencies

               Purchase Commitments

During 2009, the Company entered into a purchase commitment with a supplier of the Company’s D-tagatose product.  The agreement committed the Company to purchase 25 metric tons of D-Tagatose.  The Company utilized the D-tagatose as a part of the Phase 2 and Phase 3 trials.  This phase was necessary for the Company to be able to commercialize the product and as the products were not going to be available for sale, the Company wrote off the entire product value into Research and Development Costs.  The amounts written off in 2009 from the agreement were $1.1 million.  Of this amount $500,000 was paid in 2009 and the remaining balance of $600,000 was included in the Company’s accounts payable and accrued expenses at December 31, 2010.  On March 16, 2011, both parties signed an agreement whereby Inalco agreed to supply Spherix with 8.5 metric tons of D-tagatose for amounts previously paid for and both parties agreed to release each other from any other obligations under the previous agreement.  As a result, Spherix recognized a gain of $600,000 in 2011 on the release from its purchase obligation.

Leases

              The Company has commitments under an operating lease through 2018 relating to its administrative office in Bethesda, Maryland.  In March 2012, the Company entered into an amendment to its office building lease, which extends the term of the lease five years.  The lease as amended will expire on March 31, 2018.  Commencing on April 1, 2012, the base annual rent shall be $152,500, with an increase of 3% annually.  In addition, the Company subsequently entered into a new lease agreement in February 2013 for office space in Tysons Corner, Virginia (see subsequent event footnote 16).

              Future minimum rental payments required as of December 31, 2012, under the non-cancelable lease are as follows:

Year Ending December 31,	Operating Lease

2013	$156,000
2014	161,000
2015	165,000
2016	170,000
2017	176,000
2018	44,000
$872,000

       The Company’s building lease contains step rent provisions, capital improvement funding, or other tenant allowances.  Minimum rental payments including allowances on this lease are recognized on a straight-line basis over the term of the lease.  The Company incurred net operating lease rental expenses of approximately $155,000 and $129,000 for the years 2012 and 2011, respectively.

       Related Party Transactions

              At the end of December, 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Kesner, a director and interim Chief Executive Officer of the Company, pursuant to which the entity was issued 120,000 shares of common stock in exchange for its services.  The shares will vest if prior to December 31, 2017, the Company:  (i) closes an acquisition either approved by the stockholders or in excess of $25 million;  (ii) closes a private or public financing of at least $7.5 million;  (iii) sells all or substantially all of its assets;  or (iv) otherwise suffers a change in control.  In such an event, the affiliate shall also be entitled to a one-time payment of $250,000.

Mr. Kesner’s law firm has provided legal services to the company in late 2012 and  invoiced the Company approximately $40,000 for these services and is included in accrued expenses at December 31, 2012.

On November 30, 2012, but effective as of December 3, 2013, Dr. Claire L. Kruger resigned as the Chief Executive Officer/Chief Operating Officer of the Company.  In connection with Dr. Kruger’s departure, the Company paid Dr. Kruger her 2012 bonus of $143,000 and a severance of $286,000, both of which were paid during 2012.  For the other departing employees the Company agreed to pay a total of $82,000 in 2012 bonuses and approximately $211,000 in severances, which were also paid during 2012.

On December 12, 2012 the Company entered into a Retention Agreement with Mr. Clayton which provides that (i) Mr. Clayton will remain as CFO of the Company through March 31, 2013 and (ii) the Company will pay Mr. Clayton a severance of $212,180 as required by the terms of his prior employment agreement.

Under employment agreements with Dr. Gilbert V. Levin and Mrs. M. Karen Levin, the Company’s founders, the Company agreed to provide Dr. and Mrs. Levin each with lifetime payments of $12,500 each quarter and to fund long-term lifetime healthcare and health insurance policies following their retirements from the Company on August 14, 2008 and January 4, 2006, respectively.  At January 1, 2011, the Company’s liability for both Dr. and Mrs. Levin was estimated to be $450,000 for the lifetime payments and $245,000 for funding the long-term lifetime healthcare and health insurance policies based on actuarially determined amounts.  The non-current portion of these amounts was reported on the accompanying balance sheet as deferred compensation at January 1, 2011.  During 2011, the Company paid Dr. and Mrs. Levin a combined total of $24,000 in post-retirement benefits under the above agreements.

In January 2011, the Company entered into a Letter Agreement with Gilbert V. Levin and M. Karen Levin pursuant to which the Company agreed to make a one-time lump sum payment of $450,000 to the Levins in full satisfaction of the Company’s obligation to make a series of continuing payments to the Levins relating to their prior employment by the Company.  The Company’s estimated liability to the Levins at January 1, 2011, and prior to the above agreement, was approximately $695,000.  The $450,000 lump sum payment was made on January 31, 2011, and the Company recognized a gain of $245,000 in 2011.  Per the terms of the agreement, Gilbert V. Levin resigned as a member of the Board of Directors of the Company on January 13, 2011.

13.           Employee Benefit Plans

               The Spherix Incorporated 401(k) Retirement Plan (the “Plan”) is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed one year of service, and have worked a minimum of 1,000 hours in the past Plan or anniversary year.

               Under provisions of the Plan, the Company, for any plan year, has contributed an amount equal to 50% of the participant’s contribution or 2.5 of the participant’s eligible compensation, whichever is less.  The Company may, at its own discretion, make additional matching contributions to participants.  Company contributions, net of forfeitures, amounted to $31,000 and $23,000 in each of the years 2012 and 2011, respectively.

The Plan was terminated in December 2012.

14.           Information by Business Segment

               As a result of the sale of the Spherix Consulting subsidiary, the Company now has only one operating segment, Biospherics.

15.           Subsequent Events

The Company evaluated all events or transactions after December 31, 2012 through the date the financial statements were issued.

Appointment of Interim Chief Executive Officer

On February 27, 2013, Harvey J. Kesner, age 55, was appointed interim Chief Executive Officer of Spherix Incorporated (the “Company”).  Mr. Kesner currently serves as a member of the Board of Directors of the Company.

Nuta Technology Corp.

In early 2013 the Company created a new wholly-owned subsidiary, Nuta Technology Corp. (“Nuta”), organized under the laws of the state of Virginia with its principal offices in Tysons Corner, Virginia.

Office Lease Agreement

In February 2013, the Company entered into a Lease Agreement to lease 837 square feet of office space in Tysons Corner, Virginia.  The lease runs from March 1, 2013 through August 31, 2014.

Letter of Intent

On February 15, 2013, our wholly-owned subsidiary Nuta, entered into a Letter of Intent (the “LOI”) with North South Holdings, Inc. (“North South”), the owner of patents and licenses covering various aspects of wireless communications.  Pursuant to the LOI, at closing, Nuta would acquire 100% of the issued and outstanding capital stock of North South in consideration for the issuance of capital stock of the Company equal to 12,000,000 shares of the Company’s common stock.  Pursuant to the LOI, Nuta will be capitalized with a minimum of $2,000,000 cash at closing and will have engaged management familiar with commercialization of intellectual property assets.

The LOI has certain binding and non-binding obligations, including the acquisition consideration which is not subject to adjustment. However, the transaction is subject to various conditions to closing, including satisfactory completion of due diligence, approval of the Company’s shareholders and definitive documentation.  Upon completion Nuta may seek to engage in commercialization activities related to the inventions that are the subject of the patents acquired, although there can be no assurance that such efforts would be successful.

There can be no assurance that the transactions contemplated by the LOI will be consummated.

Warrant Exchange Agreement

On March 6, 2013, the Company, and certain investors that participated in the November 2012 private placement transaction (“Investors”), entered into separate Warrant Exchange Agreements pursuant to which the Investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of the Company’s Series C Convertible Preferred Stock.  Each share of Series C Convertible Preferred Stock is convertible into one (1) share of Common Stock at the option of the holder, subject to certain limitations on conversions that would result in the Investors acquiring more than 4.99%/9.99% of the outstanding voting stock of the Company.  The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designation”).

Warrants were issued in November 2012 and were convertible for an aggregate of 483,657 shares of Common Stock.  The Warrants were exercisable through November 7, 2017 at an exercise price of $6.53 per share.

Pursuant to the Warrant Exchange Agreements, the Investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, convertible into one share of Common Stock for each share of Series C Convertible Preferred Stock.  The number of shares of common stock underlying the Series C Convertible Preferred stock is the same number as would have been-issued upon a “cashless exercise” of the exchanged Warrants under the terms of the Warrants based on the one-day volume weighted average price of the Company’s Common Stock on February 28, 2013, which was $12.6439 per share, as reported by Bloomberg.  The Company has agreed to register the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of Common Stock issued in the November 2012 private placement transaction.  Currently the Company is not obligated to file any registration statement for the Common Stock, or shares of Common Stock underlying the Warrants, until requested by a majority of the Investors.

Rights Agreement

Effective January 1, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which continues through December 31, 2017.  The Rights Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock.  Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock.  All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension.  Each right entitles a Stockholder to acquire, at a stated purchase price, 1/100 of a share of our preferred stock, which carries voting and dividend rights similar to one share of our Common Stock.  Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period.  In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.  The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement.  At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right.  The Board may also amend any provisions of the Agreement prior to exercise.

Retention Agreement

In January 2013, the Company entered into a Retention Agreement with Mr. Lodder which provides that (i) Mr. Lodder will remain with the Company as an executive officer through June 30, 2013 and receive compensation at the rate previously provided to him and (ii) the Company will pay Mr. Lodder a severance of $233,398 as had been provided under the terms of his Employment Agreement, which was terminated under the terms of his Retention Agreement.

SPHERIX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets
Cash	$2,541,743	$4,498,237
Other receivables	-	3,425
Prepaid expneses and other assets	51,074	100,474
Assets of segment held for sale	-	104,265
Total current assets	2,592,817	4,706,401

Other assets
Property and equipment, net of accumulated depreciation of $332,395 and $308,386	-	24,009
Patent portfolio, net of accumulated amortization of $133,785 and $0	4,967,911	-
Deposit	29,505	25,625
Goodwill	1,711,883	-
Total assets	$9,302,116	$4,756,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$486,136	$425,774
Accrued salaries and benefits	48,505	280,263
Accrued patent costs	1,000,000	-
Liabilities of segment held for sale	2,551	25,040
Total current liabilities	1,537,192	731,077

Deferred rent	45,008	45,081
Warrant liabilities	39,923	3,125,393

Total liabilities	1,622,123	3,901,551

Commitments and contingencies

Stockholders' equity
Convertible preferred stock, $0.0001 par value, 5,000,000 shares authorized;
Series A: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-
Series B: 1 share issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-
Series C: 1 and no shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-
Series D: 1,379,685 and no shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	138	-
Series E: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-
Series F: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized; 2,430,305 and 814,114 shares issued at September 30, 2013 and December 31, 2012, respectively; 2,429,904 and 813,713 shares outstanding at September 30, 2013 and December 31, 2012, respectively	244	82
Additional paid in capital	57,239,275	36,630,406
Treasury stock at cost, 401 shares at September 30, 2013 and December 31, 2012, respectively	(464,786)	(464,786)
Accumulated deficit	(49,094,878)	(35,311,218)

Total stockholders' equity	7,679,993	854,484

Total liabilities and stockholders' equity	$9,302,116	$4,756,035

See accompanying notes to condensed consolidated financial statements

SPHERIX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30, 2013 (Unaudited)	For the Three Months Ended September 30, 2012 (Unaudited)	For the Nine Months Ended September 30, 2013 (Unaudited)	For the Nine Months Ended September 30, 2012 (Unaudited)
Revenues	$1,837	$16,710	$7,811	$16,710

Operating costs and expenses
Amortization of patents	133,785	-	133,785	-
Compensation and compensation related expenses (including stock based compensation)	6,392,503	89,959	7,129,025	492,456
Research and development expenses	9,648	107,817	9,648	617,469
Professional fees	2,139,977	316,671	2,867,945	848,498
Rent	60,433	42,905	132,475	121,630
Depreciation expense	2,519	16,993	24,009	50,936
Other selling, general and administrative expenses	579,740	76,010	884,858	252,201

Total operating expenses	9,318,605	650,355	11,181,745	2,383,190

Operating loss	(9,316,768)	(633,645)	(11,173,934)	(2,366,480)

Interest income	202	830	739	2,774
Fair value adjustments for warrant liabilities	36,583	58,413	(2,610,465)	740,605

Loss from continuing operations before taxes	(9,279,983)	(574,402)	(13,783,660)	(1,623,101)
Income tax expense	-	-	-	-

Loss from continuing operations	(9,279,983)	(574,402)	(13,783,660)	(1,623,101)

Discontinued operations
Loss from discontinued operations before tax	-	(133,148)	-	(323,423)
Income tax expense	-	-	-	-
Loss from discontinued operations	-	(133,148)	-	(323,423)

Net loss	$(9,279,983)	$(707,550)	$(13,783,660)	$(1,946,524)

Net loss per share, basic and diluted
Continuing operations	$(6.93)	$(2.76)	$(14.43)	$(8.09)
Discontinued operations	$-	$(0.64)	$-	$(1.61)

Net loss per share, basic and diluted	$(6.93)	$(3.40)	$(14.43)	$(9.70)

Weighted average shares outstanding, basic and diluted	1,339,300	207,806	955,292	200,547

See accompanying notes to condensed consolidated financial statements

SPHERIX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended	For the Nine Months Ended
	September 30, 2013	September 30, 2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(13,783,660)	$(1,946,524)
Adjustments to reconcile net loss to net cash used in operating activities
Provision for doubtful accounts	-	(8,174)
Depreciation	24,009	50,936
Fair value adjustments for warrant liabilities	2,610,465	(740,605)
Stock based compensation	7,402,485	40,350
Amortization of patent portfolio	133,785	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	60,023	316,041
Accounts receivable	-	103,746
Other receivables	3,425	-
Accounts payable, accrued expenses and accrued salaries and benefits	(171,396)	(151,994)
Deferred payables	(73)	5,206

Net cash used in continuing operations	(3,720,937)	(2,331,018)
Net cash provided by discontinued operations	81,776	17,636
Net cash used in operating activities	(3,639,161)	(2,313,382)

Cash flows from investing activities
Cash acquired in acquisition of North South	2,684,363	-
Purchase of property and equipment	-	(1,599)
Purchase of patent portfolio	(2,001,696)	-

Net cash provided by (used in) investing activities	682,667	(1,599)

Cash flows from financing activities
Proceeds from issuance of note payable	500,000	-
Proceeds received from issuance of preferred stock	500,000	1,055,353
Reverse stock split fractional share payment	-	(1,685)

Net cash provided by financing activiites	1,000,000	1,053,668

Net decrease in cash	(1,956,494)	(1,261,313)
Cash at beginning of period	4,498,237	4,911,350
Cash at end of period	$2,541,743	$3,650,037

Supplemental disclosure of cash flow information
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental disclosure of non cash activity
Issuance of Convertible Preferred Stock - Series C in connection with exchange of warrants	$5,695,935	$-
Conversion of Convertible Preferred Stock - Series C into common stock	$23	$-
Issuance of common stock in connection with cashless exercise of warrants	$1	$-
Issuance of common stock in connection with acquisition of patent portfolio	$1,000,000	$-
Accrued patent costs	$1,000,000	$-

Acquisition of North South Holdings:
Prepaid expenses	$(14,503)	$-
Patent portfolio	(1,100,000)	-
Goodwill	(1,711,883)	-
Common and preferred stock issued	5,510,749	-
Cash acquired in acquisition of North South	$2,684,363	$-

See accompanying notes to condensed consolidated financial statements

Notes to the Condensed Consolidated Financial Statements
(Unaudited)

1. Business, Merger and Basis of Presentation

Business and Merger

Until the sale of Spherix Consulting, Inc. in December 2012, the Company’s principal segments of Spherix Incorporated (the “Company”) have been Biospherics, the biotechnology research and development business, and Spherix Consulting, the technical and regulatory consulting business. On December 3, 2012, the Company sold all of the stock of Spherix Consulting, Inc. Accordingly, the operations of Spherix Consulting, Inc. are reported in the accompanying condensed consolidated financial statements as discontinued operations. We were formed in 1967 as a scientific research company and for much of our history pursued drug development including through Phase III clinical studies which were discontinued in 2012. The Company has shifted its focus during 2013 and is now an intellectual property company that owns patented and unpatented intellectual property.

On December 27, 2012, the Company formed a new wholly-owned subsidiary, Nuta Technology Corp., (“Nuta”), which is incorporated in the state of Virginia. On April 2, 2013, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement") with its wholly owned subsidiary, Nuta, North South Holdings, Inc., a Delaware corporation ("North South"), the owner or assignee of certain patents, licenses and applications (the “North South Intellectual Property”), and the shareholders of North South (the "North South Shareholders"). On September 10, 2013 the transaction contemplated under the Merger Agreement was completed (the “Merger”). At closing, North South merged with and into Nuta with Nuta as the surviving corporation. Nuta will continue its operations in the State of Virginia as the record owner of the North South’s intellectual property. Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all of North South’s 5,213 issued and outstanding shares of common stock were converted into an aggregate of 1,203,153 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and all of North South’s 491 issued and outstanding shares of Series A Preferred Stock and 107 issued and outstanding shares of Series B Preferred Stock were converted into an aggregate of 1,379,685 shares of the Company's Series D Convertible Preferred Stock, par value $0.0001 per share, which is convertible into shares of the Company’s common stock on a one-for-ten basis (collectively with the 1,203,153 common shares of the Company, the “Merger Consideration”).

The closing of the Merger was subject to customary closing conditions, including the receipt of a fairness opinion that the Merger Consideration is fair to stockholders and the Company from a financial point of view, based on, among other things, the North South Intellectual Property assets, and the approval of the Company’s shareholders holding a majority of the outstanding voting capital stock of the Company as of the record date (July 10, 2013) to issue the Merger Consideration pursuant to NASDAQ listing standards.

On July 24, 2013, the Company purchased a group of patents in the mobile communication sector (the “Purchased Patents”) from Rockstar Consortium US LP, a Delaware limited partnership (“Rockstar”) at a contractual price of $4,000,000. In consideration for the Purchased Patents, the Company paid an aggregate $3,000,000 in consideration to Rockstar, which consisted of a $2,000,000 cash payment and 176,991 shares of common stock accepted by the seller in settlement of the $1,000,000 remaining balance of the Company’s common stock (176,991 shares at $5.65 per share). The Shares are subject to a lock-up agreement, subject to certain leak-out provisions, which shall expire on the earlier of (i) six months from the issuance of the shares or (ii) the date that the Company’s Common Stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $15 per share for a period of five consecutive days. The Company has filed a registration statement covering the resale of the shares issued to Rockstar with the Securities and Exchange Commission (the “SEC”) on September 5, 2013. On the anniversary of one year and one day after the Company files its first complaint against a defendant with any one or more of the patents acquired in this transaction, the Company shall deliver $1,000,000 to Rockstar. The initial complaint was filed on August 30, 2013, and at that time the additional $1,000,000 was accrued and included in patent portfolio on the condensed consolidated balance sheet. On January 3, 2013, the Company remitted the $1,000,000 to Rockstar in satisfaction of this liability.

    Rockstar will also be entitled to receive a percentage of future profits after recovery of patent monetization costs and an initial priority return on investment to the Company. The contingent payment provision, as amended, provides for the Company to make future payments to Rockstar that are payable quarterly in arrears at certain contractually defined percentages from recoveries received from monetization events only.  Future payments are also subject to the Company’s attainment of a minimum return of $8 million (the “Purchasers Initial Return”) from the monetization of the purchased patents.  Thereafter, the first of any future payments to be made to Rockstar will be a cumulative $ 13 million target payment (the “Target Amount”) which will become due on or before the six month anniversary of the date of the first monetization event to occur after the attainment of the Purchasers Initial Return, however, this payment, less any amounts paid to Rockstar prior to such due date are only payable from the proceeds received from monetization events.

   Basis of Presentation and Principles of Consolidation

    The accompanying condensed consolidated financial statements of the Company are unaudited and do not include all of the information and disclosures generally required for annual financial statements. In the opinion of management, the statements contain all material adjustments (consisting of normal recurring accruals) necessary to present fairly the Company’s consolidated financial position as of September 30, 2013, the consolidated results of its operations for the three-and nine-month periods ended September 30, 2013 and 2012, and the consolidated results of its cash flows for the nine-month periods ended September 30, 2013 and 2012. This report should be read in conjunction with the Company’s Annual Report on Form 10-K, which does contain the complete information and disclosure, for the year ended December 31, 2012.

The accompanying condensed consolidated financial statements include the accounts of Spherix Incorporated and its wholly-owned subsidiaries, Biospherics Incorporated and Nuta Technology Corp. Prior to the Merger with Nuta, North South formed two Delaware limited liability corporations on July 26, 2013, Guidance IP, LLC (“Guidance”) and Directional IP, LLC. (“Directional”). All significant intercompany balances and transactions have been eliminated in consolidation.

2. Liquidity and Capital Resources

The Company continues to incur ongoing administrative and other expenses, including public company expenses, in excess of corresponding revenue.

The Company intends to finance its activities through:

•	managing current cash and cash equivalents on hand from our past equity offerings,
•	seeking additional funds raised through the sale of additional securities in the future,
•	increasing revenue from the monetization of its patent portfolios, license fees, and new business ventures.

The Company’s business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company’s working capital amounted to $1,055,625 and $3,975,324 at September 30, 2013 and December 31, 2012, respectively and, cash on hand amounted to $2,541,743 and $4,498,237, respectively. Upon closing of the Merger on September 10, 2013, the North South cash balance (approximately $2,684,363) became available for the operations of the Company.

    The Company in November of 2013 sold an aggregate of 304,250 shares of its newly designated Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to subscription agreements. The effective purchase price per share of Common Stock and 156,250 of the Series F Preferred Stock was $6.40 for $1,310,000 of such investment and 148,000 shares of Series F Convertible Preferred Stock will be used to further the operations of the Company (Series F Convertile Preferred Stock - see Note 8, Subsequent Events).

Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. The Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims or initiate inter parties reviews in an effort to avoid or limit liability and damages for patent infringement or cause the Company to incur additional costs as a strategy. If such efforts are successful, they may have an impact on the value of the patents and preclude the Company from deriving revenue from the patents. The patents could be declared invalid by a court or the US Patent and Trademark Office, in whole or in part, or the costs of the Company can increase.

As a result, a negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that legal fees which are not included in contingency fee arrangements, experts and other expenses will be material and could have an adverse effect on its financial condition and results of operations if its efforts to monetize these patents are unsuccessful.

    In addition, the costs of enforcing the Company’s patent rights may exceed its recoveries from such enforcement activities. Accordingly, in order for the Company to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues, including any profit sharing arrangements with inventors or prior owners of the patents. The Company’s failure to monetize its patent assets or the occurrence of unforeseen circumstances that could have a negative impact on the Company’s liquidity could significantly harm its business.

Should the Company be unsuccessful in its efforts to execute its business plan, it could become necessary for the Company to reduce expenses, curtail its operation or explore various alternative business opportunities or possibly suspend or discontinue its business activities.

3. Summary of Significant Accounting Policies

Use of Estimates

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). This requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets, stock-based compensation, valuation of warrants, the valuation of assets acquired and common and preferred stock issued in the acquisition of North South and the valuation allowance related to the Company’s deferred tax assets. Certain of the Company’s estimates, including the carrying amount of the intangible assets, could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates and assumptions.

Concentration of Cash

The Company maintains cash balances at two financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At September 30, 2013, the Company’s cash and cash equivalents in excess of the FDIC limits were $1,932,739. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks.

Accounts Receivable

Credit is extended to customers based on an evaluation of a customer’s financial condition and, in general, collateral is not required. Management regularly reviews accounts receivable for uncollectible and potentially uncollectible accounts, and when necessary establishes an allowance for doubtful accounts. Balances that are outstanding after management has used reasonable collection efforts are written-off through a reduction in the allowance for doubtful accounts and a credit to accounts receivable.

Fair Value of Financial Instruments

Financial instruments, including cash and cash equivalents, accounts and other receivables, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

Revenue Recognition

The Company currently derives its revenues from past production payments. Past production payment revenues are royalty payments for the use of the Company’s intellectual property and where payments are made as part of a settlement of a patent infringement dispute. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability is reasonably assured. Based on the criteria enumerated in Accounting Standards Codification (“ASC”) 605, the Company records its revenues and costs associated with its patent enforcement activities gross on the consolidated statement of operations.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with the Company’s patent enforcement activities, including inventor royalties paid to original patent owners, contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing and enforcement related research, consulting and other expenses paid to third parties and the amortization of patent-related acquisition costs.

Inventor Royalties and Contingent Legal Expenses

Inventor royalties are expensed in the period that the related revenues are recognized. In certain instances, pursuant to the terms of the underlying inventor agreements, costs paid by the Company to acquire patents are recoverable from future net revenues. Patent acquisition costs that are recoverable from future net revenues are amortized over the estimated economic useful life of the related patents, or as the prepaid royalties are earned by the inventor, as appropriate, and the related expense is included in amortization expense.

Contingent legal fees are expensed in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal fees are paid; however, the Company may be liable for certain out of pocket legal costs incurred pursuant to the underlying legal services agreement. Legal fees advanced by contingent law firms that are required to be paid in the event that no license recoveries are obtained are expensed as incurred.

Intangible Assets – Patent Portfolios

Intangible assets include the Company’s patent portfolios with original estimated useful lives ranging from 6 months to 12 years. The Company amortizes the cost of the intangible assets over their estimated useful lives on a straight line basis. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent. As disclosed in Note 1, the Company acquired certain patent portfolios in the third quarter of 2013. The weighted average remaining amortization period of the Company’s patents is approximately 8.5 years. Future amortization of all patents is as follows:

For the Years Ending December 31		Harris Patent Portfolio	CompuFill Patent Portfolio	Rockstar Patent Portfolio	Other Costs	Total Amortization
2013	*	$11,765	$10,294	$247,001	$10,344	$279,404
2014		47,059	41,176	795,348	41,376	924,959
2015		47,059	41,176	672,310	41,376	801,921
2016		47,059	41,176	672,310	41,376	801,921
2017		47,059	41,176	433,918	41,376	563,529
Thereafter		196,077	171,571	1,056,112	172,417	1,596,177
Total		$396,078	$346,569	$3,876,999	$348,265	$4,967,911

* Represents three months remaining for 2013

    Amortization of the intangible assets for the three and nine months ended September 30, 2013 was $133,785. There was no amortization prior to July 24, 2013 as the first assets were placed into service on July 24, 2013.

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses.

Reclassifications

The Company has reclassified certain amounts from its previously reported consolidated financial statements for comparative purposes to conform to the fiscal 2013 presentation. These reclassifications had no impact on the Company’s previously reported consolidated operations or cash flows.

Goodwill

    Under ASC No. 350, “Intangibles—Goodwill and Other” (“ASC 350”), goodwill and indefinite lived intangible assets are not amortized but are reviewed annually for impairment, or more frequently, if impairment indicators arise.

    Goodwill impairment is tested at least annually or when factors indicate potential impairment using a two-step process that begins with an estimation of the fair value of each reporting unit. Step 1 is a screen for potential impairment pursuant to which the estimated fair value of each reporting unit is compared to its carrying value.

    The Company estimates the fair values of each reporting unit by a combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) a comparative analysis of revenue and margins multiples of public companies in similar markets (the market approach). If there is a deficiency (the estimated fair value of a reporting unit is less than its carrying value), a Step 2 test is required.

Income Taxes

The Company adopted the provisions of ASC 740-10, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of September 30, 2013. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

Net Loss Per Share

Basic earnings and loss per share are computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible preferred stock and warrants (using the if-converted method). Diluted loss per share excludes the shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants from the calculation of net loss per share if their effect would be antidilutive.

    Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share at September 30, 2013 and 2012 are as follows:
	September 30, 2013	September 30, 2012
Convertible preferred stock	13,796,852	4
Warrants to purchase common stock	66,062	67,637
Non-vested restricted stock awards	250	-
Options to purchase common stock	2,012,163	2,425
Total	15,875,327	70,066

Stock-based Compensation

The Company accounts for share-based payment awards exchanged for employee services at the estimated grant date fair value of the award. Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant. These options generally vest over a four- to ten-year period.

The fair value of stock options granted was determined on the grant date using assumptions for risk free interest rate, the expected term, expected volatility, and expected dividend yield. The risk free interest rate is based on U.S. Treasury zero-coupon yield curve over the expected term of the option. The expected term assumption is determined using the weighted average midpoint between vest and expiration for all individuals within the grant. The expected volatility assumption is based on the standard deviation of the Company’s underlying stock price’s daily logarithmic returns.

The Company’s model includes a zero dividend yield assumption, as the Company has not historically paid nor does it anticipate paying dividends on its common stock. The Company’s model does not include a discount for post-vesting restrictions, as the Company has not issued awards with such restrictions.

The periodic expense is then determined based on the valuation of the options, and at that time an estimated forfeiture rate is used to reduce the expense recorded. The Company’s estimate of pre-vesting forfeitures is primarily based on the Company’s historical experience and is adjusted to reflect actual forfeitures as the options vest.

Segment Reporting

The Company follows the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”. This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. As of September 30, 2013 and for the nine months ended September 30, 2013, the Company operates in two segments. The segments are as follows: biotechnology and patent monetization. The Company’s biotechnology segment is minimal in 2013 and represented 100% of the Company in 2012. Since the acquisition of the Rockstar patent portfolio and merger with North South, the Company is primarily a patent monetization company and a majority of the Company’s operations and assets are in the patent monetization segment.

The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company’s chief operating decision-maker is considered to be the Company’s chief executive officer.

    Recently Issued Accounting Pronouncements

    The Financial Accounting Standards Board (“FASB”) has issued Accounting Standards Update (“ASU”) No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" (a consensus of the FASB Emerging Issues Task Force). The amendments in this ASU state that an unrecognized tax benefit , or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.

For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s condensed consolidated financial position and results of operations.

4. Acquisition of North South

    As disclosed in Note 1, on September 10, 2013, the Company completed its acquisition of North South. The Company acquired North South to expand its patent portfolio and continue its business plan of the monetization of its intellectual property. The Company accounted for its acquisition of North South using the acquisition method of accounting. Accordingly, the results of operations for the three and nine months ended September 30, 2013, include operations of the acquired business since September 10, 2013.

    The fair value of the purchase consideration issued to the sellers of North South was allocated to fair value of the net tangible assets acquired, with the resulting excess allocated to separately identifiable intangibles, and the remainder recorded as goodwill. Goodwill recognized from the transactions mainly represented the expected operational synergies upon acquisition of the subsidiary and intangibles not qualifying for separate recognition. Goodwill is nondeductible for income tax purposes in the tax jurisdiction of the acquired business.

The purchase price was allocated as follows:

Purchase Consideration:
Value of common stock and convertible preferred stock issued to sellers	$5,510,749

Tangible assets acquired:
Cash	2,684,363
Prepaid expenses	14,503
Net tangible assets acquired	2,698,866

Purchase consideration in excess of fair value of net tangible assets	2,811,883

Allocated to:
Patent portfolios	1,100,000
Goodwill	1,711,883
$-

    The purchase price allocation was based, in part, on management’s knowledge of North South’s business and the results of a third party appraisal commissioned by management.

    The following table presents the unaudited pro-forma financial results, as if the acquisition of North South had been completed as of January 1, 2012.
	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012	For the three months ended September 30, 2013	For the three months ended September 30, 2012

Revenues	$101,811	$16,710	$95,837	$16,710
Net loss	$(14,214,571)	$(1,720,160)	$(9,421,574)	$(606,755)
Loss per share- basic and diluted	$(6.84)	$(1.23)	$(4.08)	$(0.43)

    The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2012 or to project potential operating results as of any future date or for any future periods.

    On August 6, 2013, the Company sold a promissory note in the principal amount of $500,000 to North South Holdings, Inc. pursuant to the terms of a Note Purchase Agreement with gross proceeds to the Company of $500,000. The Note accrues interest at the rate of 0.25% per annum and is due and payable twenty-four months from the date of issuance, subject to acceleration in the event of default and may be prepaid in whole or in part without penalty or premium. The note has been eliminated in consolidation.

5. Stockholders’ Equity

Preferred Stock

    The Company has authorized the issuance of 5,000,000 shares of convertible preferred stock and has certificates of designation of five separate series as summarized below as of September 30, 2013.

Preferred Stock	Number of Shares Issued	Par Value	Conversion to Common Stock
Series “A" (1)	0	$.0001	N/A
Series “B" (2)	1	$.0001	1:1
Series “C" (3)	1	$.0001	1:1
Series “D” (4)	1,379,685	$.0001	10:1
Series “E” (5)	0	$.0001	1:1

(1)	See Rights Agreement below.

(2)	1 share was issued October 12, 2010 and remains issued and outstanding. Liquidation preference is $1,000 per share.

(3)	See Warrant Exchange Agreement below.

(4)	The Company on September 10, 2013, issued 1,379,685 shares of Series D convertible preferred stock in exchange for all the Series A and Series B Preferred shares of North South. See Note 1.

(5)
There were 100,000 shares were issued on June 25, 2013 in consideration for $500,000 to North South pursuant to a private placement. See Series E Convertible Preferred Stock below. The shares were retired on September 30, 2013.

Warrant Exchange Agreement

On March 6, 2013, the Company, and certain investors that participated in the November 2012 private placement transaction (“Investors”), entered into separate Warrant Exchange Agreements pursuant to which certain of the Investors exchanged common stock purchase warrants acquired in the private placement for shares of the Company’s newly designated Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock is convertible into one (1) share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at the option of the holder, subject to certain limitations on conversions that would result in the Investors acquiring more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) of the outstanding voting stock of the Company. The Series C Convertible Preferred Stock was established on March 5, 2013 by the filing in the State of Delaware of a Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designation”). The liquidation preference of the Series C Convertible Preferred Stock is $0.0001 per share.

Pursuant to the Warrant Exchange Agreements, certain Investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, each convertible into one share of Common Stock. The number of shares of Common Stock underlying the Series C Convertible Preferred Stock is the same number as would have been-issued upon a “cashless exercise” of the exchanged warrants under the terms of the warrants based on the one-day volume weighted average price of the Company’s Common Stock on February 28, 2013, which was $12.6439 per share, as reported by Bloomberg.

The Company agreed to register the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock on the same basis as the shares of Common Stock issued in the November 2012 private placement transaction which registration obligation was subsequently waived by a majority of the Investors. As of September 30, 2013, investors converted 229,336 shares of the Series C Convertible Preferred Stock into 229,336 shares of common stock.

Rights Agreement

On January 24, 2013, effective as of January 1, 2013, the Company and Equity Stock Transfer, LLC, as Rights Agent, entered into a Rights Agreement which continues through December 31, 2017. The Rights Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of Common Stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of our Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of our outstanding Common Stock.

All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2017, subject to further extension. Each right entitles a Stockholder to acquire, for a price of $7.46, 1/100 of a share of our Convertible Series A Preferred Stock, which carries voting and dividend rights similar to one share of our Common Stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of our Common Stock at a price per share equal to one-half of the average market price for a specified period. In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option.

The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the Board and within a specified time period, we may redeem all of the rights at a price of $0.001 per right. The Board may also amend any provisions of the Agreement prior to exercise.

Series E Convertible Preferred Stock

    On June 25, 2013, the Company sold 100,000 shares of its newly designated Series E Convertible Preferred Stock (the “Series E Preferred Stock”) to North South for a purchase price of $5.00 per share with gross proceeds to the Company of $500,000 pursuant to a subscription agreement. These securities were sold pursuant to an exemption from registration under Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of the securities laws. Each share of Series E Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of the Company’s Common Stock and has a stated value of $0.0001. Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.

    North South is prohibited from effecting the conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) in the aggregate of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series E Preferred Stock. These 100,000 shares of Series E Convertible Preferred Stock were acquired by the Company in connection with the North South Merger, and thereafter retired and were not outstanding as of September 30, 2013.

Common Stock

The Company has 50,000,000 shares authorized as of September 30, 2013 with a par value of $0.0001 per share.

During the nine months ended September 30, 2013, the Company issued the following shares of common stock:

•	229,336 shares of common stock issued upon conversion of 229,336 shares of Series C Convertible Preferred Stock originally issued in connection with the warrant exchange agreement described above;

•	176,991 shares of common stock issued in connection with the acquisition of intellectual property in the Rockstar patent portfolio acquisition (see Note 1);

•	6,711 shares of common stock issued upon the cashless exercise of 9,391 warrants; and

•	1,203,153 shares of common stock issued in connection with the acquisition of North South. These shares were issued in exchange for the 5,213 shares of common stock of North South.

The Company’s additional paid in capital increased $20,608,869 in the nine months ended September 30, 2013. Included in this increase is stock based compensation of $7,402,485, increase for the acquisition of North South of $5,510,491, an increase due to the issuance of common shares in the Rockstar patent purchase of $999,982 and an increase due to the conversion of warrants to Series C Convertible Preferred Stock of $5,695,512.

Stock Options

2013 Plan

In April 2013, the Company’s board of directors adopted the Spherix Incorporated 2013 Equity Incentive Plan (the “2013 Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity and cash and equity-linked awards to certain management, directors, consultants and others. The plan was approved by the Company’s shareholders in August 2013.

The 2013 Plan authorized approximately 15% of our fully-diluted Common Stock at the time approved (not to exceed 2,800,000 shares) be reserved for issuance under the Plan, after giving effect to the shares of our capital stock issuable under the Merger. On April 4, 2013, the Company issued 2,005,500 option shares to executives of the Company and certain outside consultants under the 2013 Plan. The total fair value of the options on the date of grant was approximately $15,865,270 under the Black-Scholes and other lattice models of valuing options.

On April 4, 2013, the Company, with the approval of the board of directors, granted the following stock options to various employees, directors and consultants at a contractual price of $7.08 per share, which was equal to the fair market value of the Company’s common stock on the date that the terms of those awards were agreed to by the Company and optionees.

Awards with service conditions only were granted as follows:

●
750,000 stock options to our former interim Chief Executive Officer which vest in four equal installments of 187,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015, subject to a time based service condition only;

●
250,000 stock options to the former Chief Executive Officer of North South, who became the Company’s Chief Executive Officer upon the completion of the acquisition of North South on September 10, 2013, which vest in four equal installments of 62,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015, subject to a time based service condition only;

●	An aggregate of 225,000 options to three directors that fully vested on October 4, 2013, subject to each of these directors’ continued service to the Company through that date; and
●	An aggregate of 30,500 options to two consultants and one employee that fully vested on August 16, 2013 upon shareholder approval of the plan.

    Awards with combined market and service conditions were granted as follows:

●
250,000 stock options to our former interim Chief Executive Officer for which (i) the exercisability of the options is subject to the volume weighted average price of the Company’s stock attaining at least $12 per share for at least 30 days during any consecutive 90 day period through December 31, 2014, and (ii) the continued employment/directorship of the interim Chief Executive Officer over a period of time that permits vesting at the rate of 62,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015, subject to a time based service condition only; and

●
500,000 stock options to the former Chief Executive Officer of North South, who became the Company’s Chief Executive Officer upon the completion of the acquisition of North South on September 10, 2013 for which (i) (i) the exercisability of the options is subject to the volume weighted average price of the Company’s stock attaining at least $12 per share for at least 30 days during any consecutive 90 day period through December 31, 2014, and (ii) achieving performance conditions as follows:

o	100,000 options subject to the delivery of a business plan acceptable to the board of directors of the Company by no later than June 30, 2013;
o	70,000 options subject to the closing of a financing transaction as set forth in the business plan;
o	70,000 options for two successful patent monetizations;
o	70,000 options upon the completion of an additional purchase of a patent portfolio;
o	70,000 options upon the initiation of litigation upon at least four defendants in infringement cases;
o	70,000 options upon the presentation of at least two additional monetization opportunities acceptable to the board of directors; and
o	50,000 options for attending at least 20 investor relations meetings.

The 2013 stock option plan was approved by the Company’s stockholders on August 16, 2013, which resulted in the ratification of the awards approved by the Company’s board of directors on April 4, 2013.

The fair value of the stock options issued with service conditions only was calculated on the date that the final approval by the stockholders was obtained using the Black-Scholes option pricing model with the following assumptions: contractual exercise price $7.08 per share; fair value of the Company’s common stock of $12.80 per share; risk free interest rates ranging from 0.36% to 2.84%; dividend yield of 0%; expected terms ranging from 2 to 10 years; and a volatility rate of 78.9%. The fair value of the Company’s common stock was based upon the publicly quoted price on the date that the final approval of the awards was obtained. The Company does not expect to pay dividends in the foreseeable future so therefore the dividend yield is 0%. The expected term was calculated using the plain vanilla method, which is approximately to the term that Management believes represents a good approximation of the period of time that each class of optionee would likely hold these awards until exercising them. The Company obtained the risk free interest rate from publicly available data published by the Federal Reserve. The volatility rate was computed based on a comparison of average volatility rates of similar companies.

Compensation expense recognized for the above noted awards amounted to $4,716,070 for the three and nine month periods ended September 30, 2013. Unamortized compensation cost for these awards amounted to $7,474,200 and will be amortized over a remaining contractual term of 2 years.

The fair value of the stock options issued with combined market and service conditions only was calculated on the date that the final approval by the stockholders was obtained using the same assumptions as the awards that contain service conditions only; however, the fair value was adjusted for the risk associated with attaining the volume weighted average pricing target that must be met in order for the award to become exercisable. The Company determined that the unit fair value of each award amounted to $4.90 based on a 70% probability of attaining the aforementioned price target, which was determined using a Monte Carlo Simulation of the probability of attaining the target.

The aggregate fair value of the 250,000 stock options that features the combined market and service condition amounted to $1,225,000 on the date of grant. The fair value of these awards is being amortized over an explicit service period in which the award vests at the rate of 62,500 options each on October 4, 2013, April 4, 2014, October 4, 2014 and April 4, 2015 as noted above. Compensation expense recognized for this award amounted to $306,250 for the three and nine month periods ended September 30, 2013. Unamortized compensation cost for this award amounts to $918,750 and will be amortized over the remaining explicit service of 2 years.

The aggregate fair value of the 500,000 stock options that features the combined market and performance condition amounted to $2,450,000 on the date of grant. The recipient of these awards attained the required conditions with respect to 240,000 of these options as of the date stockholder approval was obtained. Accordingly, the Company recorded compensation cost in the amount of $1,176,000 for the three and nine month periods ended September 30, 2013. Company Management believes that it is highly probable that the recipient of this grant will attain the conditions necessary to vest 190,000 of the stock options over a derived service period that will end no later than December 31, 2013, and the remaining 70,000 stock options over a derived service period that will end no later than March 31, 2014. Compensation expense relating to these components of the awards amounted to $379,535 for the three and nine month periods ended September 30, 2013. Unamortized compensation cost for these awards amounts to $894,465 and will be amortized over the remaining explicit service of 2 years.

    A summary of option activity under the Company’s employee stock option plan for the nine months ended September 30, 2013, is presented below:
Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2012	7,163	$22.34	4.4
Granted	2,005,500	$7.08	9.5
Exercised	-	$-
Expired or forfeited	(500)	$(25.00)
Outstanding at September 30, 2013	2,012,163	$7.13	9.5	$1,724,730
Options exercisable at September 30, 2013	36,663	$7.43	9.5	$25,800

    The Company established the 2014 Equity Incentive Plan on September 27, 2013. This has been submitted for shareholder approval authorizing the issuance of up to 1,400,000 shares of Common Stock as incentive compensation. The Company’s Annual Meeting of Shareholders is presently scheduled for December 10, 2013 at which time the shareholders will be asked to approve this plan.

Restricted Stock Awards

A restricted stock award entitles the recipient to receive shares of unrestricted common stock upon vesting of the award and expiration of the restrictions. The fair value of each restricted stock award is determined upon granting of the shares and the related compensation expense is recognized ratably over the vesting period and charged to the operations as non-cash compensation expense. Shares contained in the unvested portion of restricted stock awards are forfeited upon termination of employment, unless otherwise agreed. The fair value of restricted stock issued under the Plan is determined based on the closing price of the Company’s common stock on the grant date.

A summary of the restricted stock award activity for the nine months ended September 30, 2013 is as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2013	122,500	$6.83
Granted	-
Vested	(120,250)	($6.80)
Forfeited	(2,000)	($6.83)
Nonvested at September 30, 2013	250	$6.83

    The Company incurred $822,485 and $0 in compensation expense during the nine months ended September 30, 2013 and 2012, respectively, related to the restricted stock awards previously granted.

    At September 30, 2013, unrecognized compensation expense associated with the restricted stock awards was $683, which will be amortized over approximately one-half of a year.

At the end of December 2012, the Company entered into a Consulting Agreement with an entity wholly-owned by Mr. Harvey Kesner, a member of the board of directors and our former Interim Chief Executive Officer, pursuant to which the entity was issued 120,000 shares of common stock in exchange for its services with a grant date fair value of $816,000. Mr. Kesner's law firm billed the Company approximately $474,000 for the nine months ended September 30, 2013.

The shares will vest if prior to December 31, 2017, the Company; (i) closes a Qualified Transaction (as defined within the agreement); (ii) closes a private or public financing of at least $7.5 million; or (iii) otherwise undergoes a change in control. In such an event, the affiliate shall also be entitled to a one-time payment of $250,000. Expense is recognized upon satisfaction of the above contingencies. The consummation of the Merger qualified as a Qualified Transaction and was approved by the shareholders, thereby causing the shares to vest on September 10, 2013.

The following table provides a summary of stock based compensation expense for all awards during the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Stock Options with:
Service conditions only	$4,716,070	$-	$4,718,214	$40,000
Combined market and service conditions	306,250	-	306,250	-
Combined market and performance conditions	1,555,535	-	1,555,535	-
Restricted stock	816,000	-	822,486	-

	$7,393,855	$-	$7,402,485	$40,000

6. Fair Value Measurement

Fair Value of Financial Assets and Liabilities

Financial liabilities measured at fair value on a recurring basis are summarized below:

	Fair value measurements at September 30, 2013 using
	September 30, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Fair value of warrant liabilities	$39,923	–	–	$39,923

	Fair value measurements at December 31, 2012 using
	December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Fair value of warrant liabilities	$3,125,393	–	–	$3,125,393

    Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Principal Accounting Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Principal Accounting Officer.

Level 3 Valuation Techniques

Level 3 financial liabilities consist of the warrant liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses the Black-Scholes option valuation model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as volatility.

A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the warrant liabilities are recorded in “Fair value adjustments for warrant liabilities” in the Company’s condensed consolidated statements of operations.

As of September 30, 2013, there were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

Liabilities resulting from the Warrants issued in connection with the Company’s financing were valued using the Black-Scholes option valuation model and the following assumptions on the following:
	September 30,	December 31,
	2013	2012
Warrants:
Risk-free interest rate	0.04% - 1.42%	0.16% - 0.72%
Expected volatility	55.12%-72.94%	91.79% - 146.03%
Expected life (in years)	0.1-3.3	0.8 - 4.9
Expected dividend yield	-	-
Number of warrants	66,062	550,664
Fair value	$39,923	$3,125,393

The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility in the Black-Scholes model is based on the standard deviation of the Company’s underlying stock price's daily logarithmic returns. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based upon the fact that the Company has not historically paid dividends on its common stock, and does not expect to pay dividends on its common stock in the future.

The fair value of these warrant liabilities was $3,125,393 at December 31, 2012. The net change in fair value during the nine months ended September 30, 2013 was $3,085,470, of which $2,610,465 is reported in our condensed consolidated statement of operations as fair value adjustments for warrant liabilities and $5,695,935 as a reclassification of the fair value of the warrant liabilities to stockholders’ equity in connection with the March 2013 exchange of 475,211 Series B Warrants for 229,337 shares of Series C Convertible Preferred Stock (see note 5 “Stockholders’ Equity”). The fair value of the warrant liabilities is re-measured at the end of every reporting period and upon the exercise and/or modification of warrants. The change in fair value is reported in the condensed consolidated statement of operations as fair value adjustments for warrant liabilities.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis for the nine months ended September 30:

	2013	2012
Beginning balance	$3,125,393	$916,621
Issuance of new warrants	-	214,288
Fair value adjustments for
warrant liabilities	2,610,465	(740,605)
Reclassification to
stockholders’ equity	(5,695,935)	-
Ending balance	$39,923	$390,304

7. Commitments and Contingencies

Leases

    The Company has commitments under an operating lease through March 31, 2018 relating to its administrative office in Bethesda, Maryland. In addition, the Company entered into a lease agreement in February 2013 to lease 837 square feet of office space in Tysons Corner, Virginia. The Virginia lease runs from March 1, 2013 through August 31, 2014.

    Future minimum rental payments required as of September 30, 2013, remaining under the non-cancelable leases are as follows:

Operating
Year Ending December 31,	Leases

2013	$44,819
2014	176,014
2015	165,427
2016	170,390
2017	175,502
2018	44,197
$776,349

The Bethesda, Maryland office lease contains step rent provisions, capital improvement funding, or other tenant allowances. The Tysons Corner, Virginia office lease contains step rent provision. Minimum rental payments including allowances on the leases are recognized on a straight-line basis over the term of the leases. The Company incurred net operating lease rental expenses of approximately $132,475 and $121,630 for the nine months ended September 30, 2013 and 2012, respectively. The Company has commenced a lawsuit against the landlord of the Bethesda, Maryland office claiming that the assignment of the lease to the purchaser of the Spherix Consulting business was permitted under the lease and seeking termination of the lease as a result of the landlord’s failure to consent to such assignment. The Bethesda, Maryland office is currently being offered for sublease at current market rents that are significantly lower than the fixed lease cost of such facility.

Employment Agreement

The Company entered into an employment agreement (“Employment Agreement”) with Anthony Hayes on September 10, 2013, for a period of two years. The Employment Agreement shall automatically be extended for additional one-year terms unless either party gives written notice of non-renewal to the other party no later than six months prior to the expiration of the term.

Pursuant to the Employment Agreement, the Company is obligated to pay a base salary of $350,000 per annum, with bonus potential of 100% of the base salary. In addition, the Company paid a $100,000 signing bonus upon the execution of the Employment Agreement.

Litigation

During September 2013, the Company filed a lawsuit on its cordless handset patents acquired from Rockstar against Uniden Corporation (“Uniden”), for patent infringement in the Northern District of Texas. The patents at issue in the litigation were acquired in the Rockstar portfolio in July 2013, as successor to Nortel Networks (“Nortel”). The lawsuit asserts that from 2007 to present, Uniden’s cordless phones infringed one or more claims of one or more of the Company’s patents. Management is unable to predict an outcome in this matter at this time.

During September, 2013, the Company also filed a lawsuit against VTech Communications, Inc. (“VTech”) in the Northern District of Texas. The patents at issue in the litigation were acquired in the Rockstar portfolio in July 2013, as successor to Nortel. The lawsuit asserts that many cordless telephones manufactured by VTech, dating to 1993 infringed on one or more claims of the Company’s patents. Management is unable to predict an outcome in this matter at this time.

On August 1, 2013, the Company’s subsidiary Guidance filed a complaint against T-Mobile USA, Inc. ("T-Mobile") in the Middle District of Florida. The patents at issue in the litigation were acquired from North South and constitute patents, acquired from Harris Corporation. The lawsuit asserts T-Mobile infringes United States Patent No. 5,719,584 entitled “System and Method for Determining the Geolocation of a Transmitter” in the geolocation of cell phones on the T-Mobile cell phone network.

8. Subsequent Events

The Company evaluated all events or transactions after September 30, 2013 through the date the condensed consolidated financial statements were issued.

On October 7, 2013, the Company received notice of a complaint filed in the Circuit Court of Montgomery County, Maryland in the matter of LegalLink Inc. vs. Spherix Incorporated. LegalLink, Inc., a Merrill Communications Company alleges that the Company failed to honor their contract regarding services provided by LegalLink, Inc. LegalLink, Inc. alleges that the Company owes them $47,309 for services rendered to the Company, that have gone unpaid. As of September 30, 2013, the past due balance of $47,409 has been included in accounts payable and accrued expenses on the condensed consolidated financial statements. In November 2013, the matter was settled.

On October 11, 2013, the Company appointed Michael Pollack as its interim Chief Financial Officer. In connection with his appointment, the Company and Mr. Pollack entered into an Indemnification Agreement.

On October 15, 2013, the Board approved the Company’s Amended and Restated Bylaws in order to update the Company’s bylaws in various respects.

On October 15, 2013, the Board approved the amendment and restatement of the Company’s Certificate of Incorporation, as amended, to, among other things, increase the number of authorized shares from 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 200,000,000 shares and 50,000,000 shares respectively. The amendment and restatement of the Company’s Certificate of Incorporation is being submitted for stockholder approval at the Company’s 2013 Annual Stockholder meeting.

On October 28, 2013, the Board appointed Alexander Poltorak to the Company’s Board of Directors. In connection with his appointment, the Company and Mr. Poltorak entered into an Indemnification Agreement.

    On November 6, 2013, the Company sold an aggregate of 304,250 shares of its newly designated Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds to the Company of $2,235,000 pursuant to subscription agreements. The purchase price per share of Common Stock was $6.40 for $1,310,000 of such investment and $6.25 for $925,000 of such investment. No broker was utilized in connection with the sale. In accordance with the requirement of NASDAQ, each share of Series F Preferred Stock shall be entitled to .91 times the vote attributable to the shares of common stock. The Company anticipates correcting the Certificate of Designation; Rights and Preferences of the Series F Preferred Stock shall be entitled to 91% of one vote, subject to the beneficial ownership limitation covering the shares. In connection with the foregoing private placement, the Company agreed to file a “resale” registration statement with the SEC covering all shares of Common Stock and shares of Common Stock underlying the Series F Preferred Stock within 91 days of the final closing date and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. The Company has agreed to use its reasonable best efforts to have the registration statement declared effective within 180 days of the final closing.

The Company is obligated to pay to investors a fee of one (1%) per month in cash for every thirty day period up to a maximum of six (6%) percent, (i) that the registration statement has not been filed after the required filing date, and (ii) following the required date of effectiveness that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of Common Stock permissible upon consultation with the staff of the SEC.

The Company also entered into a Lockup Agreement with certain investors which provides for restrictions on the resale of shares for a period of 180 days from the closing of the Private Placement held by certain investors through December 31, 2014, which in certain circumstances is subject to extension. The Lockup Agreement provides that additional 180 day restrictions shall commence without further action of the Company upon the sale of $15 million or greater gross proceeds of securities and upon a material acquisition.

9. Additional Events Occurring Subsequent to the Date the Condensed Consolidated Financial Statements were Available (Unaudited)

    On November 22, 2013, the Company established a series of preferred stock as Series D-1 Convertible Preferred Stock by the filing of a Certificate of Designation of Preferences, Rights and Limitations of Series D-1 Convertible Preferred Stock in the State of Delaware. Each share of Series D-1 Preferred Stock is convertible into ten (10) shares of the Company’s common stock. The Company is prohibited from effecting the conversion of the Series D-1 Convertible Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D-1 Convertible Preferred Stock. The Company commenced an exchange of its Series D Preferred Stock whereby the holders of outstanding shares of Series D Preferred Stock could exchange such shares for an equal number of shares of Series D-1 Preferred Stock.

    On November 26, 2013, the Company entered into an Amendment and Exchange Agreements (each, a “Series F Exchange Agreement”) with the holders of the Company’s outstanding shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock” and each holder, a “Series F Holder”) pursuant to which the Series F Holders agreed to return their shares of Series F Preferred Stock to the Company for cancellation in consideration for which the Company issued such Series F Holder an equal number of shares of Series F-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series F-1 Preferred Stock” and the transaction, the “Series F Exchange”). Each share of Series F-1 Preferred Stock is entitled to 91% of one vote per share (subject to beneficial ownership limitations described below) and shall vote together with holders of the Company’s common stock. Each share of Series F-1 Preferred Stock is convertible into one share of the Company’s common stock and has a stated value of $0.0001. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series F-1 Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F-1 Preferred Stock. The shares of Series F-1 Preferred Stock are subject to the same registration rights as the Series F Preferred Stock. The Series F-1 Convertible Preferred Stock was established on November 22, 2013 by the filing of a Certificate of Designation of Preferences, Rights and Limitations of Series F-1 Convertible Preferred Stock (“Series F-1 Certificate of Designation”) in the State of Delaware.

    On December 31, 2013, the Company, through its wholly owned subsidiary, Spherix Portfolio Acquisition II, Inc. (“Acquisition Sub”) entered into its second agreement to acquire certain patents from Rockstar Consortium US LP (“Rockstar”). The Company acquired a suite of 101 patents pursuant to a Patent Purchase Agreement (the “Purchase Agreement” and the transaction, the “Patent Acquisition”) in several technology families, including data, optical and voice technology. The patents provide the Company rights to develop and commercialize products as well as enforcement rights for past, present and future infringement (the “Rockstar Patents”). In July 2013, the Company acquired its first Rockstar portfolio when it acquired seven patents from Rockstar in mobile communications. The Company has and commenced several lawsuits, including against Vtec and Uniden, for patent infringement. Rockstar is the holder of approximately 4,000 patents formerly owned by Nortel Networks.

    The Company issued $60 million of its securities at an issuance price of $8.35 per share of common stock (or 100% of the closing bid price on the date prior to issuance) for the Rockstar Patents. The Company issued (i) 199,990 shares of common stock, per value $0.0001 per share (the “Common Stock”), (ii) 459,043 shares of Series H Convertible Preferred Stock, par value $0.0001 per share (the “Series H Preferred Stock”) and (iii) 119,760 shares of Series I Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series I Preferred Stock” and, collectively with the shares of Common Stock and Series H Preferred Stock, the “Securities”). Additionally, Rockstar is entitled to a participation in future recoveries under the Rockstar Patents after the Company receives 100% return on the value of the issued Securities (i.e., $120 million).

    The Securities are subject to a Lockup Agreement, restricting the transfer of the Securities for the period beginning on the closing date of the Patent Acquisition and ending on the earlier of (i) such date that Rockstar holds less than 2% of the Company’s outstanding Common Stock on an “as converted” basis and (ii) twelve months from the closing date of the Patent Acquisition, provided that Rockstar shall be entitled to sell securities of the Company in an amount up to (i) 15% of the of the 30 day average daily volume of the Company’s Common Stock for the period ending on the trading day immediately prior to such sale and (ii) 20% of the 30 day average daily volume of the Company’s Common Stock for the period ending on the trading day prior to the date of such sale in the event that the volume weighted average price (“VWAP”) of the Common Stock is at least $17.00 per share. Rockstar may sell the Securities without restriction (i) in the event the VWAP of the Company’s Common Stock is at least $20.00 per share or (ii) on any day in which at least 1,000,000 shares have traded at a weighted average price of at least $15.00 per share, provided that Rockstar does not offer or sell such shares for a price that is less than $15.00 per share. Additionally, Rockstar shall be restricted from transferring or selling any securities of the Company for an additional 180 day period following the occurrence of certain Company events (but not more than two such Company events), including the consummation of a public offering in which the Company receives gross proceeds of at least $5 million and the announcement of any material acquisition.

    The Company has agreed to file a “resale” registration statement with the Securities and Exchange Commission covering all shares of Common Stock and shares of Common Stock into which the Series H Preferred Stock and Series I Preferred Stock are convertible, within 30 days of the closing of the Patent Acquisition. In the event that (i) the Company fails to file the registration statement by February 3, 2013 or (ii) such registration statement is not declared effective by the SEC within sixty (days) after its filing, then in either such case the Company shall issue to Rockstar such number of shares of Common Stock as is equal to five (5%) percent of the number of shares of Common Stock and Series H Preferred Stock (taken together) issued to Rockstar in the Patent Acquisition.

    The Company on December 31, 2013 issued approximately $1.7 million of Common Stock to Rockstar. Following issuance of the Common Stock to Rockstar, and as a result of conversions of various series of the Company’s preferred stock issued to various third parties prior to the Patent Acquisition. The Company on December 31, 2013 had 3,569,895 shares of its Common Stock outstanding, of which Rockstar currently owns approximately 9.99%, as of such date.

    The Company on December 31, 2013 issued approximately $38.3 million of Series H Preferred Stock to Rockstar. Each share of Series H Preferred Stock is convertible into ten (10) shares of the Company’s Common Stock and has a stated value of $83.50. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice to the Company), in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series H Preferred Stock. Holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series H Preferred Stock are convertible, subject to applicable beneficial ownership limitations. The Series H Preferred Stock provides a liquidation preference of $83.50 per share.

    The Company on December 31, 2013 issued approximately $20 million of Series I Preferred Stock to Rockstar. Each share of Series I Preferred Stock is convertible into twenty (20) shares of the Company’s Common Stock and has a stated value of $167. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice to the Company), in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock. Holders of the Series I Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series I Preferred Stock are convertible, subject to applicable beneficial ownership limitations. The Series I Preferred stock provides for a liquidation preference of $167 per share.

    On January 17, 2014 an action was filed by several cable operators in the United States District Court for the District of Delaware (No 1:99-mc-09999) against Rockstar, Bockstar Technologies LLC, Constellation Technologies LLC and the Company (collectively, the “Defendants”). The complaint (the “Complaint”) was filed by Charter Communications, Inc., WideOpenWest Finance, LLC a/k/a WOW! Internet, Cable & Phone, Knology, Inc., Cequel Communications, LLC d/b/a Suddenlink Communications, and Cable One, Inc. (collectively, the “Plaintiffs”). Plaintiffs are in the communications, cable and/or wireline industries and allege that Rockstar has accused the Plaintiffs of practicing various communication and networking technologies (including many well-established technical standards), related to those industries. The complaint states that in many instances such technical standards are designed into the equipment Plaintiffs purchase from vendors, and must be implemented to interoperate with other communications providers and their end user customers. Rockstar owns (and since December 31, 2013, the Company owns) patents alleged to be infringed by Plaintiffs activities. The relief sought against the Company is principally for a declaratory judgment that Plaintiffs do not infringe the patents, requiring that the Plaintiffs be granted a patent license, that the Company has misused the patents and it and the other Defendants have waived and are estopped from enforcing the patents in the marketplace, that the Company is liable to Plaintiffs for entering into an illegal conspiracy, and assessing corresponding damages, for direct and consequential damages, attorney’s fees and costs. The Company has not been served with the Complaint and accordingly no answer is due.

    The Series I Preferred Stock has a mandatory redemption date of December 31, 2015 as to 100% of the Series I Preferred Stock then outstanding and partial mandatory redemptions prior thereto, requiring a minimum of 25% of the total number of shares of Series I Preferred Stock issued to be redeemed (less the amount of any conversions occurring prior thereto) on or prior to each of June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 (each, a “Partial Redemption Date” and each payment, a “Redemption Payment”). On each Partial Redemption Date, the Company is required to pay Rockstar a Redemption Payment equal to the lesser of (i) such number of shares of Series I Preferred Stock as have a stated value of $5,000,000; or (ii) such number of shares of Series I Preferred Stock as shall, together with all voluntary and mandatory redemptions and conversions to Common Stock occurring prior to the applicable Partial Redemption Date, have a stated value of $5,000,000; or (iii) the remaining shares of Series I Preferred Stock issued and outstanding if such shares have a stated value of less than $5,000,000, in an amount of cash equal to its stated value plus all accrued but unpaid dividends, distributions and interest thereon, unless Rockstar, in its sole discretion, elects to waive such Redemption Payment or convert such shares (or a portion thereof) into Common Stock. No interest or dividends are payable on the Series I Preferred Stock unless the Company fails to make the first $5,000,000 Partial Redemption Payment due June 30, 2014, then interest shall accrue on the outstanding stated value of all outstanding shares of Series I Preferred Stock at a rate of fifteen (15%) per annum from January 1, 2014. The Company presently has inadequate cash to fund such payments. The Company’s obligations to pay the Redemption Payments and any interest payments in connection therewith are secured pursuant to the terms of a Security Agreement under which the Rockstar Patents serve as collateral security.  In the event that such payments are not timely made, Rockstar may employ certain remedies, including the imposition of the 15% interest rate per annum on unpaid and unconverted amounts due, and after the 12 months anniversary can reduce the redemption obligations through sale or recovery of the patents at a value equal to the unconverted amounts due which have been pledged as collateral for such obligations. No action can be taken under the Security Agreement unless the Company has failed to make a second redemption payment of $5,000,000 due December 31, 2014. The Security Agreement contains additional usual and customary “Events of Default” (as such term is defined in the Intellectual Property Security Agreement) under which Rockstar can take action, including a sale to a third party or reduction of secured amounts via transfer of the Rockstar Patents to Rockstar.

    Additionally, in the event the Company consummates a Fundamental Transaction (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock), the Company shall be required to redeem such portion of the outstanding shares of Series I Preferred Stock as shall equal (i) 50% of the net proceeds of the Fundamental Transaction after deduction of the amount of net proceeds required to leave the Company with cash and cash equivalents on hand of $5,000,000 and up until the net proceeds leave the Company with cash and cash equivalents on hand of $7,500,000 and (ii) 100% of the net proceeds of the Fundamental Transaction thereafter.

    The shares of Series H Preferred Stock and Series I Preferred Stock are not immediately convertible and do not possess any voting rights until such time as the Company has obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635. The Company has agreed to use its reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014. In connection with the foregoing, the Company entered into separate Voting and Support Agreements with various stockholders holding in excess of 50.1% of the Company’s voting capital pursuant to which the stockholder agreed to vote in favor of the Purchase Agreement and the transactions contemplated thereunder (including the issuances of securities in consideration for the acquisition of assets, pursuant to NASDAQ Listing Rule 5635) at a meeting called therefor or by written consent.

    On January 6, 2014, we appointed Richard Cohen as our Chief Financial Officer. Michael Pollack resigned as interim Chief Financial Officer, effective January 3, 2014.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of North South Holdings Inc.

We have audited the accompanying balance sheet of North South Holdings Inc. (a company in the development stage) (the “Company”) as of December 31, 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from November 9, 2012 (inception) through December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North South Holdings, Inc. (a company in the development stage), as of December 31, 2012, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP
New York, NY
July 11, 2013

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE )
CONSOLIDATED BALANCE SHEETS
	June 30,
ASSETS	2013	December 31,
	(Unaudited)	2012
Current assets:

Cash	$1,630,166	$549,047
Accounts receivable	94,000	-
Prepaid expenses	29,425	-

Total current assets	1,753,591	549,047

Other assets:

Patent portfolio, net	792,370	415,000

Investment in Spherix Corp.	500,000	-

Total other assets	1,292,370	415,000

Total assets	$3,045,961	$964,047
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable and accrued expenses	$24,000	$-
Patent settlement and inventor royalty payables	47,648	-

Total current liabilities	71,648	-

Commitments and Contingencies

Stockholders' Equity:

Preferred stock, par value $ 0.0001 per share; 1,000 shares authorized; Series A Convertible Preferred Stock; 500 shares, issued and outstanding at June 30, 2013 and December 31, 2012	-	-
Series B Convertible Preferred Stock; 128 and no shares, issued and outstanding at June 30, 2013 and December 31, 2012	-	-

Common Stock, par value $0.0001 per share; 75,000 shares authorized, 500 shares issued and outstanding at June 30, 2013 and December 31, 2012	-	-

Additional paid in capital	3,234,880	1,000,000

Deficit accumulated during the development stage	(260,567)	(35,953)

Total stockholders' equity	2,974,313	964,047

Total liabilities and stockholders' equity	$3,045,961	$964,047

See the accompanying notes which are an integral part of these consolidated financial statements.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE )
CONSOLIDATED STATEMENTS OF OPERATIONS

		For the	For the
		Period from	Period from
	For the Six Months Ended	November 9, 2012 through	November 9, 2012 through
	June 30, 2013	December 31,	June 30, 2013
	(Unaudited)	2012	(Unaudited)

Revenue	$94,000	$-	$94,000

Operating cost and expenses
Cost of revenues
Legal settlement and maintenance fees	125,347	-	125,347
Inventor royalty fees	30,208	-	30,208
Amortization of patents	34,514	-	34,514
Director's fees	35,460	5,100	40,560
Legal fees	27,743	30,853	58,596
Professional fees	55,480	-	55,480
Other fees and expenses	9,862	-	9,862

Total operating expenses	318,614	35,953	354,567

Net loss	$(224,614)	$(35,953)	$(260,567)

See the accompanying notes which are an integral part of these consolidated financial statements.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock			Deficit Accumulated
							Additional Paid	During the Development
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Stage	Total

Balance at November 9, 2012	-	$-	-	$-	-	$-	$-	$-	$-

Issuance of shares to founders in exchange for intial capital contributions (500 shares of common stock at $0.0001 per share and 500 shares of convertible preferred stock at $2,000 per share)	500	-	-	-	500	-	1,000,000	-	1,000,000

Net loss	-	-	-	-	-	-	-	(35,953)	(35,953)

Balance at December 31, 2012	500	-	-	-	500	-	1,000,000	(35,953)	964,047

Issuance of Series B convertible preferred stock (unaudited)	-	-	128	-	-	-	2,234,880	-	2,234,880

Net loss (unaudited)	-	-	-	-	-	-	-	(224,614)	(224,614)

Balance at June 30, 2013 (Unaudited)	500	$-	128	$-	500	$-	$3,234,880	$(260,567)	$2,974,313

See the accompanying notes which are an integral part of these consolidated financial statements.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE )
CONSOLIDATED STATEMENTS OF CASH FLOWS
		For the Period from	For the Period from
	For the Six Months Ended	November 9, 2012 through	November 9, 2012 through
	June 30, 2013 (Unaudited)	December 31, 2012	June 30, 2013 (Unaudited)
Cash flows from operating activities:

Net loss	$(224,614)	$(35,953)	$(260,567)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	34,514	-	34,514
Changes in assets and liabilities which used cash:
Changes in accounts receivable	(94,000)	-	(94,000)
Changes in prepaid expenses	(29,425)	-	(29,425)
Changes in accrued expenses	71,648	-	71,648

Net cash used in operating activities	(241,877)	(35,953)	(277,830)

Cash flows from investing activities:

Purchase of patent portfolios	(411,884)	(415,000)	(826,884)
Investment in Spherix Corp.	(500,000)	-	(500,000)

Net cash used in investing activities	(911,884)	(415,000)	(1,326,884)

Cash flows from financing activities:

Issuance of shares to founders in exchange for initial capital contributions	-	1,000,000	1,000,000
Issuance of Series B convertible preferred stock	2,234,880	-	2,234,880

Net cash provided by financing activities	2,234,880	1,000,000	3,234,880

Net increase in cash	1,081,119	549,047	1,630,166

Cash, beginning of period	549,047	-	-

Cash, end of period	$1,630,166	$549,047	$1,630,166

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:

Interest	$-	$-	$-

Income taxes	$-	$-	$-

See the accompanying notes which are an integral part of these consolidated financial statements.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 1) ORGANIZATION:

North South Holdings Inc. and Subsidiary ("North South" or the “Company”) was incorporated on November 9, 2012 in the state of Delaware. North South was formed to seek business opportunities in which to acquire patents from various entities and monetize the disposal of them through sales, litigation or licensing. The Company issued 500 shares of preferred stock and 500 shares of common stock to its founders in exchange for initial capital contributions of $1,000,000 in cash.

The Company is a "development stage enterprise” as its primary activities since inception have been the development of its business plan, negotiating strategic alliances and other agreements, and raising capital. To date, the Company has generated minimal revenues from its operations.  As a development stage enterprise, the Company is subject to all of the risks and uncertainties typically faced by a newly formed business.

The Company’s consolidated financial statements as of June 30, 2013 and for the six months then ended, and for the period from November 9, 2012 (inception) through June 30, 2013 are unaudited and should be read in conjunction with the audited financial statements as of and for the period ended December 31, 2012.  In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the consolidated financial statements of the Company for such periods.

In April 2013 the Company, its shareholders, Spherix Incorporated, a Delaware corporation ("Spherix"), and Spherix's wholly owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”) entered into an Agreement and Plan of Merger (the "Amended Merger Agreement") with the Company (the “Merger”). On September 10, 2013 the transaction contemplated under the Amended Merger Agreement was completed. Upon closing of the transaction the Company merged with and into Nuta with Nuta as the surviving corporation.  Nuta will continue its operations in the State of Virginia as the record owner of the Company’s intellectual property.

Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all of the Company’s 5,213 issued and outstanding shares of common stock (including the 3,024 shares of common stock that were issued due to the  conversion of Series A and Series B Preferred Stock in August 2013) were converted into an aggregate of 1,203,153 shares of  Spherix's common stock, par value $0.0001 per share (the “Spherix Common Stock”), and all of the Company’s 491 issued and outstanding shares of Series A Preferred Stock  and all of the Company’s 107 issued and outstanding shares of Series B Preferred Stock  were converted into an aggregate of 1,379,685 shares of Spherix's Series D Convertible Preferred Stock, par value $0.0001 per share, which is convertible into shares of Spherix Common Stock on a one-for-ten basis (collectively with the 1,203,153 shares of Spherix Common Stock, the “Merger Consideration”).

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 2) LIQUIDITY AND MANAGEMENT’S BUSINESS PLANS:

The Company’s business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company had cash and working capital of $1,630,166 and $1,681,943, respectively at June 30, 2013 and a net loss for the six months ended June 30, 2013 of $224,614 and a net loss for the period from November 9, 2012 (inception) through December 31, 2012 of $35,953.

The Company believes that it has sufficient liquidity to sustain operations as a stand-alone business through at least July 1, 2014.  The Company’s cash and working capital amounts were derived from the proceeds of an initial financing transaction in which it raised aggregate proceeds of $1 million through the issuance of Series A Preferred and common stock to its founding stockholders.  During the six months ended June 30, 2013, the Company raised an additional approximate $2.2 million through the issuance of Series B Preferred Stock.  Subsequent to June 30, 2013, the Company raised an additional approximate $1.8 million through the issuance of common stock (See Note 10).

As disclosed in Note 4, the Company acquired a portfolio of patents from Harris Corporation in December 2012 and an additional portfolio of patents in April of 2013 effectuated as a transfer of the membership interests of Compufill LLC.  In order to license or otherwise monetize the patent assets acquired, the Company may commence legal proceedings against certain parties asserting that such parties infringe on one or more of the Company’s patents.  The Company’s viability is highly dependent on the outcome of its business plan and there is a risk that the Company may be unable to achieve the results it desires from any potential litigation or licensing agreement, which failure would harm the Company’s business to a great degree.

Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical.  The Company may be forced to litigate against others to enforce or defend its intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which the Company is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may have an impact on the value of the patents and preclude the Company from deriving revenue from the patents.

As a result, a negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact the Company’s business. Additionally, the Company anticipates that its legal fees and other expenses will be material and could have an adverse effect on its financial condition and results of operations if its efforts to monetize these patents are unsuccessful.  In addition, the costs of enforcing the Company’s patent rights may exceed its recoveries from such enforcement activities. Accordingly, in order for the Company to generate a profit from its patent enforcement and monetization activities, the revenues from such enforcement and monetization activities must be high enough to offset both the cash outlays and the contingent fees payable from such revenues. The Company’s failure to monetize its patent assets or the occurrence of unforeseen circumstances that could have a negative impact on the Company’s liquidity could significantly harm its business.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 2) LIQUIDITY AND MANAGEMENT’S BUSINESS PLANS (continued):

Should the Company be unsuccessful in its efforts to execute its business plan, it could become necessary for the Company to reduce expenses, curtail its operation or possibly suspend or discontinue its business activities.

(NOTE 3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the financial statements and the reported amounts of revenue and expenses during the periods. The Company’s significant estimates and assumptions include the recoverability and useful lives of long-lived assets and the valuation allowance related to the Company’s deferred tax assets. Certain of the Company’s estimates, including the carrying amount of the intangible assets, could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

(B)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary CompuFill LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

(C)	Intangible Assets – Patent Portfolios

Intangible assets are comprised of patents with original estimated useful lives between 8 and 9 years (20 year life of underlying patent, less the approximate 11 to 12 years elapsed since original patent application). The Company amortizes the cost of the intangible assets over their estimated useful lives on a straight line basis.  Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

        (D)       Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.  The Company has not identified any such impairment losses.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

        (E)       Cash

The Company places its cash with high quality financial institutions. At times, cash balances maybe in excess of the amounts insured by the Federal Deposit Insurance Corporation.

        (F)       Income Taxes

The Company adopted the provisions of Accounting Standards Codification (“ASC”) Topic 740-10, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2012. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the statements of operations.

        (G)       Revenue Recognition

The Company currently derives all its revenues from past production payments. Past production payment revenues are royalty payments for the use of the Company’s intellectual property and when payments are made as part of a settlement of a patent infringement dispute.

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability is reasonably assured. Based on the criteria enumerated in ASC 605, the Company records its revenues and costs associated with its patent enforcement activities gross on the consolidated statement of operations.

        (H)       Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with the Company’s patent enforcement activities, including inventor royalties paid to original patent owners, contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing and enforcement related research, consulting and other expenses paid to third parties and the amortization of patent-related acquisition costs.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

        (I)       Inventor Royalties and Contingent Legal Expenses

Inventor royalties are expensed in the period that the related revenues are recognized. In certain instances, pursuant to the terms of the underlying inventor agreements, costs paid by the Company to acquire patents are recoverable from future net revenues. Patent acquisition costs that are recoverable from future net revenues are amortized over the estimated economic useful life of the related patents, or as the prepaid royalties are earned by the inventor, as appropriate, and the related expense is included in amortization expense. Any unamortized patent acquisition costs recovered from net revenues are expensed in the period recovered.

Contingent legal fees are expensed in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal fees are paid; however, the Company may be liable for certain out of pocket legal costs incurred pursuant to the underlying legal services agreement. Legal fees advanced by contingent law firms that are required to be paid in the event that no license recoveries are obtained are expensed as incurred.

        (J)       Concentrations of Market, Interest Rate and Credit Risk

Concentrations of market, interest rate and credit risk may exist with respect to the Company’s investments in patent portfolios and its other assets and liabilities. Market risk is a potential loss the Company may incur as a result of changes in the fair value of its investment in patent portfolios. Interest rate risk includes the risk associated with changes in prevailing interest rates. Credit risk includes the possibility that a loss may occur from the failure of counterparties to make payments according to the terms of a contract.

        (K)       Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Generally accepted accounting principles defined a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs for which there is little or no market data, which requires the Company to develop assumptions.

The carrying amounts reported for cash, approximate fair value.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 4) INTANGIBLE ASSETS:

       (A)  Harris Corporation Patent Purchase

On December 20, 2012, the Company purchased two hundred twenty two (222) patents from Harris Corporation (“Harris”) of Melbourne, Florida.  North South paid $320,000 to Harris plus $80,000 of commissions and $15,000 of legal fees.  North South also agreed to pay to Harris 5% of the gross amount of any judgment or settlement proceeds received by North South in any action for infringement claims pursued by North South, provided that Harris has complied with all reasonable requests for assistance in connection with such action.  Currently, no litigation is pending on these patents.  The technology covered by the portfolio includes: Solar, cellular, microwave communications, satellite communication, antenna technology, wifi and radio communication.

(B)	CompuFill Purchase

On April 15, 2013, the Company completed a purchase of two patents for $350,000 that was effectuated through a transfer of the membership interests of CompuFill LLC (“CompuFill”).

CompuFill was organized as a California limited liability company on January 5, 2011.  CompuFill’s activities through the date of this purchase were limited to (i) a purchase of two specific patents from an unrelated party in exchange for a contractually defined share of any future revenues realized upon the monetization of such patents; (ii) the filing of one patent infringement litigation case against six (6) companies to monetize the two patents; (iii) settlement of that litigation case, and (iv) the filing of four (4) additional separate infringement claims in February 2013 that are being pursued by the Company subsequent of this transaction.

Richard Reichert, as the inventor of the patented technology, is entitled to receive 40% of all net profits generated from the Company’s licensing program.  Net profits are defined as gross profits, minus attorney’s fees and litigation cost and expenses.  In addition, CompuFill had previously retained the law firm of Stevens Love PLLC to handle the patent licensing program.  Stevens Love PLLC is compensated on a contingency fee basis that is paid on sliding scale that ranges from 15% to 30% of all revenue generated from the licensing program.  Upon acquiring CompuFill, the Company agreed to have Stevens Love continue representing CompuFill at the contingency fee structure already in place.

In May and June 2013, the Company settled two of the four cases outstanding at the date these patents were purchased for gross proceeds of $94,000. Expenses of $30,208 to the inventor (40% of the gross settlement amount less legal expenses) and $17,440 for legal fees in connection with the settlement were incurred by the Company to arrive at a net settlement amount of $46,352.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 4) INTANGIBLE ASSETS (continued):

The weighted-average remaining amortization period of the Company’s patents is approximately 8.5 years.  Future amortization of all Patents is as follows:

For the Years Ending December 31		Harris Patent Portfolio	CompuFill Patent Portfolio	Other Costs	Total Amortization
2013	*	23,529	20,588	4,523	48,640
2014		47,059	41,176	9,045	97,280
2015		47,059	41,176	9,045	97,280
2016		47,059	41,176	9,045	97,280
2017		47,059	41,176	9,045	97,280
Thereafter		164,706	156,130	33,774	354,610
Total		376,471	341,422	74,477	792,370

*   Represents six months remaining for 2013

Amortization of the intangible assets for the six months ended June 30, 2013 was $34,514. There was no amortization prior to January 1, 2013 as the assets were placed into service on January 1, 2013.

(NOTE 5) INVESTMENT IN SPHERIX INCORPORATED:

On June 25, 2013, the Company purchased 100,000 shares of Series E Convertible Preferred Stock of Spherix Incorporated for a per share price of $5.00, or an aggregate of $500,000, pursuant to a subscription agreement in a private placement. On September 10, 2013, the Company was acquired by Spherix Incorporated (See Note 1).

These securities were sold to pursuant to an exemption from registration under Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of the securities laws. Each share of Series E Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of Spherix Incorporated common stock and has a stated value of $0.0001. Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series E Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 4.99%(or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) in the aggregate of the issued and outstanding shares of Spherix Incorporated’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series E Preferred Stock.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 6) STOCKHOLDERS’ EQUITY:

The Company is authorized to issue 76,000 shares of capital stock, consisting of 75,000 shares of common stock, par value $0.0001 per share, and 1,000 shares of preferred stock, par value $0.0001 per share.  Of the 1,000 shares of preferred stock, 500 shares have been designated by the Company as Series A Convertible Preferred Stock and 128 shares have been designated as Series B Convertible Preferred Stock.

In December 2012 the Company issued 500 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”).  In connection with the formation of the Company each share of Series A Preferred Stock is convertible into 100 shares of common stock, provided however, that no holder shall have the right to convert any shares of Series A Preferred Stock to the extent that after giving effect to such conversion, the owner of such shares would have acquired beneficial ownership of 9.99% of the company's outstanding common stock immediately after giving effect to such conversion.  The beneficial ownership limitations and conversion limits are fully set forth in the Certificate of Designation.  The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and ranks prior and superior to all of the common stock with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Series B Preferred Stock are pari passu with the preferences and relative rights of the Series A Preferred Stock.  The rights of the shares of common stock are subject to the preferences and relative rights of the Series B Preferred Stock.  The holders of the Company’s Series A Preferred Stock are not entitled to vote, except as otherwise required by applicable law, and in such case the holder is entitled to the same number of votes per share of common stock that the holder of these Series A Preferred Stock may convert into at the time of the vote.  In the event of a liquidation, dissolution or winding up of the business of the Company, the holder of the Series A Preferred Stock would have pari passu payment and distribution rights over the holders of the Series B Preferred Stock and preferential payment and distribution rights over holders of common stock.  The Series A Preferred Stock has an aggregate liquidation preference of the higher of its “stated value” ($2,000) or distributions to common shareholders at December 31, 2012.

In April and May 2013 the Company issued 128 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) for $2,234,880. Each share of Series B Preferred Stock is convertible into 100 shares of common stock, provided however, that no holder shall have the right to convert any shares of Series B Preferred Stock to the extent that after giving effect to such conversion, the owner of such shares would have acquired beneficial ownership of 9.99% of the company's outstanding common stock immediately after giving effect to such conversion.  The beneficial ownership limitations and conversion limits are fully set forth in the Certificate of Designation. The Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and ranks prior and superior to all of the common stock with respect to preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Series B Preferred Stock are pari passu with the preferences and relative rights of the Series A Preferred Stock.  The rights of the shares of common stock are subject to the preferences and relative rights of the Series B Preferred Stock.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 6) STOCKHOLDERS’ EQUITY (continued):

The holders of the Company’s Series B Preferred Stock are not entitled to vote, except as otherwise required by applicable law, and in such case the holder is entitled to the same number of votes per share of common stock that the holder of these Series B Preferred Stock may convert into at the time of the vote. In the event of a liquidation, dissolution or winding up of the business of the Company, the holder of the Series B Preferred Stock would have pari passu payment and distribution rights over holders the Series A Preferred Stock and preferential payment and distribution rights over holders of common stock.  The Series B Preferred Stock has an aggregate liquidation preference of the higher of its “stated value” ($2,000) or distributions to common shareholders.

(NOTE 7)  INCOME TAXES:

Through December 31, 2012, the Company generated U.S. federal and state net operating loss carryovers for tax purposes of approximately $5,600.  The net operating loss carryover may be used to reduce taxable income through the year 2032. Section 382 of the Internal Revenue Code imposes certain limitations on the utilization of net operating loss carryovers and other tax attributes after a change in control. If the Company has a change in ownership, such change could significantly limit the possible utilization of such carryovers.

The income tax provision (benefit) consists of the following:

Current	December 31, 2012
Federal	$–
State	–
–
Deferred
Federal	(12,224)
State	(1,798)
(14,022)
Change in valuation allowance	14,022
Total income tax provision	$–

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 7) INCOME TAXES (continued):

A reconciliation of the effective income tax rate and the statutory federal income tax rate for all periods is as follows:

U.S. federal statutory rate	(34)%
State income tax rate, net of federal benefit	(5)
Less: valuation allowance	39
Provision for income taxes	– %

The Company assesses the likelihood that deferred tax assets will be realized. To the extent that realization is not likely, a valuation allowance is established.

Based upon the Company’s history of losses since inception, management believes that it is more likely than not that future benefits of deferred tax assets will not be realized and as a result, as of June 30, 2013, a full valuation allowance has been established. The tax effects of temporary differences that give rise to deferred tax assets are presented below:

Deferred tax assets:
Net operating loss carryforward	$2,200
Deferred start-up and organizational expenses	11,822
Valuation allowance	(14,022)
Net deferred tax asset	$–

(NOTE 8) COMMITMENTS AND CONTINGENCIES:

In November 2012, the Company entered into a letter agreement with the Chairman of the Board, President, Secretary and Treasurer (the “employee”).  The employment was “at will” in nature and provided a base salary of $3,000 per month.  The employee resigned from the Company subsequent to December 31, 2012 and on May 3, 2013, the Company entered into a letter agreement with its former director to pay a cash bonus of $17,460 on May 3, 2013.

On March 22, 2013, the Company entered into an employment agreement with Anthony Hayes to be the Company’s Chief Executive Officer.  This agreement provides for a base salary at an annual rate of $150,000 and shall be automatically renewed for successive six-month periods unless the Company or Anthony Hayes provides the other party thirty-days’ notice.  This employment agreement was amended on May 1, 2013, to set the annual rate of base compensation at $1 for the first six months.

On May 1, 2013, the Company entered into a letter agreement with its sole director of the Board of Directors.  This agreement provides for a base salary at a monthly rate of $3,000.  The Director’s employment shall be “at will”. From time to time this director may perform legal services on behalf of the Company for an agreed upon fee.

(NOTE 9) RELATED PARTY TRANSACTIONS:

A shareholder of the Company, through a separate unrelated entity, provides overhead and occupancy for North South at minimal cost.

NORTH SOUTH HOLDINGS INC. AND SUBSIDIARY
(A COMPANY IN THE DEVELOPMENT STAGE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND
INFORMATION FOR THE SIX-MONTH PERIOD ENDED
JUNE 30, 2013 (Unaudited)

(NOTE 10) SUBSEQUENT EVENTS:

(A)  On August 6, 2013, North South purchased a promissory note (the “Note”) in the principal amount of $500,000 from Spherix Incorporation pursuant to the terms of a Note Purchase Agreement.  The Note accrues interest due North South at the rate of 0.25% per annum and is due and payable twenty four months from the date of issuance, subject to acceleration in the event of default and may be prepaid in whole or in part without penalty or premium.

(B)  In August 2013 the Company issued 1,689 shares of common stock for proceeds net of 10% in commissions of $1,801,060 (at a value of $1,185 per share) to strategic investors in the intellectual property monetization space. This cash will be used to continue the monetization of patents currently owned by North South, as well as seek additional opportunities for growth.

(C)  On July 26, 2013, the Company formed Guidance IP LLC, (“Guidance”) and Directional IP LLC. (“Directional”) Delaware limited liability corporations. The Company is the sole member of these limited liability corporations.

(D)  On August 1, 2013, Guidance filed a complaint against T-Mobile USA, Inc. for patent infringement. The complaint was filed in the U.S. District Court for the Middle District of Florida, the residential jurisdiction for the corporate headquarters of Harris Corporation, the original patent owner. The lawsuit claims infringement by T-Mobile of United States Patent No. 5,719,584 entitled “System and Method for Determining the Geolocation of a Transmitter” (“584 Patent”). The technology relates to the geolocation of cell phones on the T-Mobile cell phone network. The 584 Patent was acquired along with over 200 patents by the Company from Harris in December 2012.

(E)  On August 29, 2013, 9.2579 shares of Series A Preferred Stock and 20.9793 shares of Series B Preferred Stock were converted into 3,024 shares of common stock.

(F)Management has evaluated events that have occurred after the balance sheet date but before the date which the consolidated financial statements are issued.

End of Notes to Financial Statements

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of September 30, 2013 combines the historical consolidated balance sheet of Spherix Incorporated (“Spherix”, or the "Company"), giving effect to the acquisition of certain patents by Spherix from Rockstar Consortium US LP ("Rockstar") in December of 2013 as if it had occurred on September 30, 2013.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2012 and for the nine months ended September 30, 2013, are prepared by Spherix and give effect to the following transaction as if they had occurred on January 1, 2012 and January 1, 2013, respectively:

•	the acquisition of North South Holdings, Inc. (“North South”) by Spherix on September 10, 2013

•	the acquisition of certain patents by Spherix from Rockstar in both July and December of 2013

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.  The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.  In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
separate audited consolidated financial statements of Spherix as of and for the year ended December 31, 2012 and the related notes, included in Spherix’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	audited financial statements of North South as of and for the period ended December 31, 2012 and the related notes included herein;

•
separate unaudited consolidated financial statements of Spherix as of and for the nine months ended September 30, 2013, and the related notes, included in Spherix’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013; and

The unaudited pro forma condensed combined financial information has been presented for informational purposes only.  The pro forma information is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated.  In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under accounting principals generally accepted in the United States of America.  The accounting for the acquisition of North South is dependent upon certain valuations that are provisional and are subject to change.  Spherix will finalize these amounts as it obtains the information necessary to complete the measurement process.  Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.  Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material.  Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Spherix’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined Company may achieve as a result of the acquisition of North South, the costs to integrate the operations of Spherix, North South or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2013

	Historical
	Spherix Incorporated	Rockstar Patent Portfolio Acquisition		Pro Forma Consolidated
ASSETS
Current assets
Cash and cash equivalents	$ 2,541,743	$ -		$ 2,541,743
Prepaid expenses and other assets	51,074	-		51,074
Total current assets	2,592,817	-		2,592,817

Patent portfolios, net	4,967,911	59,999,928	(1,2)	64,967,839
Goodwill	1,711,883	-		1,711,883
Deposit	29,505	-		29,505
Total assets	$ 9,302,116	$ 59,999,928		$ 69,302,044

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 486,136	$ -		$ 486,136
Accrued salaries and benefits	48,505	-		48,505
Accrued patent cost	1,000,000	-		1,000,000
Liabilities of segment held for sale	2,551	-		2,551
Total current liabilities	1,537,192	-		1,537,192

Deferred rent	45,008	-		45,008
Warrant liabilities	39,923	-		39,923
Total liabilities	1,622,123	-		1,622,123

Series I redeemable preferred stock, $0.0001 par value; no shares issued and outstanding; liquidation preference of $167 per share	-	19,999,920	(1,2)	19,999,920

Commitments and contingencies

Stockholders' equity
Convertible preferred stock, $0.0001 par value, 5,000,000 shares authorized;
Series A: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-		-
Series B: 1 share issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $1,000 per share	-	-		-
Series C: 1 and no shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-		-
Series D: 1,379,685 and no shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation value of $83.50 per share	138	-		138
Series E: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-		-
Series F: No shares issued and outstanding, at September 30, 2013 and December 31, 2012; liquidation preference $0.0001 per share	-	-		-
Series H: no shares issued and outstanding at September 30, 2013; liquidation preference $83.50 per share	-	46	(1,2)	46
Common stock, $0.0001 par value, 50,000,000 shares authorized; 2,430,305 issued and 2,429,904outstanding at September 30, 2013	244	20	(1,2)	264
Additional paid-in-capital	57,239,275	39,999,942	(1,2)	97,239,217
Treasury stock, at cost, 401 shares at September 30, 2013	(464,786)	-		(464,786)
Accumulated deficit	(49,094,878)	-		(49,094,878)
Total stockholders' equity	7,679,993	40,000,008		47,680,001
Total liabilities and stockholders' equity	$ 9,302,116	$ 59,999,928		$ 69,302,044

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Notes 1 and 2.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2012

	Historical
	Spherix	North South	Pro Forma		Pro Forma
	Incorporated	Holdings, Inc.	Adjustments		Consolidated
Revenue	$19,922	$-	$-		$19,922

Costs of Revenues
Amortization of patents	-	-	129,412	(1,3)	7,658,815
			470,588	(1,3)
			7,058,815	(1,3)
Research and development	727,091	-	-		727,091
Selling, general and administrative	2,764,836	35,953	-		2,800,789
Total operating expenses	3,491,927	35,953	7,658,815		11,186,695
Loss from operations	(3,472,005)	(35,953)	(7,658,815)		(11,166,773)

Other Income from Change in Fair Value of Warrants	1,202,489	-	-		1,202,489
Loss on issuance of warrants	(621,983)	-	-		(621,983)
Interest income	3,466	-	-		3,466
Loss from continuing operations before income taxes	(2,888,033)	(35,953)	(7,658,815)		(10,582,801)
Income tax expense	-	-	-		-

Loss from continuing operations	$(2,888,033)	$(35,953)	$(7,658,815)		$(10,582,801)

Loss from continuing operations per share, basic and diluted	$(10.56)	$(71.91)			$(5.71)

Weighted average number of shares outstanding,
Basic and diluted	273,567	500			1,853,701

Book value per share,
Basic	$1.05	$1,928.09			$29.39
Diluted	$0.62	$19.09			$2.96

Pro forma number of common shares outstanding, book value per share purposes only (5)
Basic	813,713	500	1,579,634		2,393,847
Diluted	1,371,541	50,500	22,312,114		23,734,155

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Notes 1 and 3.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the nine month period ended September 30, 2013

	Historical
	Spherix	North South	Pro Forma		Pro Forma
	Incorporated	Holdings, Inc.	Adjustments		Consolidated
Revenues	$7,811	$94,000	$-		$101,811

Operating costs and expenses
Amortization of patents	133,785	36,116	60,943	(1,4)	5,790,225
			265,270	(1,4)
			5,294,111	(1,4)
Compensation and compensation-related expenses (including stock based compensation)	7,129,025	-	-		7,129,025
Research and development	9,648	13,966	-		23,614
Professional fees	2,867,945	230,187			3,098,132
Rent	132,475	-			132,475
Depreciation	24,009	-			24,009
Legal fees settlement	-	17,440	-		17,440
Patent maintenance fees	-	170,305	-		170,305
Royalty fees - inventor	-	30,208	-		30,208
Other selling, general and administrative	884,858	62,804	-		947,662
Total operating expenses	11,181,745	561,027	5,620,324		17,363,096
Loss from operations	(11,173,934)	(467,027)	(5,620,324)		(17,261,285)

Interest income	739	-	-		739
Fair value adjustments for warrant liabilities	(2,610,465)	-	-		(2,610,465)
Loss from continuing operations before income taxes	(13,783,660)	(467,027)	(5,620,324)		(19,871,011)
Income tax expense	-	-	-		-

Loss from continuing operations	$(13,783,660)	$(467,027)	$(5,620,324)		$(19,871,011)

Loss from continuing operations per share, basic and diluted	$(14.43)	$(934.05)			$(8.29)

Weighted average number of shares outstanding,
Basic and diluted	955,292	500			2,397,096

Book value per share,
Basic	$3.16	$9,004.36			$25.73
Diluted	$0.42	$89.15			$2.66

Pro forma number of common shares outstanding, book value per share purposes only
Basic	2,429,904	500	199,490		2,629,894
Diluted	18,305,231	50,500	7,135,120		25,490,851

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Notes 1 and 4.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 1 – Description of Transactions

On April 2, 2013, the Spherix Incorporated (“Spherix”, or the “Company”) entered into an Agreement and Plan of Merger (the "Merger Agreement") with its wholly owned subsidiary, Nuta Technology Corp., a Virginia corporation (“Nuta”), North South Holdings, Inc., a Delaware corporation ("North South"), the owner or assignee of certain patents, licenses and applications (the “North South Intellectual Property”), and the shareholders of North South (the "North South Shareholders").  This agreement was amended on August 30, 2013.  On September 10, 2013, the transaction contemplated under the Merger Agreement was completed and North South merged with and into Nuta with Nuta as the surviving corporation.

Pursuant to the terms and conditions of the Merger, at the closing of the Merger, all issued and outstanding shares of North South’s capital stock were converted into the right to receive an aggregate of 1,203,153 shares of the Company’s common stock, par value $0.0001 per share and 1,379,685 shares of the Company’s newly designated Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), which is convertible into shares of the Company’s Common Stock on a one-for-ten basis (collectively with the 1,203,153 shares of Common Stock, the “Merger Consideration”).  Each holder of Series D Preferred Stock is entitled to vote on all shareholder matters, equal to the number of shares of Common Stock such shares are convertible into at such time, unless the holder is precluded from affecting the conversion taking into account beneficial ownership limitations and conversion limits as set forth in the Certificate of Designation.  On December 27, 2013, the Company entered into a separate Amendment and Exchange Agreements with certain holders of Series D Preferred Stock.  Under each of these agreements, the Series D holders agreed to return their shares of Series D Preferred Stock to the Company for an equal number of Series D-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series D-1 Preferred Stock” and the transaction, the “Series D Exchange”).  Each share of Series D-1 Preferred Stock is convertible into ten (10) shares of the Company’s common stock and has a stated value of $0.0001.  The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   The Company is prohibited from effecting the conversion of the Series D-1 Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D-1 Preferred Stock.  All shares of Series D Preferred submitted to the Company in exchange for shares of Series D-1 were subsequently cancelled.

On July 24, 2013, the Company purchased a group of patents in the mobile communication sector (the “Purchased Patents”) from Rockstar Consortium US LP, a Delaware limited partnership (“Rockstar”) at a contractual price of $4,000,000.  In consideration for the Purchased Patents, the Company paid an aggregate $3,000,000 to Rockstar, which consisted of a $2,000,000 cash payment and 176,991 shares of common stock accepted by the seller in settlement of the $1,000,000 remaining balance of the Company’s common stock (176,991 shares at $5.65 per share).  The Shares are subject to a lock-up agreement, subject to certain leak-out provisions, which shall expire on the earlier of (i) six months from the issuance of the shares or (ii) the date that the Company’s Common Stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $15 per share for a period of five consecutive days.  On the anniversary of one year and one day after the Company files its first complaint against a defendant with any one or more of the patents acquired in this transaction, the Company shall deliver $1,000,000 to Rockstar.  The initial complaint was filed on August 30, 2013, and at that time the additional $1,000,000 was accrued and included in patent portfolio on the condensed consolidated balance sheet.  Rockstar will also be entitled to receive a percentage of future profits after recovery of patent monetization costs and an initial priority return on investment to the Company.

On December 31, 2013, the Company, through its wholly owned subsidiary, Spherix Portfolio Acquisition II, Inc. (“Acquisition Sub”) entered into its second agreement to acquire another set of patents from Rockstar.  The Company acquired a suite of 101 patents in several technology families, including data, optical and voice technology.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

In connection with the second patent acquisition from Rockstar, the Company issued (i) 199,990 shares of common stock, par value $0.0001 per share, (ii) 459,043 shares of Series H Convertible Preferred Stock, par value $0.0001 per share and (iii) 119,760 shares of Series I Convertible Redeemable Preferred Stock, par value $0.0001 per share.  The aggregate fair value of the securities on the date of the transaction was approximately $60 million.  Additionally, Rockstar is entitled to a participation in future recoveries under the Rockstar Patents after the Company receives 100% return on the value of the issued Securities (i.e., $120 million).

Note 2 – Pro Forma Adjustments in connection with the December 2013 Rockstar Patent Portfolio Purchase

On December 31, 2013, the Company issued (i) 199,990 shares of common stock, (ii) 459,043 shares of Series H Convertible Preferred Stock and (iii) 119,760 shares of Series I Convertible Redeemable Preferred Stock in connection with the acquisition of 101 patents from Rockstar.

Total consideration was valued using the following methodology:

(i)	Common shares were valued using the closing price of $8.35 on December 30, 2013 (the day prior to acquisition).

(ii)
Each share of Series H Preferred Stock is convertible into ten (10) shares of the Company’s common stock.  The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions.  The Company is prohibited from effecting the conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, upon 61 days’ written notice to the Company), in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series H Preferred Stock.  Holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series H Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series H Preferred Stock provides a liquidation preference of $83.50 pershare.

Each share of Series H Preferred Stock is functionally equivalent to its conversion value of 10 common shares and was valued at $83.50 per share (10 X the $8.35 closing price of common stock on December 30, 2013).

(iii)
Each share of Series I Preferred Stock is convertible into twenty (20) shares of the Company’s common stock.  The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, upon 61 days’ written notice to the Company), in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock.  Holders of the Series I Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series I Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series I Preferred stock provides for a liquidation preference of $167 per share.

The Series I Preferred Stock has a mandatory redemption date of December 31, 2015 as to 100% of the Series I Preferred Stock then outstanding and partial mandatory redemptions prior thereto, requiring a minimum of 25% of the total number of shares of Series I Preferred Stock issued to be redeemed (less the amount of any conversions occurring prior thereto) on or prior to each of June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 (each, a “Partial Redemption Date” and each payment, a “Redemption Payment”).  On each Partial Redemption Date, the Company is required to pay Rockstar a Redemption Payment equal to the lesser of (i) such number of shares of Series I Preferred Stock as have a stated value of $5,000,000;

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

or (ii) such number of shares of Series I Preferred Stock as shall, together with all voluntary and mandatory redemptions and conversions to Common Stock occurring prior to the applicable Partial Redemption Date, have a stated value of $5,000,000; or (iii) the remaining shares of Series I Preferred Stock issued and outstanding if such shares have a stated value of less than $5,000,000, in an amount of cash equal to its stated value plus all accrued but unpaid dividends, distributions and interest thereon, unless Rockstar, in its sole discretion, elects to waive such Redemption Payment or convert such shares (or a portion thereof) into Common Stock.  No interest or dividends are payable on the Series I Preferred Stock unless the Company fails to make the first $5,000,000 Partial Redemption Payment due June 30, 2014, then interest shall accrue on the outstanding stated value of all outstanding shares of Series I Preferred Stock at a rate of fifteen (15%) per annum from January 1, 2014.  The Company’s obligations to pay the Redemption Payments and any interest payments in connection therewith are secured pursuant to the terms of a Security Agreement under which the Rockstar Patents serve as collateral security.  No action can be taken under the Security Agreement unless the Company has failed to make a second redemption payment of $5,000,000 due December 31, 2014.  The Security Agreement contains additional usual and customary “Events of Default” (as such term is defined in the Intellectual Property Security Agreement) under which Rockstar can take action, including a sale to a third party or reduction of secured amounts via transfer of the Rockstar Patents to Rockstar.

The Company has accounted for the Series I Preferred Stock in accordance with ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities, which provides that securities that are optionally redeemable by the holder for cash or other assets are classified outside of permanent equity in temporary equity.  The Series I Preferred stock was recorded as redeemable preferred stock.  Due to the mandatory redemption of the Series I Preferred Stock, cash payment is effectively at the discretion of the holder, assuming the holder chooses not to convert.  The fair value of the Series I Preferred Stock, therefore, was determined to be the sum of cash payments to be paid by the Company as contractually obligated by the instrument's mandatory redemption requirements.

The fair value of each share of Series I Preferred Stock is equivalent to its redemption value, or $167 per share.

Rockstar - December 31, 2013 Patent Purchase Consideration
Debit Account	Credit Account	Debit Amount	Credit Amount
Patent Portfolios, net		$59,999,928
	Series I Redeemable Preferred Stock		$19,999,920
	Series H Preferred Stock		46
	Common Stock		20
	Additional Paid-in-capital		39,999,942
		$59,999,928	$59,999,928

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 3 – Pro Forma Adjustments in Connection with Patent Amortization for the Year Ended December 31, 2012

To record amortization expense for the year ended December 31, 2012:

Year Ended December 31, 2012
Date Acquired and Description	Amount Recorded	Weighted Average Life	Amorization Expense - Year Ended December 31, 2012
9/10/13 - North South patent portfolio	$1,100,000	8.5 years	129,412
7/24/13 - Rockstar patent portfolio	$4,000,000	8.5 years	470,588
12/31/13 - Rockstar patent portfolio	$59,999,928	8.5 years	7,058,815

Note 4 – Pro Forma Adjustments in Connection with Patent Amortization for the Nine Months Ended September 30, 2013

To record amortization expense for the nine months ended September 30, 2013:

Nine Months Ended September 30, 2013
Date Acquired and Description	Amount Recorded	Weighted Average Life	Amorization Expense - Nine Months Ended September 30, 2013
9/10/13 - North South patent portfolio	$1,100,000	8.5 years	97,059	(1)
7/24/13 - Rockstar patent portfolio	$4,000,000	8.5 years	352,941	(2)
12/31/13 - Rockstar patent portfolio	$59,999,928	8.5 years	5,294,111
Notes:
(1) Amount includes $36,116 of North South amortization expense incurred in 2013.
(2) Amount includes $87,671 of Rockstar amortization expense incurred from July 24, 2013 through September 30, 2013.

SPHERIX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (continued)

Note 5 - Pro Forma Adjustments - Spherix: Book value per share purposes only

	Historical	Historical	Pro Forma		Pro Forma
Spherix	December 31, 2012	September 30, 2013	December 31, 2012		September 30, 2013
Common Shares Outstanding	813,713	2,429,904	2,393,847	(1)	2,629,894	(4)
Common Stock Equivalents:
Convertible Preferred Stk. – Series B	1	1	1		1
Convertible Preferred Stk. – Series C	-	1	-		1
Convertible Preferred Stk. – Series D	-	13,796,850	13,796,850	(2)	13,796,850
Convertible Preferred Stk. – Series H	-	-	4,590,430	(3)	4,590,430	(3)
Convertible Preferred Stk. – Series I	-	-	2,395,200	(3)	2,395,200	(3)
Warrants	550,664	66,062	550,664		66,062
Restricted Stock Awards	-	250	-		250
Options	7,163	2,012,163	7,163		2,012,163
Common Stock Oustanding - Fully Diluted	1,371,541	18,305,231	23,734,155		25,490,851

Notes:
(1)
Represents the number of Spherix common shares outstanding on December 31, 2012 plus the number of of common shares issued in connection with the acquisition of North South and the two acquisitions of patent portfolios from Rockstar as if they had occurred on January 1, 2012.

(2) Represents the number of Spherix series D converible preferred shares issued in connection acquisition of North South as if the transaction had occurred on January 1, 2012.
(3)
Represents the number of Spherix series H and I converible preferred shares issued to Rockstar as if the acquisition of the patent portfolio occurred on January 1, 2012 and January 1, 2013, respectively.

(4)
Represents the number of Spherix common shares outstanding on September 30, 2013 plus the number of of common shares issued in connection with the acquisition of patent portfolios from Rockstar as if it had occurred on January 1, 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Spherix, Inc.  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$2,559.45
Transfer agent’s fees and expenses	$2,000	*
Legal fees and expenses	$15,000	*
Printing fees and expenses	$2,500	*
Accounting fees and expenses	$100,000	*
Miscellaneous fees and expenses	$1,000	*

Total	$123,059.45	*
 * Estimated

Item 14.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 15.   Recent Sales of Unregistered Securities.

Fiscal Year Ending December 31, 2013

On December 31, 2013, we issued (i) 199,990 shares of common stock, (ii) 459,043 shares of Series H Preferred Stock, each of which is convertible into ten shares of common stock and (iii) 119,760 shares of Series I Preferred Stock, each of which is convertible into twenty shares of common stock to Rockstar in consideration for the purchase of approximately 101 patents and patent applications and related rights.

The securities referenced above were sold and issued to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.

In December 2013, we entered into separate Amendment and Exchange Agreements with the holders of our outstanding shares of Series D Preferred Stock pursuant to which such holders agreed to return their shares of Series D Preferred Stock to us for cancellation in consideration for which we issued such holder an equal number of shares of Series D-1 Preferred Stock.  Each share of Series D-1 Preferred Stock is entitled to one vote per share (subject to beneficial ownership limitations described below) and shall vote together with holders of our common stock. Each share of Series D-1 Preferred Stock is convertible into one share of our common stock and has a stated value of $0.0001.  The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   We are prohibited from effecting the conversion of the Series D-1 Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D-1 Preferred Stock.

The securities referenced above were sold and issued to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.

On November 26, 2013, we entered into separate Amendment and Exchange Agreements with the holders of our outstanding shares of Series F Preferred Stock pursuant to which such holders agreed to return their shares of Series F Preferred Stock to us for cancellation in consideration for which we issued such holder an equal number of shares of Series F-1 Preferred Stock.  Each share of Series F-1 Preferred Stock is entitled to 91% of one vote per share (subject to beneficial ownership limitations described below) and shall vote together with holders of our common stock. Each share of Series F-1 Preferred Stock is convertible into one share of our common stock and has a stated value of $0.0001.  The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   We are prohibited from effecting the conversion of the Series F-1 Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 9.99%, in the aggregate, of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F-1 Preferred Stock.

The securities referenced above were sold and issued to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.

On November 6, 2013, we sold an aggregate of 304,250 shares of Series F Preferred Stock and 48,438 shares of common stock to five accredited investors for gross proceeds of $2,235,000.  The purchase price per share of common stock was $6.40 for $1,310,000 of such investment and $6.25 for $925,000 of such investment.   No broker was utilized in connection with the sale. Each share of Series F Preferred Stock is entitled to one vote per share (subject to beneficial ownership limitation) and shall vote together with holders of our common stock.  We are prohibited from effecting the conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series F Preferred Stock.

The securities referenced above were sold and issued to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.

      On July 24, 2013, we closed on the acquisition of a group of patents in the mobile communication sector from Rockstar.  In consideration for the patents, we paid certain consideration to Rockstar, including 176,991 shares of the Company’s common stock.  The Shares are subject to a lock-up agreement, subject to certain leak-out provisions, which shall expire on the earlier of (i) six months from the issuance of the shares and (ii) the date that our common stock achieves a trading volume of at least 50,000 shares per day and a closing price of at least $13 per share for a period of five consecutive days.

The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

On June 25, 2013, we sold an aggregate of 100,000 shares of Series E Convertible Preferred Stock to an accredited investor for a per share price of $5.00 with gross proceeds to the Company of $500,000.      Each share of Series E Convertible Preferred Stock is convertible, at the option of the holder at any time, into one (1) share of our common stock and has a stated value of $0.0001.  Such conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.   We are prohibited from effecting the conversion of the Series E Convertible Preferred Stock to the extent that, as a result of such conversion, the holder will beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series E Preferred Stock.

The securities referenced above were sold and issued to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.

On March 6, 2013, we entered into separate Warrant Exchange Agreements with certain investors that participated in the November 2012 private placement transaction pursuant to which such investors exchanged common stock purchase warrants acquired in the private placement transaction for shares of our Series C Convertible Preferred Stock.  Each share of Series C Convertible Preferred Stock is convertible into one share of common stock at the option of the holder.  Each share of Series C Preferred Stock has a stated value of $0.0001 per share and upon the liquidation, dissolution or winding up of the business of the Company, each holder of Series C Preferred Stock shall be entitled to receive, for each share held, a preferential amount in cash equal to the Stated Value.  The holder of Series C Preferred Stock may not convert such shares to the extent such conversion would cause the holder to hold in excess of 4.99% of our issued and outstanding common stock, subject to an increase in such limitation to 9.99% upon the written notice by the holder to the Company.

Warrants were issued in November 2012 for an aggregate of 483,657 shares of common stock.  The Warrants were exercisable through November 7, 2017 at an exercise price of $6.53 per share.

Pursuant to the Warrant Exchange Agreements, the investors received in exchange for their warrants an aggregate of 229,337 shares of the Series C Convertible Preferred Stock, convertible into one (1) share of common stock.  This is the same number of shares of common stock that would have been  issued upon a “cashless exercise” of the exchanged warrants, as permitted by the terms of the warrants, based on the one-day volume weighted average price of the Company’s common stock on February 28, 2013 of $12.6439 as reported by Bloomberg.

The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Fiscal Year Ended December 31, 2012

On November 7, 2012, we sold an aggregate of 483,657 shares of common stock at a price of $5.324 per share along with warrants to purchase an additional 483,657 shares of common stock at an exercise price of $6.53 per share.  Subject to certain ownership limitations, the warrants are exercisable for a period of five years.

The securities referenced above were sold and issued to “accredited investors,” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws.

On February 2, 2012, we sold an aggregate of 53,240 shares of its common stock and warrants to purchase up to an additional 10,648 shares of its common stock to certain accredited investors for gross proceeds of approximately $1.15 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.2 of a share of common stock.  The purchase price per unit was $21.60.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $28.00 per share.  The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million.  The common stock issued in the February 2012 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009.

In connection with the closing of our February 2012 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants with a term of two years to purchase up to 1,597 shares of our common stock at an exercise price of $27.00 per share.  The estimated fair value of the warrants at the date of grant was $19,000.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

Fiscal Year Ended December 31, 2011

In October 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 26,628 shares of its common stock and warrants to purchase up to an additional 26,628 shares of its common stock to such investors for gross proceeds of approximately $1.25 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock.  The purchase price per unit was $47.40.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $44.80 per share.  The net proceeds to the Company from the offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $1.1 million.  The common stock issued in the October 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants were registered with the SEC pursuant to a registration statement on Form S-3 (File No. 333-177748), which became effective on November 21, 2011.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of the October 2011 offering, the Company issued to Rodman & Renshaw, LLC warrants with a term of two years to purchase 799 shares of our common stock (at an exercise price of $59.125 per share).  The estimated fair value of the warrants at the date of grant was $25,000.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.

On January 19, 2011, the Company entered into a securities purchase agreement with certain investors to sell an aggregate of 21,345 shares of its common stock and warrants to purchase up to an additional 10,672 shares of its common stock to such investors for gross proceeds of approximately $2.77 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.50 of a share of common stock.  The purchase price per unit was $130.00.  Subject to certain ownership limitations, the warrants are exercisable for a five-year period at an exercise price of $160.00 per share.  The net proceeds to the Company from the registered direct offering, after deducting placement agent fees and the Company’s offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, were approximately $2.6 million.  The common stock issued in the January 2011 offering and the common stock that may be issued pursuant to the exercise of the warrants have been registered pursuant to a Form S-3 registration statement (File No. 333-161531), which became effective on October 1, 2009.  The warrants are classified as a liability and the common stock is classified as permanent equity.

In connection with the closing of our January 2011 offering, the Company issued to Rodman & Renshaw, LLC, as partial consideration for its services as placement agent, warrants with a term of two years to purchase up to 640 shares of our common stock at an exercise price of $162.50 per share.  The estimated fair value of the warrants at the date of grant was $42,000.  These warrants were offered and sold by us in reliance upon exemptions from the registration statement requirements by Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.  These warrants have now expired.

Item 16.  Exhibits and Financial Statement Schedules

 a)  Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation and Bylaws of the Company (incorporated by reference to the Company’s Annual Proxy Statement for meeting held on May 15, 1992, as filed with the SEC)

3.2
Certificates of Amendment of the Company (incorporated by reference to the Company’s Proxy Statement for its May 1996, May 2000, May 2001, November 2011, and August 2012 annual meetings, as well as the Company’s Information Statement filed November 26, 2012 and the Company Current Report on Form 8-K filed December 17, 2012, all as filed with the SEC)

3.3	Certificate of Amendment filed November 28, 2011 (incorporated by reference to Form 8-K filed December 15, 2011)

3.4	Certificate of Amendment filed September 21, 2012 (incorporated by reference to Form 8-K filed September 21, 2012)

3.5	Certificate of Amendment filed December 17, 2012 (incorporated by reference to Form 8-K filed December 17, 2012)

3.6	Amended and Restated Bylaws of Spherix Incorporated (incorporated by reference to Form 8-K filed October 15, 2013)

4.1	Rights Agreement dated as of February 16, 2001, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference to Form 8-K filed March 6, 2001)

4.2
First Amendment to Rights Agreement dated as of December 20, 2010, between Spherix Incorporated and American Stock Transfer and Trust Company (incorporated by reference to Form 8-K filed December 20, 2010)

4.3	Rights Agreement dated as of January 24, 2013, between Spherix Incorporated and Equity Stock Transfer, LLC (incorporated by reference to Form 8-K filed January 30, 2013)

4.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Form 8-K filed October 8, 2010)

4.5	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Form 8-K filed on March 7, 2013)

4.6	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Form 8-K filed on April 4, 2013)

4.7	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (incorporated by reference to Form 8-K filed on June 26, 2013)

4.8	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (incorporated by reference to Form 8-K filed on November 7, 2013)

4.9	Certificate of Designation of Preferences, Rights and Limitations of Series F-1 Convertible Preferred Stock (incorporated by reference to Form 8-K filed on November 26, 2013)

4.10	Certificate of Designation of Preferences, Rights and Limitations of Series D-1 Convertible Preferred Stock (incorporated by reference to Form 8-K filed on November 29, 2013)

4.11	Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock (incorporated by reference to Form 8-K filed on January 2, 2014)

4.12	Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock (incorporated by reference to Form 8-K filed on January 2, 2014)

5.1	Opinion of Baxter, Baker, Sidle, Conn & Jones, P.A.**

10.1	Summary of Annual Compensation of Members of the Board of Directors of Spherix Incorporated (incorporated by reference to Form 8-K filed May 28, 2010)

10.2	Employment Agreement dated as of August 15, 2007, by and between Claire L. Kruger and the Company (incorporated by reference to Form 10-Q dated September 30, 2007)

10.3	Amendment To Employment Agreement dated as of May 25, 2010, by and between Claire L. Kruger and the Company (incorporated by reference to Form 8-K filed May 28, 2010)

10.4	Termination of Employment and General Release Agreement dated as of December 3, 2012, by and between Claire L. Kruger and the Company (incorporated by reference to Form 8-K filed December 17, 2012)

10.5	Benefits Agreement dated as of December 3, 2012, by and between Claire L. Kruger and the Company (incorporated by reference to Form 8-K filed December 17, 2012)

10.6	Employment Agreement dated as of August 16, 2007, by and between Robert A. Lodder and the Company (incorporated by reference to Form 10-Q dated September 30, 2007)

10.7	Amendment To Employment Agreement dated as of May 25, 2010, by and between Robert A. Lodder and the Company (incorporated by reference to Form 8-K filed May 28, 2010)

10.8	Retention Agreement with Robert A. Lodder and the Company (incorporated by reference to Form 8-K filed February 7, 2013)

10.9	Employment Agreement dated as of May 25, 2010, by and between Robert L. Clayton and the Company (incorporated by reference to Form 8-K filed May 28, 2010)

10.10	Retention Agreement dated as of December 12, 2012, by and between Robert L. Clayton and the Company (incorporated by reference to Form 8-K filed December 17, 2012)

10.11	Employment Agreement dated as of May 25, 2010, by and between Katherine M. Brailer and the Company (incorporated by reference to Form 8-K filed May 28, 2010)

10.12
Termination of Employment and General Release Agreement dated as of December 3, 2012, by and between Katherine M. Brailer and the Company (incorporated by reference to the Form 10-K filed on March 20, 2013)

10.13	Benefits Agreement dated as of December 3, 2012, by and between Katherine M. Brailer and the Company (incorporated by reference to the Form 10-K filed on March 20, 2013)

10.14	Letter Agreement dated as of January 13, 2011, by and between Gilbert V. Levin, M. Karen Levin and the Company (incorporated by reference to Form 10-K dated March 30, 2011)

10.15	1997 Stock Option Plan (incorporated by reference from the Company’s Proxy Statements for its May 1998, May 2001, May 2005, November 2011 and August 2012 annual meetings, as filed with the Commission)

10.16	2012 Equity Incentive Plan (incorporated by reference from the Company’s Information Statement on Form DEF 14c filed November 26, 2012)

10.17	Lease Agreement dated October 4, 2007, between Elizabethean Court Associates III Limited Partnership and the Company (incorporated by reference to Form 10-Q dated September 30, 2007)

10.18	Amendment to Office Building Lease, between Elizabethean Court Associates III Limited Partnership and the Company (incorporated by reference to Form 8-K filed March 23, 2012)

10.19
Settlement Agreement dated March 16, 2011, between the Biospherics Incorporated (a wholly-owned subsidiary of the Company) and Inalco S.p.A (incorporated by reference to Form 8-K filed on March 21, 2011)

10.20	Securities Purchase Agreement dated November 16, 2009, between the Company and certain investors (incorporated by reference to Form 8-K filed November 18, 2009)

10.21	Securities Purchase Agreement dated October 7, 2010, between the Company and certain investors (incorporated by reference to Form 8-K filed October 8, 2010)

10.22	Securities Purchase Agreement dated January 19, 2011, between the Company and certain investors (incorporated by reference to Form 8-K filed January 20, 2011)

10.23	Securities Purchase Agreement dated October 25, 2011, between the Company and certain investors (incorporated by reference to Form 8-K filed October 27, 2011)

10.24	Securities Purchase Agreement dated February 2, 2012, between the Company and certain investors (incorporated by reference to Form 8-K filed February 3, 2012)

10.25	Securities Purchase Agreement dated November 7, 2012, between the Company and certain investors (incorporated by reference to Form 8-K filed November 8, 2012)

10.26	License Agreement dated June 22, 2010 between the University of Kentucky Research Foundation and Biospherics Incorporated (incorporated by reference to Form 10-K filed March 29, 2012)

10.27	Stock Purchase Agreement, dated December 3, 2012, between the Company and ChromaDex, Inc. (incorporated by reference to Form 8-K dated December 6, 2012)

10.28	Consulting Agreement dated December 28, 2012, between the Company and Paradox Capital Partners, LLC. (incorporated by reference to the Form 10-K filed on March 20, 2013)

10.29	Warrant Exchange Agreement dated March 1, 2013 between the Company and certain investors (incorporated by reference to Form 8-K filed March 7, 2013)

10.30	Letter of Intent, dated February 15, 2013, between Nuta Technology Corp. and North South Holdings, Inc. (incorporated by reference to Form 8-K filed February 22, 2013)

10.31	Waiver of Registration Rights Required (incorporated by reference to the Form 8-K filed on December 21, 2012)

10.32	Extension Letter dated as of March 29, 2013 between Spherix Incorporated and Robert L. Clayton (incorporated by reference to the Form 8-K filed on April 2, 2013)

10.33	Agreement and Plan of Merger dated April 2, 2013 (incorporated by reference to the Form 8-K filed on April 4, 2013)

10.34	Spherix Incorporated 2013 Equity Incentive Plan (incorporated by reference to the Form 8-K filed on April 4, 2013)

10.35	Form of Subscription Agreement (incorporated by reference to the Form 8-K filed on June 26, 2013)

10.36	Form of Note Purchase Agreement (incorporated by reference to the Form 8-K filed on August 6, 2013)

10.37	Form of Note (incorporated by reference to the Form 8-K filed on August 6, 2013)

10.38	First Amendment to Agreement and Plan of Merger dated August 30, 2013 (incorporated by reference to the Form 8-K filed on September 4, 2013)

10.39	Form of Indemnification Agreement (incorporated by reference to the Form 8-K filed on September 10, 2013)

10.40	Employment Agreement between Spherix Incorporated and Anthony Hayes (incorporated by reference to the Form 8-K filed on September 13, 2013)

10.41	Indemnification Agreement between Spherix Incorporated and Michael Pollack (incorporated by reference to the Form 8-K filed on October 15, 2013)

10.42	Indemnification Agreement between Spherix Incorporated and Alexander Poltorak (incorporated by reference to the Form 8-K filed on October 29, 2013)

10.43	Form of Subscription Agreement (incorporated by reference to the Form 8-K filed on November 7, 2013)

10.44	Form of Registration Rights Agreement (incorporated by reference to the Form 8-K filed on November 7, 2013)

10.45	Form of Lockup Agreement (incorporated by reference to the Form 8-K filed on November 7, 2013)

10.46
Patent Purchase Agreement between Spherix Incorporated and Rockstar Consortium US LP (including Amendment No. 1 thereto) (redacted) (incorporated by reference to the Form 8-K/A filed on November 19, 2013)

10.47	Form of Series F Exchange Agreement (incorporated by reference to the Form 8-K filed on November 26, 2013)

10.48	Form of Series D Exchange Agreement (incorporated by reference to the Form 8-K filed on December 30, 2013)

10.49	Form of Voting and Support Agreement (incorporated by reference to the Form 8-K filed on January 2, 2014)

10.50	Indemnification Agreement between Spherix Incorporated and Richard Cohen dated January 6, 2014 (incorporated by reference to the Form 8-K filed January 9, 2014)

10.51	Patent Purchase Agreement dated December 31, 2013 between Spherix Incorporated and Rockstar Consortium US LP*

23.1	Consent of Grant Thornton LLP*

23.2	Consent of Baxter, Baker, Sidle, Conn & Jones, P.A. (included in Exhibit 5.1) **

23.3	Consent of Marcum LLP*

24.1	Power of Attorney (included on signature page of this Form S-1)*

101.INS	XBRL Instance Document **

101.SCH	XBRL Taxonomy Extension Schema Document **

101.CAL	XBRL Taxonomy Extension Calculation Linkbase **

101.DEF	XBRL Taxonomy Extension Definition Linkbase **

101.LAB	XBRL Taxonomy Extension Labels Linkbase **

101.PRE	XBRL Taxonomy Extension Presentation Linkbase **

* Filed herewith.
** Previously filed.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                (4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

                The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons Corner, State of Virginia, on  January 21, 2014 .

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Anthony Hayes
Director and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Richard Cohen
Richard Cohen Chief Financial Officer ( Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Hayes his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Anthony Hayes	Chief Executive Officer and Director	January 21, 2014
Anthony Hayes	(Principal Executive Officer )

/s/ Richard Cohen	Chief Financial Officer	January 21, 2014
Richard Cohen	(Principal Financial and Accounting Officer)

/s/ *	Director	January 21, 2014
Douglas T. Brown

/s/ *	Director	January 21, 2014
Edward M. Karr

/s/ *	Director	January 21, 2014
Harvey J. Kesner

/s/ *	Chairman of the Board	January 21, 2014
Robert J. Vander Zanden

/s/ *	Director	January 21, 2014
Alexander Poltorak

*Executed on December 9, 2013 by Anthony Hayes as attorney-in-fact under power of attorney granted in the Registration Statement previously filed on December 9, 2013.